Exhibit 4.1

MAXAR TECHNOLOGIES INC.,
as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

Indenture

Dated as of June 14, 2022

7.750% Senior Secured Notes due 2027

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Supplemental Indenture
EXHIBIT C	Restricted Legend
EXHIBIT D	DTC Legend
EXHIBIT E	Regulation S Legend
EXHIBIT F	Regulation S Certificate
EXHIBIT G	Rule 144A Certificate
EXHIBIT H	Institutional Accredited Investor Certificate
EXHIBIT I	OID Legend
EXHIBIT J	Form of Second Lien Intercreditor Agreement

SCHEDULES

SCHEDULE 1 Post-Closing Deliveries

INDENTURE, dated as of June 14, 2022, among Maxar Technologies Inc., a Delaware corporation (the “Company”), as issuer, the Subsidiary Guarantors party hereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).

The provisions of the Trust Indenture Act will not apply to this Indenture.

RECITALS

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of up to $500,000,000 aggregate principal amount of its 7.750% Senior Secured Notes due 2027, and, if and when issued, any Additional Notes as provided herein (the “Notes”). All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes (in the case of the Additional Notes, when duly authorized), when executed by the Company and authenticated and delivered by the Trustee and duly issued by the Company, the valid obligations of the Company as hereinafter provided.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

Article 1
Definitions and Incorporation by Reference

Section 1.01.      Definitions.

“2023 Notes” means the Company’s $1,000,000,000 9.750% Senior Secured Notes due 2023 issued on December 2, 2019.

“2027 Notes” means the Company’s $150,000,000 7.54% Senior Secured Notes due 2027 issued on June 25, 2020.

“2027 Notes Indenture” means the indenture dated as of June 25, 2020 pursuant to which the 2027 Notes were issued, as amended, supplemented or modified from time to time.

“2027 Notes Secured Parties” means the 2027 Notes Trustee and the notes collateral agent under the 2027 Notes Indenture.

“2027 Notes Trustee” means the trustee under the 2027 Notes Indenture.

“Acceptable Commitment” has the meaning assigned to such term in Section 4.10(b).

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or is merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary, or assumed in connection with the acquisition of assets or property from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, amalgamation, consolidation or acquisition, and (b) Indebtedness secured by a Lien encumbering any asset or property acquired by such specified Person. The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or is merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary or such assets or property are acquired, which Indebtedness of such Person will not be deemed to be Indebtedness of the Company or any Restricted Subsidiary.

“act” has the meaning assigned to such term in Section 13.01(b).

“Additional Collateral” has the meaning assigned to such term in the definition of “Excluded Assets”.

“Additional Collateral Release Date” has the meaning assigned to such term in the definition of “Excluded Assets”.

“Additional Notes” means any notes issued under this Indenture (other than the Initial Notes) having the same terms in all respects as the Initial Notes (or in all respects except with respect to interest paid or payable on or prior to the first Interest Payment Date after the issuance of such Additional Notes).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned to such term in Section 4.11(a).

“Agent” means any Registrar, Paying Agent or Authenticating Agent.

“Agent Members” has the meaning assigned to such term in Section 2.09(b)(3).

“Agreed Security Principles” means the below principles, which qualify and limit any guarantee, security and perfection requirements under this Indenture, the Notes, the Security Documents and the Intercreditor Agreements:

(1) the Collateral shall exclude the Excluded Assets; and

(2) neither the Company nor any Subsidiary Guarantor shall be required to take any Excluded Perfection Action.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on June 15, 2024, (each such redemption price set forth in Section 3.01) plus (ii) all required interest payments due on such Note through June 15, 2024 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note, as such amount is calculated by the Company.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale” means, (a) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions that are part of a common plan) of assets or property of the Company or any Restricted Subsidiary or (b) the issuance or sale of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law), in each case by the Company or any of its Restricted Subsidiaries (each referred to for the purposes of this definition as a “disposition”).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	an issuance or other disposition of Capital Stock, property or other assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	the disposition of cash, Cash Equivalents and securities not otherwise contrary to this Indenture;

(3)	a disposition of obsolete, surplus, damaged or worn out property, equipment or other assets, or of property, equipment or other assets that are no longer useful or economically practicable to maintain in the conduct of the business of the Company and its Restricted Subsidiaries;

(4)	a disposition pursuant to a Sale/Leaseback Transaction;

(5)	the disposition of all or substantially all of the assets and properties of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(6)	any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment;

(7)	any disposition of assets or property, or issuance or sale of Capital Stock of any Restricted Subsidiary, in a single transaction or series of related transactions with an aggregate Fair Market Value of less than or equal to $25.0 million per fiscal year;

(8)	the creation or incurrence of a Permitted Lien and dispositions in connection therewith;

(9)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(10)	the issuance and sale by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 4.09;

(11)	the lease, assignment, license, sublicense or sublease of any real or personal property (including, without limitation, of intellectual property or other general intangibles) in the ordinary course of business;

(12)	a disposition of Receivables under and in accordance with an Asset Securitization; provided that the aggregate amount of such Receivables subject to such Asset Securitization shall not at any time exceed $400.0 million and such disposition shall be structured as a “true sale”;

(13)	a surrender or waiver of obligations of trade creditors or customers or contract rights (including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer) or a compromise, settlement, release or surrender of any contract, tort or other claim in the ordinary course of business;

(14)	dispositions arising from any foreclosures, condemnations, eminent domain, seizure, nationalization or any similar actions on assets or property;

(15)	a disposition in the ordinary course of business;

(16)	dispositions of non-strategic assets purchased as part of a Permitted Investment; provided that the Fair Market Value of all such non-strategic assets which are disposed of by the Company or a Subsidiary Guarantor (excluding any non-strategic assets which such Person is required to dispose of by any government or other body with jurisdiction over such Person) does not exceed 25% of the total Fair Market Value of the assets purchased pursuant to such Permitted Investment (measured at the time of such Permitted Investment);

(17)	dispositions of Investments in joint ventures, to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(18)	the unwinding of any Hedging Agreement;

(19)	without limiting the foregoing, the assignment, license, cross-license or sublicense of intellectual property related to any satellite and/or related ground infrastructure and equipment;

(20)	dispositions of any satellite (or any portion thereof or any rights to acquire any satellite) for Fair Market Value: (i) to any Person for whom such satellite was procured that is not an Affiliate of the Company or (ii) where the definitive agreement for such disposition is entered into prior to such satellite entering into commercial service;

(21)	the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction; and

(22)	dispositions consummated pursuant to a Permitted Tax Restructuring.

“Asset Sale Offer” has the meaning assigned to such term in Section 4.10(d).

“Asset Securitization” means an Asset Sale by or on behalf of a Person at the election of such Person involving receivables and/or other assets in the course of an asset securitization transaction and regardless of the form of asset securitization, and for the purposes of this Indenture shall include any disposition of accounts receivable.

“Attributable Debt” means, in respect of any lease entered into by a Person or a Subsidiary thereof as lessee in connection with a sale-lease back transaction, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased property, during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) but excluding for certainty, amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges; provided that if such lease constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Authenticating Agent” refers to a Person engaged to authenticate the Notes in the stead of the Trustee, which Person shall be reasonably acceptable to the Company.

“Authentication Order” has the meaning assigned to such term in Section 2.02(c).

“Authorized Representative” means, at any time, (i) in the case of any Pari Passu Lien Credit Facility Obligations or the Senior Credit Facility, the Bank Collateral Agent, (ii) in the case of the Pari Passu Lien Notes Obligations or the Notes Secured Parties, the Trustee, (iii) in the case of the 2023 Senior Secured Notes Secured Obligations, the 2023 Senior Secured Notes Trustee (each as defined in the First Lien Intercreditor Agreement), (iv) in the case of the 2027 Senior Secured Notes Secured Obligations, the 2027 Senior Secured Notes Trustee (each as defined in the First Lien Intercreditor Agreement), and (v) in the case of any other Series of Pari Passu Lien Debt or Pari Passu Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after December 11, 2019, the trustee, administrative agent or similar representative for the holders of such series named in the applicable joinder agreement to the First Lien Intercreditor Agreement.

“Available Amount” has the meaning assigned to such term in Section 4.07(a)(C).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Administrative Agent” has the meaning assigned to such term in the definition of “Senior Credit Facilities.”

“Bank Collateral Agent” has the meaning assigned to such term in the definition of “Senior Credit Facilities.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means (i) for purposes of the Company and the Subsidiary Guarantors, any bankruptcy, insolvency or other similar statute (including, without limitation, the Bankruptcy Code or any similar federal or state law for the relief of debtors), regulation or provision of any jurisdiction in which the Subsidiary Guarantors are organized or conducting business and (ii) for purposes of the Trustee, any bankruptcy, insolvency or similar statute, regulation or provision of any jurisdiction in which the Trustee is organized.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the place of payment are authorized or required by law to close. If a payment date at a place of payment is not on a Business Day, payment shall be made at that place on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

“Capital Lease” means a lease of (or other agreement conveying the right to use) real and/or personal property, which lease is required to be classified and accounted for as a capital lease on a balance sheet of the lessee under GAAP.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, participations (including rights to receive a share of profits or losses), equity appreciation rights or other equivalents (however designated) of or in equity of such Person, including any Preferred Stock or any limited liability company, membership or partnership interests (whether general or limited), together with any and all warrants, options or other rights to purchase or acquire any of the foregoing, but excluding any debt securities convertible into or exchangeable for any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof (that is, the amount in effect corresponding to the principal of such obligations), determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	any readily-marketable securities or other investment property (i) issued by or directly, unconditionally and fully guaranteed or insured by the Canadian or United States federal governments or (ii) issued by any agency of the Canadian or United States federal governments the obligations of which are fully backed by the full faith and credit of the Canadian or United States federal governments, as the case may be;

(2)	any readily-marketable direct obligations issued by any other agency of the Canadian or United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, or any province or territory of Canada or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s;

(3)	any commercial paper rated at least “A-2” by S&P or “P-2” by Moody’s and issued by any Person organized under the laws of any state of the United States of America or Canada;

(4)	any U.S. dollar or Canadian dollar denominated time deposit, demand deposit, insured certificate of deposit, overnight bank deposit, or bankers’ acceptance issued or accepted by (i) any lender or (ii) any commercial bank that is (A) organized under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province of Canada, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500 million or the equivalent amount in Canadian dollars;

(5)	shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (1), (2), (3) or (4) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500 million or the equivalent amount in Canadian dollars and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in Canada or the United States of America, as the case may be; and

(6)	investments otherwise consistent with the Company’s “Short Term Investment Policy” previously provided to the Trustee as in effect on the Issue Date;

provided, however, that the maturities of all obligations specified in any of clauses (1), (2), (3), (4) and (5) above shall not exceed 12 months.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/ or cash management services, including, without limitation, cash aggregation, mirror or concentrator accounts, zero-balance accounts, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities and merchant services.

“cash transaction” has the meaning assigned to such term in Section 7.03(a).

“Certificated Note” means a certificated Note registered in the name of the Holder substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.01(b), but that does not bear the DTC Legend and does not have the “Schedule of Exchanges of Notes” attached thereto.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means:

(1)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets and properties of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Offer” has the meaning assigned to such term in Section 4.14(b).

“Change of Control Payment” has the meaning assigned to such term in Section 4.14(b)(1).

“Change of Control Payment Date” has the meaning assigned to such term in Section 4.14(b)(2).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the present and future assets and properties of the Company or any Subsidiary Guarantors subject (or to be subject) to Liens created by the Security Documents.

“Common Stock” means with respect to any Person, any and all shares of, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Maxar Technologies Inc. or any successor obligor under this Indenture and the Notes pursuant to Article 5.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of the Consolidated EBITDA of such Person for the most recently ended four consecutive fiscal quarters for which internal financial statements prepared on a consolidated basis are available, calculated on a Pro Forma Basis, to (y) Consolidated Interest Expense paid in cash of such Person for such period, calculated on a Pro Forma Basis.

“Consolidated Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP but specifically excluding (x) any Indebtedness which is not included in clause (a), (b), (c) (solely to the extent drawn and not reimbursed or cash collateralized), (e) or (f) of the definition thereof and any guarantees of the foregoing types of Indebtedness and (y) any Convertible Indebtedness solely to the extent (1) any and all payments of principal due under the definitive documentation for such Convertible Indebtedness are required to be satisfied by the delivery of Equity Interests (other than Disqualified Stock) (whether such Equity Interests are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes) and such amounts are not payable by the issuer thereof in cash and (2) such Convertible Indebtedness and any and all payments thereon are expressly subordinated to the Obligations with respect to the Notes; provided that, for the purpose of calculating Consolidated Debt, Non-Recourse Debt shall be the lesser of (i) the Fair Market Value of all property of the Company or any Subsidiary subject to a Lien securing such Non-Recourse Debt (as demonstrated to the Notes Collateral Agent’s reasonable satisfaction), and (ii) the amount of the obligations comprising such Non-Recourse Debt.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(i)	income tax expense;

(ii)	Consolidated Interest Expense;

(iii)	depreciation, amortization and all other non-cash charges, losses or expenses;

(iv)	[reserved];

(v)	all reserves, provisions or fair value losses established in such period to the extent that such reserves, provisions or fair value losses do not relate to:

(A) a payment made, or which becomes payable, during such period; or

(B) a payment which is payable within 365 days from the end of such period;

(vi)	Restructuring Charges and related charges (which, for the avoidance of doubt, shall include facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs and excess pension charges);

(vii)	any fees and expenses related to the Transactions or fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(viii)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

(ix)	the amount of any loss attributed to non-controlling interests;

(x)	charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any acquisition consummated prior to the Issue Date, or any insurance, in each case, to the extent so reimbursed to the Company or any Restricted Subsidiary; and

(xi)	any fees, expenses or charges attributable to the implementation of any Run Rate Adjustment (as defined below), plus

(2)	pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives and/or actions that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of an Officer of the Company) within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative and/or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such action (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken within the time frame described above) (any of the foregoing, a “Run Rate Adjustment”); plus

(3)	proceeds of business interruption insurance received during such period (to the extent not reflected as revenue or income in such period; plus

(4)	lost income that would have been generated by any failed satellite received during such period in an amount not to exceed the insurance proceeds received from such failed satellite; less

(5)	the following to the extent included in determining Consolidated Net Income (without duplication):

(i)	income tax benefits;

(ii)	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) including non-cash gains as a result of last-in first-out and/or first-in first-out methods of accounting; and

(iii)	the amount of any gains attributed to non-controlling interests;

provided that (i) the aggregate amount of Run Rate Adjustments added back pursuant to clause (2) above shall not exceed 20% of Consolidated EBITDA (determined before giving effect to all such adjustments) for any period of four consecutive fiscal quarters and (ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period (x) currency translation gains and losses related to currency remeasurements of indebtedness (including the net loss or gain (i) resulting from swap contracts for currency exchange risk and (ii) resulting from intercompany indebtedness and other intercompany investments) and (y) all other foreign currency translation gains or losses.

Notwithstanding the foregoing, (a) Consolidated EBITDA for the fiscal quarter (i) ended June 30, 2021 shall be deemed to be $149 million, (ii) ended September 30, 2021 shall be deemed to be $133 million, (iii) ended December 31, 2021 shall be deemed to be $126 million and (iv) ended March 31, 2022 shall be deemed to be $102 million and (b) where applicable, Consolidated EBITDA (including the amounts set forth in the preceding clause (a)) shall be further adjusted on a pro forma basis in accordance with the definition of “Pro Forma Basis” with respect to any transaction(s) other than the Transactions.

“Consolidated Interest Expense” means, without duplication, with respect to any Person and its Restricted Subsidiaries for any period and as determined on a consolidated basis in accordance with GAAP, whether or not capitalized, the sum of:

(a)       interest incurred during such period on Indebtedness;

(b)       the aggregate cost of obtaining short-term and long-term advances of credit, reported as interest expense on the consolidated income statement of such Person and its Restricted Subsidiaries for such period, including accrued and unpaid interest charges, standby fees, and discounts and fees payable in respect of bankers acceptances and letters of credit, but for greater certainty excluding arrangement and underwriting fees;

(c)       payments made or required to be made during such period on account of the interest component (or portion thereof reasonably attributable to interest or other compensation for the extension of credit) of any payment under a Capitalized Lease Obligations;

(d)       interest on uncertain tax positions;

(e)       imputed interest;

(f)       accretion interest on long term obligations;

(g)       forward points on hedging instruments;

(h)       net payments, if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness;

(i)       any discount on the securitization of Receivables, whether or not treated as interest expense under GAAP; and

(j)       any lease, rental or other expense in connection with Attributable Debt;

less:

(k)       any interest on Subordinated Obligations that is paid or satisfied by the issue of Capital Stock of the Company (other than Disqualified Stock) or from the proceeds of further Subordinated Obligations; and

(l)       net payments, if any, received pursuant to interest rate Hedge Agreement with respect to Indebtedness.

Notwithstanding the foregoing, (i) for purposes of calculating the denominator of the Consolidated Coverage Ratio, Consolidated Interest Expense shall be limited to total interest expense on Indebtedness payable in cash (including the interest component under Capitalized Lease Obligations payable in cash), but excluding to the extent included in interest expense, (A) fees and expenses associated with the consummation of the Transactions, (B) annual agency fees paid to the administrative agent under the Senior Credit Facilities, (C) costs associated with obtaining Hedging Agreements and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments, and any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates, (D) fees and expenses associated with any issuance of Equity Interests, Investments or Indebtedness incurrence and (E) any interest component relating to accretion or accrual of discounted liabilities and (ii) where applicable, such calculation shall be on a Pro Forma Basis.

Notwithstanding the foregoing, (a) Consolidated Interest Expense for the fiscal quarter (i) ended June 30, 2021 shall be deemed to be $46 million, (ii) ended September 30, 2021 shall be deemed to be $15 million, (iii) ended December 31, 2021 shall be deemed to be $45 million and (iv) ended March 31, 2022 shall be deemed to be $15 million and (b) where applicable, Consolidated Interest Expense (including the amounts set forth in the preceding clause (a)) shall be further adjusted on a Pro Forma Basis with respect to any transaction(s) other than the Transactions.

“Consolidated Net Debt” means, as of any date of determination, Consolidated Debt less any unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Credit Facility Documents, Liens of the Bank Collateral Agent and Liens that are subordinated to or pari passu with the Liens of the Bank Collateral Agent pursuant to an Intercreditor Agreement) in an amount not to exceed $150,000,000 as of such date.

“Consolidated Net Debt Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Net Debt on such date to Consolidated EBITDA for the most recently ended four consecutive fiscal quarters ending on or prior to such date.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP; provided, that the following shall be excluded (without duplication):

(a)	all extraordinary, unusual or non-recurring items;

(b)	the after-tax effect of gains or losses attributable to asset sales made out of the ordinary course of business or gains or loses realized upon the disposal, abandonment or discontinuation of the operations of any of such Person or its Restricted Subsidiaries;

(c)	the cumulative effect of a change in accounting principles;

(d)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a joint venture with outstanding third party indebtedness for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by a responsible officer of the Company) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (e) below;

(e)	solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than any Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Subsidiary Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the documents necessary to implement the financings under the Senior Credit Facilities (such documents, the “Credit Facility Documents”)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (e));

(f)	the after-tax effect of any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(g)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible officer or the board of directors of the Company);

(h)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(i)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(j)	any unrealized gains or losses in respect of any obligations under any Hedge Agreement or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Hedge Agreement;

(k)	any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person or any of its Restricted Subsidiaries denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(l)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(m)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(n)	any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;

(o)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Hedging Agreement or other derivative instruments, and

(p)	any net unrealized gains and losses resulting from Hedging Agreement or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements.

“Convertible Indebtedness” means Indebtedness of Company (which may be Guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of this Indenture that is either (a) convertible or exchangeable into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock).

“Corporate Trust Office” means, with respect to the Trustee and the Notes Collateral Agent, the office of the Trustee and the Notes Collateral Agent at which at any time its corporate trust business relating to this Indenture shall be administered, which such office on the date hereof shall be the address of the Trustee and the Notes Collateral Agent specified in Section 13.02 hereof or such other address as to which the Trustee or the Notes Collateral Agent, as applicable, may give notice to the Holders and the Company, or the principle corporate trust office of any successor trustee or collateral agent (or such address as such successor trustee or collateral agent may designate by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning assigned to such term in Section 8.03.

“Credit Facility Documents” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Debenture” means any mortgage, deed of trust or deed to secure debt or similar document made by the Company or a Subsidiary Guarantor in favor of the Notes Collateral Agent granting a first-priority (subject only to Permitted Liens) mortgage and charge over all real property interests of such entity and, where such entity would otherwise also have granted a GSA, the security interests to be granted in a GSA; provided that, with respect to Collateral located in the United States of America, the Company shall provide in lieu of a demand debenture a mortgage, charge, deed of trust or other similar agreement in such form as shall reasonably be requested by the Notes Collateral Agent.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facilities, or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means the depositary of each Global Note, which will initially be DTC.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Performance References.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration by the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition of or payment or collection on such Designated Noncash Consideration.

“Directing Holder” has the meaning assigned to such term in Section 6.02(d).

“disposition” has the meaning assigned to such term in the definition of “Asset Sale.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), in each case at the option of the holder thereof or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto));

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or a direct or indirect parent of the Company or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or its Subsidiaries or a direct or indirect parent of the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dividing Person” has the meaning assigned to such term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“DTC” means The Depository Trust Company, a New York corporation, and its successors.

“DTC Legend” means the legend set forth in Exhibit D.

“Electronic Record” has the meaning assigned to such term in Section 13.09.

“Electronic Signature” has the meaning assigned to such term in Section 13.09.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equivalent equity or ownership interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest, but excluding from all of the foregoing any debt securities convertible into Equity Interests or cash based on the value of such Equity Interests.

“Equity Offering” means a public offering or private sale for cash by the Company or any direct or indirect parent of the Company of Capital Stock (other than Disqualified Stock), other than (x) public offerings with respect to the Company’s Capital Stock, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of the Company or (z) any offering of the Company’s Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Event of Default” has the meaning assigned to such term in Section 6.01(a).

“Excess Proceeds” has the meaning assigned to such term in Section 4.10(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means:

(i)       motor vehicles in the United States of America, other assets which are subject to certificates of title and commercial tort claims;

(ii)       pledges and security interests with respect to particular assets (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law or prohibited by permitted agreements binding on such assets containing anti-assignment clauses not overridden by the UCC or other applicable law;

(iii)       any fee owned real property with a value of less than $10.0 million;

(iv)       any leasehold interest unless, by virtue of the nature of the leasehold premises and any assets affixed thereto, the failure of the Notes Collateral Agent to enjoy a Lien thereon would reasonably be expected to result in (A) a material impairment of the ability of the Notes Secured Parties or Junior Lien Secured Parties, their respective agent(s) or a receiver to effectively manage any material business of the Company or any Restricted Subsidiary, or (B) a material reduction in the recovery from the Collateral on a realization of the Collateral; provided that the foregoing shall not exclude any leasehold interests that may be perfected by a UCC filing;

(v)       intent to use trademark applications prior to the filing of a statement of use;

(vi)       Equity Interests:

(A)	constituting margin stock to the extent and for so long as such assets do not secure any other Pari Passu Lien Obligations;

(B)	in any Immaterial Subsidiary; provided that the foregoing shall not exclude any Equity Interests in Immaterial Subsidiaries that may be perfected by a UCC filing;

(C)	in any Subsidiary that is not a Wholly Owned Subsidiary if the granting of a security interest in such equity would be prohibited by law or by organizational or governance documents of any Subsidiary or would trigger termination pursuant to any “change of control” or similar provision (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law); or

(D)	at the option of the Company, in any Restricted Subsidiary that is either a CFC or FSHCO (other than, in the aggregate, 65% of the voting Equity Interests and 100% of any non voting Equity Interests in such CFC or FSHCO);

(vii)       any lease, license or other agreement or any property subject to a Purchase Money Obligation, Capitalized Lease Obligations or similar arrangements, in each case, to the extent permitted under the Security Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition;

(viii)       any property and assets the pledge of which would require governmental consent, approval, license or authorization that has not been obtained after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law;

(ix)       those assets as to which the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to holders of the Notes of the security to be afforded thereby as reasonably determined by the Company, to the extent and for so long as such security is not subject to a Lien securing any other Pari Passu Lien Obligations;

(x)       [reserved]; and

(xi)       U.S.-Owned Assets;

provided while any obligations under the 2027 Notes are outstanding, “Excluded Assets” shall not include any asset subject (or required to be subject) to a Lien securing the 2027 Notes (any such assets, to the extent described in clauses (i)-(xi) above and not otherwise required to be pledged by the Company or a Subsidiary Guarantor but for this clause (x), the “Additional Collateral”) and (y) immediately upon the earlier of (i) the repayment in full of the obligations under the 2027 Notes or (ii) the release of the Liens on any such Additional Collateral securing the 2027 Notes (such earlier date, the “Additional Collateral Release Date”), such Additional Collateral shall immediately constitute “Excluded Assets” and shall be released by the Notes Collateral Agent in accordance with Section 11.3(10).

“Excluded Perfection Actions” means (i) any action to perfect any pledge, security interest any mortgage by means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) and jurisdictions, (B) filings in the applicable real estate records with respect to any Material Real Property required to be subject to a Debenture by the terms hereof or any fixtures relating to such Material Real Property, (C) filings with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to intellectual property to the extent expressly required in this Indenture or the Security Documents, (D) Debentures in respect of Material Real Property and (E) delivery to the Notes Collateral Agent to be held in its possession of all Collateral consisting of Equity Interests and instruments, in each case, as expressly required in this Indenture and the Security Documents, (ii) to enter into any control agreement or similar arrangements with respect to cash and Cash Equivalents, other deposit accounts or securities and commodities accounts, (iii) to enter into an assignment agreement, collateral assignment agreement or other similar security agreement (other than the Security Agreement) with respect to the rights of the Company or any Subsidiary Guarantor under or with respect to the definitive documentation for any Permitted Investment, any representation and warranty policy or any business interruption insurance policy (except as otherwise contemplated by the Pari Passu Lien Documents) (provided that the rights and interests of the Company and the Subsidiary Guarantors thereunder, and the security interests of the Notes Collateral Agent therein, shall not constitute Excluded Assets or otherwise be excluded from the Collateral), (iv) to obtain or deliver leasehold real property mortgages, landlord lien waivers, estoppels or collateral access agreements, (v) to take any perfection action (other than the actions listed in clauses (i)(A) and (E) above) with respect to any assets not located in the United States of the Company or any Subsidiary Guarantor (including any intellectual property of the Company or any Subsidiary Guarantor registered or applied for in any jurisdiction outside the United States) or enter into any security document governed by the laws of a jurisdiction other than a jurisdiction within the United States or (vi) take any actions to create or perfect any security interests in any Excluded Assets or to make enforceable any such security interests in such Excluded Assets; provided that, notwithstanding the foregoing, in the event the Company or any Subsidiary Guarantor takes (or is required to take) any action to grant or perfect a Lien to secure obligations under the 2027 Notes in any assets, the Company or such Subsidiary Guarantor shall also take such action to grant or perfect a Lien in favor of the Notes Collateral Agent to secure the Pari Passu Lien Notes Obligations.

“Excluded Subsidiary” shall mean (i) any Unrestricted Subsidiary, (ii) Immaterial Subsidiaries (iii) any Subsidiary prohibited by any applicable contractual requirement permitted under this Indenture or requirements of law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), so long as in each case such contractual restrictions have not been entered into in contemplation of such acquisition or designation (and including any requirement to obtain the consent of any governmental authority or third party pursuant to any such contractual requirement referred to in this clause (iii)), (iv) any Subsidiary that is an “investment company” under the Investment Company Act of 1940, as amended, or would be if it were to provide or maintain a Subsidiary Guarantee, (v) any Foreign Subsidiary, (vi) any U.S. Subsidiary of a Foreign Subsidiary that is a CFC whose guarantee would otherwise reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Company, (vii) any FSHCO, (viii) any not-for-profit Subsidiary or any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary of such Subsidiary), (ix) any joint ventures or any Subsidiary that is not a Wholly Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Subsidiary Guarantor pursuant to the requirements of this Indenture (for so long as such Restricted Subsidiary remains a non-Wholly Owned Subsidiary), (x) any Subsidiary deemed an “Excluded Subsidiary” under the Senior Credit Facilities and (xi) in the event the Senior Credit Facilities are no longer outstanding, any Subsidiary that the Company reasonably determines that the cost (including any tax cost), burden, difficulty or consequence of providing a Subsidiary Guarantee is excessive in relation to the value afforded thereby. Notwithstanding the foregoing, no Restricted Subsidiary shall be an “Excluded Subsidiary” if it guarantees the obligations of the Company under the Senior Credit Facilities.

“Expiration Date” has the meaning assigned to such term in Section 3.04(c)(4).

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Company, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“First Lien Intercreditor Agreement” means the First Lien Pari Passu Intercreditor Agreement, dated as of December 11, 2019, among the trustee and notes collateral agent under the indenture dated as of December 2, 2019 governing the 2023 Notes issued thereunder, the Bank Administrative Agent, the Bank Collateral Agent and each additional representative in respect of a Series of Pari Passu Lien Debt from time to time party thereto and acknowledged and agreed to by the Company and the Subsidiary Guarantors, as supplemented by that certain joinder no. 1, dated as of July 1, 2020, relating to the issuance of the 2027 Notes, and as further supplemented by that certain joinder no. 2, dated as of the Issue Date, relating to the issuance of the Notes (as may be further amended, modified, renewed, restated or replaced, in whole or in part, from time to time).

“First Lien Net Debt Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Net Debt (other than any portion of Consolidated Net Debt that is unsecured or is secured solely by Junior Liens) on such date to Consolidated EBITDA for the most recently ended four consecutive fiscal quarters ending on or prior to such date.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“FSHCO” means a U.S. Subsidiary of the Company that owns no material assets (directly or through one or more disregarded entities) other than Equity Interests (including any Indebtedness that is treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Funded Debt” means, with respect to any specified Person, any Indebtedness of such Person, whether or not contingent, in respect of borrowed money or advances or evidenced by indentures, bonds, notes, debentures, loan agreements or similar instruments.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Notwithstanding any other provision contained herein, (x) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Restricted Subsidiary at “fair value” as defined therein and (b) the effects of Accounting Standards Codification Topic 815, Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and (y) any lease that is treated as an operating lease for purposes of GAAP as of December 31, 2018 shall be treated as an operating lease (and any future lease, if it were in effect on December 31, 2018, that would be treated as an operating lease for purposes of GAAP as of December 31, 2018 shall be treated as an operating lease), in each case for purposes of this Indenture, notwithstanding any change in, or required implementation of, GAAP after the Issue Date.

“Global Note” means a Note in registered global form substantially in the form of Exhibit A hereto, including appropriate legends as set forth in Section 2.01(b).

“Grantor” means each of the Company and any other entity pledging property or assets as Collateral.

“GSA” means a general security agreement (or equivalent under applicable laws) made by the Company or any Subsidiary Guarantor in favor of the Notes Collateral Agent granting to the Notes Collateral Agent a security interest over all of its existing and after-acquired personal property of every nature and kind whatsoever.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing, any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, properties, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedge Agreement” means any agreement governing Hedging Obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency, commodity risks or equity risks either generally or under specific contingencies.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“IAI Global Note” means a Global Note resold to Institutional Accredited Investors bearing the Restricted Legend.

“Immaterial Subsidiary” means any Restricted Subsidiary that (a) did not, as of the last day of the delivery of the most recent financial statements provided to the Trustee, have assets with a value in excess of 2.0% of the Total Assets and generate more than 2.0% of Consolidated EBITDA as of such date, and (b) taken together with all such Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Total Assets and generate more than 5.0% Consolidated EBITDA as of such date.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, Guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien; provided, however, that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, all as calculated in accordance with GAAP, and whether with or without recourse):

(a)	all indebtedness of such Person for borrowed money, including obligations with respect to bankers’ acceptances;

(b)	all indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments;

(c)	all indebtedness of such Person for contingent reimbursement obligations with respect to letters of credit or letters of guarantee which provide credit support for obligations which would otherwise constitute Indebtedness of such Person within the meaning of this definition or for drawn reimbursement obligations with respect to letters of credit, letters of guarantee and surety bonds; provided that Indebtedness shall not include cash-collateralized (but otherwise unsecured) letters of credit, letters of guarantee or surety bonds;

(d)	all indebtedness of such Person for the deferred purchase price of property or services, other than:

(i)       trade indebtedness on commercially reasonable terms accounted for as accounts payable or deferred revenue; and

(ii)       commercially reasonable payment terms intended to reflect the commercial interests of contracting parties as opposed to the granting of credit;

each as incurred in the ordinary course of business, net of prepayments thereof;

(e)	all Purchase Money Obligations (including indebtedness in respect of which the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of the purchased property, in which case the amount attributed to Indebtedness shall be the lesser of such indebtedness and the Fair Market Value of the property to which recourse is limited);

(f)	all Capitalized Lease Obligations and other Attributable Debt;

(g)	the amount for which any Equity Interests in the capital of any such Person that is a corporation or other entity may be redeemed if the holders of such Equity Interests are entitled at such time to require such Person to redeem such Equity Interests, or if such Person is otherwise obligated at such time to redeem such Equity Interests, in each case whether on notice or otherwise (excluding any amounts so attributable to Equity Interests held by the Company or a Subsidiary of the Company);

(h)	the amount of any earn-out obligation which is reflected as a liability on the balance sheet of such Person in accordance with GAAP; and

(i)	the maximum amount which may be outstanding at any time of all Indebtedness of the kinds referred to in clauses (a) through (h) above which is directly or indirectly Guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire (whether or not such Person has assumed or become liable for the payment of such Indebtedness);

if and to the extent any of the preceding items (other than letters of credit, letters of guarantee and surety bonds) would appear as a liability upon a balance sheet (excluding the notes thereto) of the specified Person prepared in accordance with GAAP; provided that any obligation or liability in connection with an Asset Securitization that constitutes an Asset Sale under clause (12) of such definition shall not constitute Indebtedness.

“Indenture” means this indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Initial Lien” has the meaning assigned to such term in Section 4.12(a).

“Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof.

“Initial Purchasers” means the initial purchasers party to a purchase agreement with the Company relating to the sale of the Notes or Additional Notes by the Company.

“Institutional Accredited Investor” means an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

“Institutional Accredited Investor Certificate” means a certificate substantially in the form of Exhibit H hereto.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.

“Interest Payment Date” means each June 15 and December 15 of each year.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. or BBB- (or the equivalent) by S&P Global Ratings or, in each case, the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the Issue Date, or any equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans, Guarantees of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit and loans to customers in the ordinary course of business on commercially reasonable terms in accordance with normal trade practices of such Person (including notes receivables received from customers in the ordinary course of business in connection with the provision of satellite construction and related services).

For purposes of Section 4.07:

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such designation; and

(2)	any assets or property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means June 14, 2022.

“Issuer” means the Company together with all successors thereto.

“Joinder Agreement” means the joinder to the First Lien Intercreditor Agreement substantially in the form of Annex II to the First Lien Intercreditor Agreement.

“Junior Lien” means a Lien granted, or purported to be granted, by a Junior Lien Security Document to the applicable Junior Lien Debt Representative, at any time, upon any property of the Company or any Subsidiary Guarantor to secure Junior Lien Obligations.

“Junior Lien Debt” means any Funded Debt (including borrowings under any Junior Lien Documents) that is secured by a Junior Lien and that was permitted to be Incurred and permitted to be so secured under the applicable Junior Lien Documents; provided, that, (i) on or before such Funded Debt is Incurred by the Company or a Subsidiary Guarantor, such Funded Debt is designated by the Company as “Junior Lien Debt” for the purposes of the Junior Lien Documents in accordance with the Second Lien Intercreditor Agreement, and (ii) if such Funded Debt is the first series of Junior Lien Debt incurred after the Issue Date, the Junior Lien Debt Representative for such Funded Debt shall execute and deliver a Second Lien Intercreditor Agreement in accordance with the terms of this Indenture or, unless such Funded Debt is Incurred under an existing Junior Lien Document for any Series of Junior Lien Debt whose Junior Lien Debt Representative is already party to the Second Lien Intercreditor Agreement, the Junior Lien Debt Representative for such Funded Debt executes and delivers a joinder to the Second Lien Intercreditor Agreement in respect of and in accordance with the Second Lien Intercreditor Agreement. For the avoidance of doubt, Hedging Obligations secured by a Junior Lien do not constitute Junior Lien Debt but may constitute Junior Lien Obligations.

“Junior Lien Debt Representative” means, in the case of any Series of Junior Lien Debt, the duly authorized collateral agent, trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt or is appointed as a representative for such Junior Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, and who has executed the Second Lien Intercreditor Agreement or any joinder thereto, together with its successors and assigns in such capacity.

“Junior Lien Documents” means any indenture, notes, credit agreement or other agreement or instrument pursuant to which any Junior Lien Debt is Incurred and the Junior Lien Security Documents.

“Junior Lien Obligations” means any Junior Lien Debt and all other Obligations in respect of Junior Lien Debt, including any post-petition interest whether or not allowable, and all guarantees of any of the foregoing; provided such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such Indebtedness or their Junior Lien Debt Representative shall become party to the Second Lien Intercreditor Agreement or any joinder thereto.

“Junior Lien Secured Parties” means the holders of Junior Lien Obligations and each Junior Lien Debt Representative.

“Junior Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, consent or direct arrangements, or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the applicable Junior Lien Debt Representative, for the benefit of the holders of Junior Lien Secured Parties, including, without limitation, the Second Lien Intercreditor Agreement, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Legal Defeasance” has the meaning assigned to such term in Section 8.02.

“Lien” means, with respect to any asset or property, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset or property and any filing of or agreement to give any financing statement under the UCC or PPSA (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any acquisition or other Investment permitted under this Indenture by the Company or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (2) any repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice) has been issued.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Material Real Property” means any fee owned real property or leasehold interest owned by the Company or a Subsidiary Guarantor that does not come within the exclusions set forth in the Agreed Security Principles.

“Maxar Space Real Estate” means any new real property (owned or leased), including any fixed and capital assets and/or fixtures relating thereto acquired following the Issue Date (whether through purchase, lease, construction and/or sale leaseback) and utilized in any portion of the business and operations of the Company, its Subsidiaries, and/or any joint venture of the Company or any Subsidiary that is not a subsidiary.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of principal of, premium, if any, and interest on Indebtedness required (other than pursuant to Section 4.10(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset or property disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Subsidiary Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)       as to which neither Company nor any Subsidiary Guarantor (i) provides credit support or financial assistance of any nature whatsoever (including any undertaking, agreement or instrument which would constitute Indebtedness), or (ii) is liable (directly or indirectly, contingently or otherwise); and

(2)       default with respect to which (including any rights which the holders thereof may have to take enforcement action) would not permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Subsidiary Guarantor to declare a default on such other Indebtedness or cause a payment thereof to be accelerated or payable prior to its stated maturity.

“Non-U.S. Person” means a Person that is not a “U.S. person,” as defined in Regulation S.

“Noteholder Direction” has the meaning assigned to such term in Section 6.02(d).

“Notes” has the meaning assigned to such term in the Recitals. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture; provided that if any Additional Notes subsequently issued are not fungible with any Notes previously issued for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP or ISIN number, as applicable. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Collateral Agent” means the party named as such in the first paragraph of this Indenture.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes from time to time.

“Obligations” means any principal, interest (including any interest, fees, and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, and expenses is an allowed claim under applicable state, federal or foreign law), premiums, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, payable by the Company or Subsidiary Guarantors under the documentation governing any Indebtedness.

“Offering Memorandum” has the meaning assigned to such term in Section 9.01(17).

“Offer to Purchase” has the meaning assigned to such term in Section 3.04(a).

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Controller, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person.

“Officer’s Certificate” means a certificate signed by an Officer of the Company or a direct or indirect parent of the Company.

“Offshore Global Note” means a Global Note representing Notes issued and sold pursuant to Regulation S.

“OID Legend” means the legend set forth in Exhibit I.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Indebtedness that ranks pari passu in right of payment to the Notes or, with respect to any Subsidiary Guarantor, such Subsidiary Guarantor’s Subsidiary Guarantee.

“Pari Passu Lien” means a Lien granted, or purported to be granted, pursuant to a Pari Passu Lien Security Document to the applicable Authorized Representative, at any time, upon any property of the Company or any Subsidiary Guarantor to secure any Pari Passu Lien Obligations.

“Pari Passu Lien Credit Facility Obligations” has the meaning assigned to such term in the definition of “Pari Passu Lien Obligations.”

“Pari Passu Lien Debt” means (1) the Notes issued on the Issue Date commencing on the date on which the Notes are secured by Pari Passu Liens and the 2027 Notes, (2) any Additional Notes and any additional notes issued under the 2027 Notes Indenture, (3) the Indebtedness under the Senior Credit Facilities and (4) any other Funded Debt (including borrowings under any other Pari Passu Lien Documents) that is secured by a Pari Passu Lien and that was permitted to be Incurred and permitted to be so secured under the applicable Pari Passu Lien Documents; provided, that, in the case of this clause (4), (a) on or before such Funded Debt is Incurred such Funded Debt is designated by the Company as “Pari Passu Lien Debt” for the purposes of an officer’s certificate executed and delivered in accordance with the First Lien Intercreditor Agreement, and (b) unless such Funded Debt is Incurred under an existing Pari Passu Lien Document for any Series of Pari Passu Lien Debt whose Authorized Representative is already party to the First Lien Intercreditor Agreement, the Authorized Representative for such Funded Debt executes and delivers a joinder to the First Lien Intercreditor Agreement in respect of and in accordance with the First Lien Intercreditor Agreement. For the avoidance of doubt, Hedging Obligations secured by a Pari Passu Lien do not constitute Pari Passu Lien Debt but may constitute Pari Passu Lien Obligations.

“Pari Passu Lien Documents” means this Indenture, the Senior Credit Facilities and any other indenture, notes, credit agreement or other agreement or instrument pursuant to which any Pari Passu Lien Debt is Incurred and the Pari Passu Lien Security Documents.

“Pari Passu Lien Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Subsidiary Guarantees and the Security Documents relating to the Notes.

“Pari Passu Lien Obligations” means, collectively, (1) the Pari Passu Lien Notes Obligations, (2) Secured Obligations (as defined in the Senior Credit Facilities) with respect to the Senior Credit Facilities (the “Pari Passu Lien Credit Facility Obligations”), (3) all Obligations in respect of the 2027 Notes, and (4) and all other Obligations in respect of each Series of Pari Passu Lien Debt, including any post-petition interest whether or not allowable, and all guarantees of any of the foregoing.

“Pari Passu Lien Secured Parties” means (1) the Senior Credit Facility Secured Parties, (2) the Notes Secured Parties, (3) the 2027 Notes Secured Parties and (4) the holders of any other Pari Passu Lien Obligations and each Authorized Representative thereof.

“Pari Passu Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, consent or direct arrangements, or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the respective Authorized Representative, for the benefit of any of the applicable Pari Passu Lien Secured Parties, including, without limitation the First Lien Intercreditor Agreement, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Paying Agent” refers to a Person engaged by the Issuer to perform the obligations of the Trustee in respect of payments to be made or funds to be held hereunder in respect of the Notes.

“Payment Default” has the meaning assigned to such term in Section 6.01(a)(5)(A).

“Performance References” means the Company or any one or more of the Subsidiary Guarantors.

“Permit” has the meaning assigned to such term in clause (30) of the definition of “Permitted Liens.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.10(b).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Debt” has the meaning assigned to such term in Section 4.09(b).

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company or a Restricted Subsidiary;

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if, as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer, conveyance or liquidation;

(3)	cash and Cash Equivalents, and Investments that were Cash Equivalents when made;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms or such other concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	commission, payroll and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Company or any Restricted Subsidiary for business-related travel and entertainment expenses, moving and relocation expenses and similar expenses, in each case in the ordinary course of business;

(7)	loans or advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants and independent contractors of the Company or any Restricted Subsidiary in an aggregate amount not in excess of $10.0 million at any one time outstanding;

(8)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)	in satisfaction of judgments or received in compromise, settlement or resolution of obligations of trade creditors, customers, dealers or distributors that were incurred in the ordinary course of business or of any litigation, arbitration or other dispute; or

(c)	as a result of a foreclosure or other remedial action by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any Investment in default;

(9)	Investments made as a result of (a) the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10; provided that to the extent that the assets sold in such Asset Sale were part of the Collateral and the assets received as non-cash consideration are required to be pledged as collateral pursuant to the Senior Credit Facilities, such assets will be pledged as Collateral pursuant to the Security Documents reasonably promptly after receipt by the Company or a Restricted Subsidiary thereof; or (b) any other disposition of assets or property not constituting an Asset Sale;

(10)	any Investment (a) in existence on the Issue Date, (b) made pursuant to binding commitments in effect on the Issue Date, or (c) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (b) or (c), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or under Section 4.07;

(11)	(A) Hedging Obligations, Cash Management Services and Guarantees permitted under Section 4.09; and (B) Permitted Bond Hedge Transactions that constitute Investments;

(12)	intercompany current liabilities owed to Unrestricted Subsidiaries or Permitted Joint Ventures Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries;

(13)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(14)	Investments by the Company or any of its Restricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, having an aggregate Fair Market Value (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at the time of such Investment, not to exceed the greater of (x) $265.5 million and (y) 50.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered; provided, that, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(15)	Investments to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(16)	Investments expressly required pursuant to Pari Passu Lien Documents;

(17)	Guarantees permitted by Section 4.09;

(18)	Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of the business of the Company and its Subsidiaries;

(19)	Investments of a Restricted Subsidiary or the Company acquired after the Issue Date or of an entity merged into or consolidated with the Company or a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20)	Investments with respect to transactions entered into in order to consummate a Permitted Tax Restructuring, including Investments in the Company or any Restricted Subsidiary pursuant to any Permitted Tax Restructuring;

(21)	any repurchase of Indebtedness not constituting Subordinated Obligations;

(22)	Investments made with respect to any Permitted Joint Venture (or any Person which upon the making of such Investment becomes a Permitted Joint Venture), when taken together with all other Investments made pursuant to this clause (22) since the Issue Date that are at that time outstanding, having an aggregate Fair Market Value (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at the time of such Investment not to exceed the greater of (x) $265.0 million and (y) 50.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered;

(23)	Investments in Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding the greater of (x) $106.2 million and (y) 20.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered;

(24)	any other Investments, so long as, (i) after giving pro forma effect of such Investments, the Consolidated Net Debt Leverage Ratio for the period preceding the date of such Investments would be no greater than 3.10 to 1.00 and (ii) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(25)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not incurred in contemplation of such redesignation.

“Permitted Joint Venture” means any other Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has made a Permitted Investment or any Investment permitted to be made pursuant to Section 4.07 (or Subsidiary of such Person), which Person is engaged in a Similar Business and in respect of which the Company or any of its Restricted Subsidiaries beneficially owns at least 10.0% of the Capital Stock of such Person.

“Permitted Liens” means, with respect to any Person:

(1)	(a) Liens on Collateral Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (1) or (2) of Section 4.09(a) or clause (1) of Section 4.09(b) and, in each case, obligations secured ratably thereunder; provided that, to the extent such Liens are (x) Pari Passu Lien Obligations, such Lien will be subject to the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement (if any) and (y) Junior Lien Obligations, such Liens will be subject to the Second Lien Intercreditor Agreement; and (b) Liens on Collateral Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (2)(b) of Section 4.09(b) and obligations secured ratably thereunder;

(2)	Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (4) of Section 4.09(b) and obligations secured ratably thereunder; provided that such Liens extend only to the assets, property and/or Equity Interests, the acquisition, design, development, lease, construction, repair, replacement, maintenance, installation, improvement or insurance of which is financed thereby and any replacements, upgrades, additions, accessions and improvements thereto and any income or profits thereof and any contracts, licenses, consents, permits, authorizations, services or insurance policies relating thereto (and including, in each case, the proceeds thereof);

(3)	Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, or Liens to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds, or as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4)	Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, suppliers’, vendors’, materialmen’s, repairmen’s, construction contractors’, mechanics’ or other like Liens, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect as determined in good faith by management of the Company;

(5)	Liens for taxes, assessments or other governmental charges or levies (i) which are not yet due and delinquent, (ii) which are being contested in good faith by proper legal proceedings or (iii) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect as determined in good faith by the Company;

(6)	Liens to secure surety, stay, appeal, bid, indemnification, warranty, release, performance or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances or similar obligations in the ordinary course of business, or Liens with respect to insurance premium financing;

(7)	survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8)	Liens securing Hedging Obligations, Cash Management Services and other bank products so long as any related Indebtedness is permitted to be Incurred under this Indenture;

(9)	leases, licenses, subleases, sublicenses, occupancy agreements or assignments of assets or real or personal property (including, without limitation, real property and intellectual property rights);

(10)	judgment and attachment Liens and Liens arising by reason of a court order or decree and notices of lis pendens and associated rights related to litigation being contested in good faith, in each case not giving rise to an Event of Default;

(11)	Liens (A) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (B) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, or (C) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(12)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, revocation, refund or chargeback or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained with a depositary institution; provided that:

(a)	such deposit or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit or securities account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(13)	Liens arising from UCC or PPSA financing statement (or equivalent) filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(14)	Liens existing on the Issue Date (other than Liens permitted under clauses (1) (which clause (1) includes Liens Incurred to secure Indebtedness under the Senior Credit Facilities and the 2027 Notes) and (18) (which clause (18) includes Liens Incurred to secure Indebtedness in respect of the Notes) of this definition);

(15)	Liens on assets, property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary or is merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary; provided, however, that such Liens were not Incurred in connection with, or in contemplation of, such event; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any other Restricted Subsidiary;

(16)	Liens on assets or property (including Equity Interests) at the time the Company or a Restricted Subsidiary acquires the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens were not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property owned by the Company or any other Restricted Subsidiary;

(17)	Liens securing Indebtedness or other obligations of the Company owing to a Restricted Subsidiary, or of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(18)	Liens securing Obligations in respect of the Notes and the Subsidiary Guarantees or any Refinancing Indebtedness in respect thereof (but excluding any Additional Notes and related guarantees);

(19)	Liens securing Indebtedness Incurred to refinance, refund, replace, defease, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (8), (14), (15), (16), (18) and (19) of this definition or securing Refinancing Indebtedness Incurred pursuant to clause (14) of Section 4.09(b); provided that any such Lien is limited to all or part of the same property or assets (plus any additions, improvements, accessions, replacements, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of assets or property that is the security for a Permitted Lien hereunder;

(20)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; and Liens or rights of distress reserved in or exercisable under leases for payment of rent or other compliance with the terms of such lease;

(21)	Liens in favor of the Company or any Restricted Subsidiary;

(22)	Liens securing Indebtedness or other obligations in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $265.5 million and (y) 50.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered;

(23)	other Liens incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(24)	Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Restricted Subsidiaries from incurring or creating Liens on their assets or property;

(25)	Liens on deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(26)	Liens on satellite assets and other work-in-progress related to a sale contract with a customer securing the obligations of the Company or any Restricted Subsidiary under such sale contract and Liens encumbering property under construction arising from progress or partial payments made by a customer of such Person relating to such property;

(27)	Liens on Receivables (including any deposit account in which any collections from such Receivables are deposited; provided that the only monies deposited to any such deposit account shall be collections from such Receivables); provided that such Receivables are the subject matter of a securitization that is an Asset Sale under clause (12) of the definition thereof;

(28)	applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;

(29)	the right reserved to or vested in any governmental or regulatory authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(30)	the right reserved to or vested in any government or subdivision or agency thereof, by the terms of any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession (a “Permit”) acquired by such Person or by any law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(31)	the encumbrance resulting from the pledge or deposit of cash, letters of credit or securities:

(i)        in connection with any of the Liens referred to in clause (4), (5) or (10) of this definition pending a final determination as to the existence or amount of any obligation referred to therein;

(ii)        in connection with contracts, bids, tenders, leases or expropriation proceedings; or

(iii)       to secure workers compensation, employment insurance or other social security benefits, pension or post-retirement benefits, liabilities to insurance carriers under insurance or self-insurance arrangements, surety or appeal bonds, performance bonds, costs of litigation when required by law and public and statutory obligations;

and any right or refund, set-off or charge-back available to any bank or other financial institution (including under any consolidated banking, mirrored account or similar arrangement);

(32)	security given to a public utility or any other government or subdivision or agency thereof when required by such utility or other government or subdivision or agency thereof in connection with the operations of such Person in the ordinary course of its business and not securing Indebtedness;

(33)	the reservations, limitations, provisos and conditions, if any, expressed in any grants from any public authority, and statutory exceptions to title;

(34)	Liens granted in the ordinary course of business on commercially reasonable terms as part of Permits or arrangements under material contracts to secure the return of assets;

(35)	Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection (or comparable non-U.S. liens), (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or (iii) incurred in connection with a cash management program established in the ordinary course of business on the cash subject to such program;

(36)	undetermined or inchoate Liens incidental to current operations which have not at such time been filed;

(37)	Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Company or its Restricted Subsidiaries in the ordinary course of business;

(38)	Liens on the Capital Stock of Permitted Joint Ventures to secure Indebtedness of such Permitted Joint Ventures or arising under or pursuant to any joint venture agreement, stockholders agreement, partnership agreement, LLC agreement or similar agreement;

(39)	Liens on Collateral Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (19) of the definition of “Permitted Debt”;

(40)	with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by applicable law; and

(41)	Liens on assets of property of Restricted Subsidiaries other than Subsidiary Guarantors, securing Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors otherwise permitted under Section 4.09.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (1) of this definition (giving effect to the Incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (1) of this definition and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Company in good faith) entered into on or after the Issue Date so long as such Permitted Tax Restructuring does not materially impair the Subsidiary Guarantees or the security interests of the Notes Collateral Agent and the Holders and is otherwise not materially adverse to the Holders and after giving effect to such Permitted Tax Restructuring, the Company and its Restricted Subsidiaries otherwise comply with the Subsidiary Guarantee requirements under this Indenture.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Position Representation” has the meaning assigned to such term in Section 6.02(d).

“Post-Closing Transaction Documents” means the documents set forth in Schedule 1.

“PPSA” means, as the context requires in respect of an asset or jurisdiction, the Personal Property Security Act (or equivalent statute) applicable to any security interest granted in such asset or otherwise applicable in such jurisdiction.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Premises” means owned real properties required to be subject to a mortgage lien that form a portion of the Collateral (including all after-acquired real property that is not an Excluded Asset).

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, metric, basket or covenant under this Indenture, including the Consolidated Coverage Ratio, Consolidated Net Debt Leverage Ratio, the Secured Net Debt Leverage Ratio and the First Lien Net Debt Leverage Ratio, and the calculation of Consolidated EBITDA or Total Assets of any Person and its Restricted Subsidiaries as of any period or date, that pro forma effect will be given to any acquisition, merger, amalgamation, consolidation or Investment, any Incurrence, assumption, repayment or redemption of Indebtedness (including Indebtedness Incurred, assumed, repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, metric, basket or covenant is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case that has occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, metric, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 18 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred on the first day of the Reference Period; provided that the aggregate amount added back pursuant to the preceding clause (x) shall not exceed 20% of Consolidated EBITDA for such period (determined prior to giving effect to such all such adjustments), and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1)	if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term of 12 months or longer and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term);

(2)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Company or a direct or indirect parent of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(3)	interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Company may designate; and

(4)	interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facility as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such revolving credit facility on such date).

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act, and adjustments calculated to give effect to any Run Rate Adjustments.

“Purchase Amount” has the meaning assigned to such term in Section 3.04(c)(2).

“Purchase Date” has the meaning assigned to such term in Section 3.04(c)(4).

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of property or assets, whether or not secured, provided that any Lien incurred in respect of such obligation shall not extend to any property or assets other than the property or assets acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.

“Rating Agency” means (1) each of S&P Global Ratings and Moody’s Investors Service, Inc. (including any respective successor to the rating agency businesses thereof) or (2) if any of S&P Global Ratings or Moody’s Investors Service, Inc. ceases to rate the Notes, a nationally recognized statistical rating agency selected by the Company as a replacement agency for S&P Global Ratings or Moody’s Investors Service, Inc., as the case may be.

“Ratio Debt” has the meaning assigned to such term in Section 4.09(a).

“Receivables” means (1) satellite orbital incentive payments payable to the Company or any Restricted Subsidiary under satellite purchase agreements and any other contingent payments related to satellite construction projects or (2) any right to payment (including any accounts receivable) owed to the Company or any Subsidiary of the Company (whether now existing or arising or acquired in the future) created by or arising from the sale of goods, lease of goods or rendition of services, no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise), all collateral securing such right to payment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable (as determined in good faith by the Company) and which, in each case, are sold, conveyed, assigned or otherwise transferred or in which a security interest is granted by the Company or a Subsidiary of the Company to a Person that is not a Subsidiary of the Company.

“Reference Period” has the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, redeem, retire, repay or extend (including pursuant to any defeasance or discharge mechanism) (or successive refundings, refinancings, replacements, exchanges, renewals, repayments or extensions) as a whole, or in part, of any Indebtedness existing on the Issue Date (but excluding any 2023 Notes or 2027 Notes refunded, refinanced, replaced, exchanged, renewed, redeemed, retired, repaid or extended on or prior to the Issue Date) or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary, Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary or Indebtedness of any Subsidiary Guarantor that refinances Indebtedness of the Company or any Subsidiary Guarantor) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	the refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

(2)	the refinancing Indebtedness has an Average Life at the time such refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, defeasance costs or premiums (including tender premiums) required by the instruments governing such existing Indebtedness and fees, underwriting discounts and other costs and expenses incurred in connection therewith);

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms not materially less favorable, when taken as a whole, to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(5)	refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor; and

(6)	to the extent such refinancing Indebtedness is Secured Indebtedness, the Liens securing such refinancing Indebtedness have a Lien priority equal or junior to the Liens securing the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

“Register” has the meaning assigned to such term in Section 2.09(a).

“Registrar” means a Person engaged to maintain the Register.

“Regular Record Date” for the interest payable on any Interest Payment Date means the June 1 or December 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in the preceding clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form of Exhibit F hereto.

“Regulation S Legend” means the legend set forth in Exhibit E.

“Reinstatement Date” has the meaning assigned to such term in Section 4.18(a).

“Related Business Assets” means assets used or useful in a Similar Business or any securities of a Person received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary; provided that any such securities shall not be deemed to be Related Business Assets, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Legend” means the legend set forth in Exhibit C.

“Restricted Payment” has the meaning assigned to such term in Section 4.07.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Restructuring Charges” means all charges, accruals, reserves, costs and expenses caused by or attributable to (a) any restructuring, relocation, reconfiguration, conversion, consolidation, closure, start-up, integration, termination, cost saving initiative, business optimization or transition of any business, facility, function, product, equipment or other asset or property or in respect of any acquisition, disposition or other transaction, (b) any recruiting, signing, retention or completion bonus or severance, relocation, restructuring or curtailment costs in each case for any future, current or former officers, directors, employees, managers, consultants or independent consultants or (c) any modifications to pension and post-retirement benefit plans or arrangements.

“Retained Excess Proceeds” has the meaning assigned to such term in Section 4.10(f).

“Revolving Facility” has the meaning assigned to such term in the definition of “Senior Credit Facilities.”

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Certificate” means (i) a certificate substantially in the form of Exhibit G hereto or (ii) a written certification addressed to the Company and the Trustee to the effect that the Person making such certification (x) is acquiring such Note (or beneficial interest) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a qualified institutional buyer within the meaning of Rule 144A, (y) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (z) acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information.

“Run Rate Adjustment” has the meaning assigned to such term in clause (2) of the definition of “Consolidated EBITDA.”

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the United States Securities and Exchange Commission.

“Second Acceptable Commitment” has the meaning assigned to such term in Section 4.10(b).

“Second Lien Intercreditor Agreement” means a second lien intercreditor agreement substantially in the form of Exhibit J hereto (with such changes to such form as may be reasonably acceptable to the Company, the Bank Collateral Agent, the Trustee and the Notes Collateral Agent), among the Trustee, the Notes Collateral Agent, the Bank Administrative Agent, the Bank Collateral Agent, the applicable Junior Lien Debt Representative and each additional representative in respect of any Junior Lien Debt and/or a Series of Pari Passu Lien Debt from time to time party thereto and acknowledged and agreed to by the Company, as it may be amended, modified, renewed, restated or replaced, in whole or in part, from time to time

“Secured Indebtedness” means any Consolidated Debt of the Company or any of its Restricted Subsidiaries secured by a Lien on property or assets of the Company or any of its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Secured Net Debt Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Net Debt secured by a Lien on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) on such date to Consolidated EBITDA for the most recently ended four consecutive fiscal quarters ending on or prior to such date.

“Secured Ratio Debt” has the meaning assigned to such term in Section 4.09(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement dated as of the date hereof, by and among the Company, the Grantors party thereto, and the Notes Collateral Agent.

“Security Documents” means the Security Agreement and each of the security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, consent or direct arrangements, or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating or perfecting (or purporting to create or perfect) or governing rights of enforcement with respect to, a Lien upon Collateral in favor of the Notes Collateral Agent.

“self-liquidating paper” has the meaning assigned to such term in Section 7.03(b).

“Senior Credit Facilities” means the credit facilities comprised of (a) a revolving facility in the initial aggregate principal amount of $500 million (the “Revolving Facility”) and (b) a term B facility in an aggregate principal amount outstanding as of the Issue Date of $1,500 million (the “Term B Facility”) pursuant to the Second Amended and Restated Credit Agreement, dated as of the Issue Date, by and among the Company, as the borrower, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent (in such capacity, the “Bank Administrative Agent”) and as Collateral Agent (in such capacity, the “Bank Collateral Agent”), as amended through the Issue Date, as the same may be further amended, restated, supplemented, modified, renewed, extended, refunded, restructured; replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.09), and in each case including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Credit Facility Secured Parties” means “Secured Parties” as defined in the Senior Credit Facilities.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Pari Passu Lien Debt” means, each of (i) the Pari Passu Lien Notes Obligations, (ii) the Pari Passu Lien Credit Facility Obligations, (iii) all Obligations in respect of the 2027 Notes and the guarantees and security documents in respect thereof and (iv) all other Obligations in respect of Pari Passu Lien Debt incurred pursuant to any Pari Passu Lien Document, which pursuant to any joinder agreement to the First Lien Intercreditor Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Pari Passu Lien Debt).

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business or other activities that are similar, reasonably related, incidental, complementary or ancillary thereto, or that constitute an extension, development or expansion thereof.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company or the Subsidiary Guarantors (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the general partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by this Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Successor Company” has the meaning assigned to such term in Section 5.01(a)(1).

“Successor Guarantor” has the meaning assigned to such term in Section 5.01(b)(1).

“Suspended Covenants” has the meaning assigned to such term in Section 4.18(a).

“Suspension Date” has the meaning assigned to such term in Section 4.18(a).

“Suspension Period” has the meaning assigned to such term in Section 4.18(a).

“Term B Facility” has the meaning assigned to such term in the definition of “Senior Credit Facilities.”

“Threshold Amount” has the meaning assigned to such term in Section 6.01(a)(5).

“Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent internal consolidated balance sheet of the Company, determined on a Pro Forma Basis.

“Transaction Election” has the meaning assigned to such term in Section 1.02(b).

“Transactions” means the (i) offering and sale of the Notes and the use of proceeds thereof, (ii) consummation of the borrowings under the Senior Credit Facilities on the closing date thereof, and (iii) payment of fees and expenses in connection with all of the foregoing.

“Transaction Test Date” has the meaning assigned to such term in Section 1.02(b).

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 15, 2024; provided, however, that if the period from the redemption date to June 15, 2024 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the first paragraph of this Indenture or any successor trustee under this Indenture pursuant to Article 7.

“UCC” means, as the context requires in respect of an asset or jurisdiction, the Uniform Commercial Code applicable to any security interest granted in such asset or otherwise applicable in such jurisdiction.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or any direct or indirect parent of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

“U.S. Global Note” means a Global Note that bears the Restricted Legend representing Notes issued and sold pursuant to Rule 144A.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of that is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S.-Owned Assets” means assets owned by the United States Department of Defense or any other agency of the United States government, and any assets that are qualified as classified assets by any applicable Laws of the United States of America.

“U.S. Subsidiary” means any Restricted Subsidiary organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Verification Covenant” has the meaning assigned to such term in Section 6.02(d).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) is owned by the Company or one or more Wholly Owned Subsidiaries.

Section 1.02.     Rules of Construction.

(a)                 Unless the context otherwise requires or except as otherwise expressly provided,

(1)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(2)            “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

(3)            “or” is not exclusive;

(4)            “including” is not limiting;

(5)            words in the singular include the plural, and in the plural include the singular;

(6)            all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated;

(7)            references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations); and

(8)            in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions the Company may divide and classify such transaction as it, in its sole discretion, determines.

(b)                 Notwithstanding anything in this Indenture to the contrary, when (i) calculating any applicable ratio in connection with the Incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any representations and warranties and any other condition precedent to any action or transaction, in each case of the preceding clauses (i) through (iii) in connection with a Limited Condition Transaction, the date of determination of such ratio, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, a “Transaction Election”), be deemed to be the date of declaration of such Restricted Payment or the date that the definitive agreement for such Restricted Payment, Investment, acquisition, Asset Sale or Incurrence, repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is entered into, the date a public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or the date of such notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is given to the holders of such Indebtedness, Disqualified Stock or Preferred Stock (any such date, the “Transaction Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof), with such ratios, absence of defaults, satisfaction of conditions precedent and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which internal financial statements for each quarter or fiscal year in such period are available, the Company could have taken such action on the relevant Transaction Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed to have been satisfied as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Company has made a Transaction Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction or otherwise on or following the relevant Transaction Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this paragraph of the Consolidated Coverage Ratio, Consolidated Interest Expense may be calculated using an assumed interest rate for the Indebtedness to be Incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith.

Section 1.03.      Certain Compliance Calculations.

(a)                 Unless otherwise specified herein, the baskets set forth in this Indenture shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets and, for the avoidance of doubt, if any of such baskets are exceeded as a result of fluctuations to Total Assets or Consolidated EBITDA after the last time such baskets were calculated for any purpose, such baskets will not be deemed to have been exceeded as a result of such fluctuations. For purposes of determining whether the incurrence of any Indebtedness or Lien or the making of any Investment, Restricted Payment or prepayment or other satisfaction of any Subordinated Obligation complies with any basket that is based upon the greater of a specified U.S. dollar amount and a percentage of Total Assets or Consolidated EBITDA, Total Assets and/or Consolidated EBITDA shall be calculated on a Pro Forma Basis. U.S. dollars shall be the currency of calculation for all financial ratios. For purposes of determining whether the incurrence of any Indebtedness or Lien complies with a ratio test that is based upon the Consolidated Coverage Ratio, First Lien Net Debt Leverage Ratio or Secured Net Debt Leverage Ratio, the proceeds of the Indebtedness being incurred will be excluded from the calculation of Consolidated Coverage Ratio, First Lien Net Debt Leverage Ratio or Secured Net Debt Leverage Ratio, as applicable.

(b)                 Unless otherwise specified, all calculations hereunder shall be calculated based on the Company and its Restricted Subsidiaries, and neither the Trustee nor the Notes Collateral Agent shall have any liability or responsibility for performing or verifying any calculations hereunder or for any information required in connection with such calculations.

Article 2
The Notes

Section 2.01.      Form, Dating and Denominations; Legends.

(a)                 The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange or usage. The Initial Notes will be initially represented by Global Notes. Each Note will be dated the date of its authentication. The Notes will be issuable in minimum denominations of $2,000 in principal amount and any multiple of $1,000 in excess thereof. The Notes shall be known and designated as “7.750% Senior Secured Notes due 2027” of the Issuer.

(b)

(1)            Except as otherwise provided in paragraph (c), Section 2.10(b)(3), Section 2.10(c) or Section 2.09(b)(4), each Initial Note or Additional Note will bear the Restricted Legend or Regulation S Legend, as the case may be.

(2)            Each Global Note, whether or not an Initial Note or Additional Note, will bear a legend in substantially the form of the DTC Legend.

(3)            Initial Notes and Additional Notes offered and sold in reliance on Regulation S will be issued as provided in Section 2.11(a).

(4)            Initial Notes and Additional Notes offered and sold in reliance on any exception under the Securities Act other than Regulation S and Rule 144A will be issued, and upon the request of the Issuer to the Trustee, Initial Notes offered and sold in reliance on Rule 144A may be issued, in the form of Certificated Notes.

(5)            Initial Notes resold to Institutional Accredited Investors will be in the form of an IAI Global Note.

(6)            Notes issued with original issue discount shall bear a legend in substantially the form of the OID Legend.

(c)                 If the Issuer determines (upon the advice of counsel and such other certifications and evidence as the Issuer may reasonably require) that a Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information and that the Restricted Legend or the Regulation S Legend, as the case may be, is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Issuer may instruct the Trustee to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend or the Regulation S Legend, as the case may be, and the Trustee will comply with such instruction.

(d)                 By its acceptance of any Note bearing the Restricted Legend or the Regulation S Legend, as the case may be (or any beneficial interest in such a Note), each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Note (and any such beneficial interest) set forth in this Indenture and in the Restricted Legend or in the Regulation S Legend, as the case may be, and agrees that it will transfer such Note (and any such beneficial interest) only in accordance with this Indenture and such legend.

Section 2.02.      Execution and Authentication; Additional Notes.

(a)                 An Officer shall execute the Notes for the Issuer by facsimile or manual signature in the name and on behalf of the Issuer. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note will still be valid.

(b)                 A Note will not be valid until the Trustee manually signs the certificate of authentication on the Note. The signature of the Trustee on a Note will be conclusive evidence that the Note has been duly and validly authenticated under this Indenture.

(c)                 At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication. The Trustee will authenticate and deliver:

(1)            Notes for original issue on the Issue Date in the aggregate principal amount of $500,000,000, and

(2)            Additional Notes from time to time for original issue after the Issue Date in aggregate principal amounts specified by the Issuer, subject to the terms of this Indenture,

in each case upon a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”). The Authentication Order shall, in the case of any issuance of Additional Notes, specify the aggregate principal amount of Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes will be in the form of Global Notes or Certificated Notes.

(d)                 In case the Issuer shall be consolidated or merged with or into or wound up into any other Person or shall sell, assign, convey, transfer or otherwise dispose of all or substantially all of the assets and properties of the Issuer and its Restricted Subsidiaries, taken as a whole, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer shall have been merged or wound up into, or the Person which shall have received a sale, assignment, conveyance, transfer or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 5, any of the Notes authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon a written order of the successor Person signed by an Officer of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02(d) in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.03.      Registrar, Paying Agent and Authenticating Agent; Paying Agent to Hold Money in Trust.

(a)                 The Issuer may appoint one or more Registrars and one or more Paying Agents, and the Trustee may appoint an Authenticating Agent, in which case each reference in this Indenture to the Trustee in respect of the obligations of the Trustee to be performed by that Agent will be deemed to be references to the Agent. The Issuer may act as Registrar or (except for purposes of Article 8) Paying Agent. In each case the Issuer and the Trustee will enter into an appropriate agreement with the Agent implementing the provisions of this Indenture relating to the obligations of the Trustee to be performed by the Agent and the related rights. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The appointment of an Authenticating Agent shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.

(b)                 The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes and will promptly notify the Trustee of any Default by the Issuer in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any Payment Default, upon written request to a Paying Agent, require the Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent will have no further liability for the money so paid over to the Trustee.

Section 2.04.     Replacement Notes. If a mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receive evidence to their satisfaction of the loss, destruction or theft of any Note, the Issuer will issue and the Trustee will, upon receipt of an Authentication Order, authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. Every replacement Note is an additional obligation of the Issuer and entitled to the benefits of this Indenture. The Holder must furnish an indemnity or security that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuer to protect the Issuer, the Trustee and any Agent from any loss they may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their fees and expenses in replacing a Note, including any amounts to cover any tax or assessment. In case the mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay the Note instead of issuing a replacement Note. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such replacement Note.

Section 2.05.      Outstanding Notes.

(a)       Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for:

(1)            Notes cancelled by the Trustee or delivered to it for cancellation;

(2)            any Note which has been replaced pursuant to Section 2.04 unless and until the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser; and

(3)            on or after the maturity date or any redemption date or date for purchase of the Notes pursuant to an Offer to Purchase, those Notes payable or to be redeemed or purchased on that date for which the Trustee (or Paying Agent, other than the Issuer or an Affiliate of the Issuer) holds money sufficient to pay Notes payable on that date.

(b)                 A Note does not cease to be outstanding because the Issuer or one of its Affiliates holds the Note, provided that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder (other than in respect of any action pursuant to Section 9.02 that requires the consent of each Holder of an affected Note), Notes owned by the Issuer or any Affiliate of the Issuer will be disregarded and deemed not to be outstanding, (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which the Trustee knows to be so owned will be so disregarded). Notes so owned which have been pledged in good faith shall not be so disregarded and shall be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any Affiliate of the Issuer.

Section 2.06.      Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee will, upon receipt of an Authentication Order, authenticate temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officer executing the temporary Notes, as evidenced by the execution of the temporary Notes. If temporary Notes are issued, the Issuer will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer designated for the purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any temporary Notes the Issuer will execute and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes will be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.07.      Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Issuer has not issued and sold. Any Registrar or the Paying Agent will forward to the Trustee any Notes surrendered to it for transfer, exchange or payment. The Trustee will cancel all Notes surrendered for transfer, exchange, payment, replacement or cancellation and dispose of all canceled Notes in accordance with its normal procedures and upon receipt of a written direction from the Issuer directing it to cancel any such Notes. Upon the written request of the Issuer, the Trustee shall deliver copies of such canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

Section 2.08.      CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and/or “ISIN” numbers, and the Trustee will use CUSIP numbers or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders, the notice to state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or Offer to Purchase. The Issuer will promptly notify the Trustee of any change in the CUSIP or ISIN numbers.

Section 2.09.      Registration, Transfer and Exchange.

(a)                 The Notes will be issued in registered form only, without coupons. The Trustee shall maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes. Upon request from the Issuer, the Registrar shall provide the Issuer with a copy of such Register.

(b)

(1)            The Notes shall initially be issued in the form of one or more Global Notes. Each Global Note will be registered in the name of the Depositary for such Global Note or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.

(2)            Each Global Note will be delivered to the Trustee as custodian for the Depositary. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except (i) as set forth in Section 2.09(b)(4), (ii) if the Issuer in its sole discretion determines that any Global Note (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee, and (iii) transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) if required to do so pursuant to any applicable law or regulation, by written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures of the Depositary and the Registrar and in compliance with this Section and Section 2.10.

(3)            Members of, or participants in, the Depositary (“Agent Members”) will have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Notwithstanding anything to the contrary contained herein, any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee or the Issuer in accordance with applicable procedures of DTC.

(4)            If (x) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by the Issuer within 120 days of the notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a request from Holders of a majority of the aggregate principal amount of outstanding Notes, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes as provided by the Issuer in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depositary, and upon completion of full exchange of the positions in the Global Notes, the Global Note will be canceled. If such Global Note does not bear the Restricted Legend or the Regulation S Legend, as the case may be, then the Certificated Notes issued in exchange therefor will not bear the Restricted Legend or the Regulation S Legend, as the case may be. If such Global Note bears the Restricted Legend or the Regulation S Legend, as the case may be, then the Certificated Notes issued in exchange therefor will bear the Restricted Legend or the Regulation S Legend, as the case may be.

(c)                 Each Certificated Note will be registered in the name of the Holder thereof or its nominee.

(d)                 A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 2.10. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that:

(x)       no such transfer or exchange will be effective until it is registered in such register; and

(y)       neither the Trustee nor the Issuer will be required (i) to issue, register the transfer of or exchange any Note for a period beginning (1) 15 days before the mailing of a notice of redemption of Notes or an Offer to Purchase or (2) 15 days before a selection of Notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase. Prior to the registration of any transfer, the Issuer, the Trustee and their agents may deem and treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), including without limitation the transfer or exchange of such Note, and none of the Issuer, the Trustee or any Agent shall be affected by notice to the contrary.

(e)                 The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the applicable procedures of the Depositary. No written request with respect to any such transfer shall be required to be delivered to the Trustee pursuant to Section 2.09(d) to effect the transfer of a beneficial interest in a Global Note to a Person who takes delivery thereof in the form of a beneficial interest in the same Global Note.

(f)                 From time to time the Issuer will execute and the Trustee will, upon receipt of an Authentication Order, authenticate Global Notes and Certificated Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section 2.09.

(g)                 No service charge will be imposed in connection with any registration of any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(4)(y)).

(h)                 The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i)                 (1)          Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)            Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.

(3)            Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(4)            Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

Section 2.10.      Restrictions on Transfer and Exchange.

(a)                 The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section, Section 2.09 and Section 2.11, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depositary. The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.

(b)                 Subject to paragraph (c) below, the transfer or exchange of any Note (or a beneficial interest therein) of the type set forth in column A below for a Note (or a beneficial interest therein) of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the clause of this Section 2.10(b) set forth opposite in column C below.

A	B	C
U.S. Global Note	U.S. Global Note	(1)
U.S. Global Note	Offshore Global Note	(2)
U.S. Global Note	Certificated Note	(3)
Offshore Global Note	U.S. Global Note	(4)
Offshore Global Note	Offshore Global Note	(1)
Offshore Global Note	Certificated Note	(3)
Certificated Note	U.S. Global Note	(4)
Certificated Note	Offshore Global Note	(2)
Certificated Note	Certificated Note	(3)

(1)            No certification is required.

(2)            The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Regulation S Certificate; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.

(3)            The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate, (y) a duly completed Regulation S Certificate or (z) a duly completed Institutional Accredited Investor Certificate, and/or an Opinion of Counsel and such other certifications and evidence as the Trustee or the Issuer may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required. In the event that (i) the requested transfer or exchange takes place after the Restricted Period and a duly completed Regulation S Certificate is delivered to the Trustee or (ii) a Certificated Note that does not bear the Restricted Legend is surrendered for transfer or exchange, upon transfer or exchange the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.

(4)            The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Rule 144A Certificate.

(c)                 No certification is required in connection with any transfer or exchange of any Note (or a beneficial interest therein) after such Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information; provided that the Issuer has provided the Trustee with an Officer’s Certificate to that effect, and the Issuer may require from any Person requesting a transfer or exchange in reliance upon this clause (c) an opinion of counsel and any other reasonable certifications and evidence in order to support such certificate. Any Certificated Note delivered in reliance upon this Section 2.10(c) will not bear the Restricted Legend.

(d)                 The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Issuer will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.

Section 2.11.      Offshore Global Notes. Each Note originally sold in reliance upon Regulation S will be evidenced by one or more Offshore Global Notes that bear the Regulation S Legend. During the Restricted Period, beneficial interests in the Offshore Global Note may only be transferred to or for the account or benefit of Non-U.S. Persons, unless permitted by applicable law.

Article 3
Redemption; Offer to Purchase

Section 3.01.      Optional Redemption.

(a)                 At any time prior to June 15, 2024, upon not less than ten nor more than 60 days’ prior notice delivered or mailed to each Holder or otherwise given in accordance with the procedures of the Depositary, the Company may redeem all or part of the Notes at a redemption price equal to 100.0% of the aggregate principal amount thereof plus the Applicable Premium calculated as of the date notice of such redemption is delivered, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date).

(b)                 At any time prior to June 15, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings at a redemption price of 107.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date); provided that:

(1)            at least 50% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption unless all such Notes are redeemed concurrently; and

(2)            such redemption occurs within 180 days after the closing of such Equity Offering.

(c)                 [reserved].

(d)                 Except pursuant to clause (a), (b) or (c) of this Section 3.01 or Section 4.14(e), the Notes will not be redeemable at the Company’s option prior to June 15, 2024.

(e)                 On and after June 15, 2024, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than ten nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2024	103.875%
2025	101.938%
2026 and thereafter	100.000%

(f)                 Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of Section 3.03 hereof.

(g)                 If the optional redemption date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such Regular Record Date.

(h)                 Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to the satisfaction of one or more conditions precedent may, at the Company’s discretion, be extended, modified or delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions shall not have been satisfied (or waived by the Company in its discretion) by providing notice to the Holders.

Section 3.02.      Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.03.      Method and Effect of Redemption.

(a)                 If the Company elects to redeem Notes pursuant to Section 3.01 or Section 4.14(e), it shall furnish to the Trustee, at least two Business Days (or such shorter period as the Trustee may agree) before the notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.01 or Section 4.14(e), notification setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

(b)                 Notices of redemption must be delivered or mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, at least ten days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that, notwithstanding Section 3.01 and Section 4.14(e), redemption notices may be delivered or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 12 hereof.

(c)                 The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(1)            the redemption date;

(2)            the redemption price;

(3)            the name and address of the Paying Agent;

(4)            Notes called for redemption must be surrendered to the Paying Agent in order to collect the redemption price;

(5)            on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date;

(6)            if any Note is redeemed in part only, on or after the redemption date, upon surrender of such Note for cancellation, a new Note equal in principal amount to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note; and

(7)            if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(d)                 If fewer than all of the Notes are being redeemed, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed and in such manner as complies with applicable legal requirements and, in the case of Global Notes, the procedures of the Depositary; provided that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes less than the minimum denomination of $2,000. The Trustee will notify the Company promptly of the Notes or portions of Notes selected for redemption, and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.

(e)                 Once notice of redemption is delivered or mailed to the Holders in accordance with Section 3.03(b), Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption, the Company shall redeem such Notes at the redemption price, subject in each case to the satisfaction or waiver of any conditions to such redemption set forth in the notice of redemption in the case of a conditional redemption pursuant to Section 3.01(g). Commencing on the redemption date, Notes redeemed will cease to accrue interest. A notice of redemption, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver or mail a notice of redemption or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Upon surrender of any Note redeemed in part to the Trustee for cancellation, the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to the Holder a new Note equal in principal amount to the unredeemed portion of the surrendered Note; provided that each such new Note shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.04.      Offer to Purchase.

(a)                 An “Offer to Purchase” means an offer by the Company to purchase Notes that is required by Section 4.10 or Section 4.14. The Company will notify the Trustee at least two Business Days (or such shorter period as the Trustee may agree) prior to the commencement of an Offer to Purchase.

(b)                 The Company shall send or cause to be sent notices of an Offer to Purchase by first class mail, postage prepaid, or electronically, at least ten days but not more than 60 days before the purchase date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary. The Offer to Purchase shall be made to all Holders. The notice of an Offer to Purchase, if delivered or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver or mail an Offer to Purchase or any defect in the notice to the Holder of any Note designated for purchase in whole or in part shall not affect the validity of the proceedings for the purchase of any other Note.

(c)                 The notice of an Offer to Purchase for an Asset Sale Offer must include or state the following:

(1)            that an Asset Sale Offer is being made pursuant to this Indenture;

(2)            the aggregate principal amount of the outstanding Notes and, if applicable, Pari Passu Indebtedness offered to be purchased by the Company pursuant to the Asset Sale Offer (the “Purchase Amount”);

(3)            the purchase price;

(4)            an expiration date for the Offer to Purchase (the “Expiration Date”) not less than ten days or more than 60 days after the commencement of the Asset Sale Offer, and a settlement date for purchase (the “Purchase Date”) not more than five Business Days after the Expiration Date;

(5)            a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in minimum amounts of $2,000 and in integral multiples of $1,000 in excess thereof only;

(6)            each Holder electing to tender a Note pursuant to the Asset Sale Offer will be required to surrender such Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent, as applicable, at the address specified in the notice, prior to the time specified in the notice on the Expiration Date in order to be accepted for purchase in the Offer to Purchase (any such Note being duly endorsed or accompanied by a duly executed written instrument of transfer);

(7)            interest on any Note not tendered, or tendered but not accepted for purchase by the Company pursuant to the Offer to Purchase, will continue to accrue;

(8)            on the Purchase Date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the Purchase Date;

(9)            Holders are entitled to withdraw Notes tendered by giving notice, which must be received by the Company, the Depositary or the Paying Agent, as the case may be, not later than the time specified in the notice on the Expiration Date, setting forth the name of the Holder, the principal amount of the tendered Notes and a statement that the Holder is withdrawing its election to have such Notes purchased;

(10)            (i) if Notes and, if applicable, Pari Passu Indebtedness in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered or surrendered by the holders or lenders thereof and not duly withdrawn pursuant to the Offer to Purchase, the Company will purchase all such Notes, and (ii) if Notes and, if applicable, Pari Passu Indebtedness in an aggregate principal amount in excess of the Purchase Amount are duly tendered or surrendered by the holders or lenders thereof and not duly withdrawn pursuant to the Offer to Purchase, that the Trustee shall select the Notes to be purchased in the manner provided in this Indenture and, if applicable, the amount of Notes and Pari Passu Indebtedness accepted for purchase shall be determined on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness accepted for purchase (with such adjustments as may be appropriate so that only Notes in minimum amounts of $2,000 or in integral multiples of $1,000 in excess thereof are purchased);

(11)            if any Note is purchased in part only, on or after the Purchase Date, upon surrender of such Note for cancellation, a new Note or new Notes equal in principal amount to the unpurchased portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note; and

(12)            if any Note contains a CUSIP or ISIN number, no representation is being made as to the correctness of the CUSIP or ISIN number either as printed on the Notes or as contained in the notice of the Offer to Purchase and that the Holder should rely only on the other identification numbers printed on the Notes.

(d)                 If any Note is to be purchased in part only pursuant to an Offer to Purchase, any notice of purchase from any Holder that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(e)                 Prior to the purchase date, the Company shall accept validly tendered Notes for purchase as required by the Offer to Purchase and deliver or cause to be delivered to the Trustee all Notes so accepted together with an Officer’s Certificate specifying which Notes have been accepted for purchase and directing the Trustee to cancel such Notes. On the purchase date, the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the purchase date, subject in each case to the satisfaction or waiver of any conditions to such purchase set forth in the Offer to Purchase in the case of a conditional offer pursuant to Section 4.14(f). Upon surrender of any Note purchased in part to the Trustee for cancellation, the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to the Holder a new Note equal in principal amount to the unpurchased portion of the surrendered Note; provided that each such new Note shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

(f)                 If fewer than all of the Notes are being purchased, selection of the Notes for purchase will be made by the Company in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed and in such manner as complies with applicable legal requirements and, in the case of Global Notes, the procedures of the Depositary; provided that the selection of Notes for purchase shall not result in a Holder with a principal amount of Notes less than the minimum denomination of $2,000. The Company will notify the Trustee promptly of the Notes or portions of Notes selected for purchase, and, in the case of any Note selected for partial purchase, the principal amount thereof to be purchased.

(g)                 The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations, in each case to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue thereof.

Article 4
Covenants

Section 4.01.      Payment of Notes.

(a)                 The Issuer agrees to pay the principal of, premium, if any, on and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b)                 The Issuer agrees to pay interest on overdue principal, and, to the extent lawful, overdue installments of interest at the rate per annum specified in the Notes.

(c)                 Payments in respect of the Notes represented by the Global Notes are to be made by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Issuer will make all payments by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each Holder’s registered address.

Section 4.02.      Maintenance of Office or Agency.

(a)                 The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or the Registrar) where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served; provided that legal service of process on the Issuer may not be served at any such office of the Trustee or an affiliate of the Trustee. The Issuer hereby initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer . The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee.

(b)                 The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any or all of such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03.      Reports and Other Information.

(a)                 Notwithstanding that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall (a) file with the SEC (unless the SEC will not accept such filing), and (b) deliver to the Trustee and, upon written request, the registered Holders of the Notes, without cost to any Holder, from and after the Issue Date:

(1)            within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein in all material respects (or required in such successor or comparable form);

(2)            within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form); and

(3)            all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form).

(b)                 In the event that the Company is not permitted to file such reports with the SEC pursuant to the Exchange Act, the Company shall nevertheless deliver to the Trustee and make available such Exchange Act reports to the Holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment (with a copy to the Trustee). The Company will hold quarterly conference calls (for the avoidance of doubt, the Company’s quarterly earnings call shall satisfy such requirement) for the Holders and securities analysts to discuss such financial information for the previous reporting period no later than ten Business Days after distribution of such financial information.

(c)                 In addition, to the extent not satisfied by the foregoing, the Company shall, for so long as any Notes are outstanding, make available to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(d)                 Delivery of such reports and information to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to review or analyze such reports, information or documents. The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such reports, information or documents, and the Trustee shall have no duty to participate in or monitor any conference calls.

(e)                 The Company will be deemed to have satisfied the information and reporting requirements of this Section 4.03 if the Company (or any direct or indirect parent of the Company) has filed reports or registration statements containing such information with the SEC via the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system) within the time periods specified above and such reports are publicly available.

(f)                 Notwithstanding the foregoing, such reports and other information required to be provided pursuant to this Section 4.03 may be, rather than those of the Company, those of any direct or indirect parent of the Company.

Section 4.04.      Compliance Certificate.

(a)                 The Company shall deliver to the Trustee within 120 days after the end of each fiscal year ending after the Issue Date a certificate from the principal executive, financial or accounting officer of the Company stating that the officer has conducted or supervised a review of the activities of the Company and its Restricted Subsidiaries and their performance under this Indenture under the preceding fiscal year and that, based upon such review, to the best of his or her knowledge, the Company has fulfilled its obligations hereunder or, if there has been a Default of which he or she has knowledge, specifying the Default and its nature and what action the Company is taking or proposes to take with respect thereto.

(b)                 If any Default has occurred and is continuing under this Indenture, the Company shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of a Default, an Officer’s Certificate specifying the Default, and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.      Taxes. The Company shall pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge before the same become delinquent all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or its income or profits or property, other than any such tax, assessment or governmental charge that is being contested in good faith by appropriate legal proceedings or with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect to the Holders of the Notes as determined in good faith by the Company.

Section 4.06.      Stay, Extension and Usury Laws. The Company and each Subsidiary Guarantor covenants, to the extent that it may lawfully do so, that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. The Company and each Subsidiary Guarantor hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.07.      Limitation on Restricted Payments.

(a)                 The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)            declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(x)       dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(y)       dividends or distributions by a Restricted Subsidiary so long as, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2)            purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)            make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(x)       Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any Restricted Subsidiary; or

(y)       the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)            make any Restricted Investment;

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)            no Event of Default shall have occurred and be continuing (or would result therefrom);

(B)            immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Company would be permitted to Incur $1.00 of additional Indebtedness as Ratio Debt; and

(C)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made subsequent to the Issue Date (excluding all Restricted Payments permitted by Section 4.07(b)) would not exceed the sum of (without duplication) (such sum, the “Available Amount”):

(i)                        50.0% of the Company’s Consolidated Net Income (or 100% of any loss if Consolidated Net Income is negative) for the period (taken as one accounting period) commencing on January 1, 2022 to and including the end of the Company’s most recently ended fiscal quarter for which internal financial statements prepared on a consolidated basis are available; plus

(ii)                        100.0% of the aggregate net proceeds, including cash and the Fair Market Value of assets or property other than cash, received by the Company since the Issue Date from the issue or sale of its Capital Stock (other than Disqualified Stock), including Capital Stock issued upon exercise of warrants or options; plus

(iii)                        100.0% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of assets or property received other than cash (other than Disqualified Stock); plus

(iv)                        100.0% of any cash dividends or cash distributions received directly or indirectly by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary or joint venture, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income; plus

(v)                        the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries (other than debt owing to and held by a Subsidiary of the Company) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other assets or property, distributed by the Company upon such conversion or exchange); plus

(vi)                        100.0% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of assets or property (other than cash) received by the Company or any Restricted Subsidiary after the Issue Date from:

(A)       (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries in any Person, (ii) repurchases and redemptions of such Restricted Investments from the Company or a Restricted Subsidiary by any Person (other than the Company or a Restricted Subsidiary), and (iii) prepayments or repayments of loans or advances or other transfers of assets or property (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments);

(B)       the sale, transfer or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or joint venture; or

(C)       any distribution or dividend from an Unrestricted Subsidiary or joint venture; plus

(vii)                        in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (valued in each case as provided in the definition of “Investments”), other than to the extent constituting a Permitted Investment; plus

(viii)                        the greater of (x) $100.0 million and (y) 18.8% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered (calculated on a Pro Forma Basis); plus

(ix)                        the aggregate amount of Retained Excess Proceeds since the Issue Date.

(b)                 Section 4.07(a) shall not prohibit:

(1)            a Restricted Payment made by exchange for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any cash capital contribution to the Company; provided, however, that the amount of net proceeds from such sale of Capital Stock that is utilized for such Restricted Payment will be excluded from clause (C)(ii) of Section 4.07(a);

(2)            any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of, Refinancing Indebtedness;

(3)            any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Company or any direct or indirect parent of the Company made by exchange for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than Disqualified Stock);

(4)            any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Subordinated Obligation, Disqualified Stock or Preferred Stock pursuant to provisions similar to those set forth in Section 4.10 and Section 4.14;

provided that, prior to or simultaneously with such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party, to the extent permitted by this Indenture) has made any Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes and has repurchased, redeemed, defeased or retired all Notes validly tendered and not validly withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(5)            the payment of any dividend or distribution, or the consummation of any redemption, within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if at such date of declaration or notice such dividend, distribution or redemption would have complied with this provision;

(6)            the purchase, redemption or other acquisition, cancellation or retirement for value (or Restricted Payments to the Company or any direct or indirect parent of the Company to finance any such purchase, redemption or other acquisition, cancellation or retirement for value) of Capital Stock (including related stock appreciation rights or similar securities) of the Company or any direct or indirect parent of the Company held, directly or indirectly, by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Company or any Subsidiary of the Company or their assigns, estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (6) Capital Stock held by any entity whose Capital Stock is held by any such future, present or former employee, officer, director, manager, consultant or independent contractor of the Company or any Subsidiary of the Company or their assigns, estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any stock option plan or management equity plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amounts paid under this clause (6) shall not exceed $25.0 million in the aggregate during any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further that such amount in any fiscal year may be increased by an amount not to exceed:

(A)            the cash proceeds received from the Company from the issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company), in each case to any future, present or former employees, officers, directors, managers, consultants or independent directors of the Company, any Subsidiary of the Company or any direct or indirect parent of the Company that occurs on or after the Issue Date; provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition, cancellation or retirement for value or dividend pursuant to this clause (6) will not increase the amount available for Restricted Payments under clause (C)(ii) of Section 4.07(a); plus

(B)            the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries or any direct or indirect parent of the Company (to the extent contributed to the Company) after the Issue Date; plus

(C)            the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Company or its Restricted Subsidiaries or any direct or indirect parent of the Company that are forgone in return for the receipt of Capital Stock; less

(D)            the amount of cash proceeds described in the subclause (A), (B) or (C) of this clause (6) previously used to make Restricted Payments pursuant to this clause (6); provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by subclause (A), (B) or (C) above in any fiscal year;

provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company, in connection with a repurchase of Capital Stock of the Company or any direct or indirect parent of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(7)            the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries Incurred in accordance with Section 4.09;

(8)            the purchase, redemption or other acquisition, cancellation or retirement of Equity Interests of the Company: (a) deemed to occur upon the exercise or exchange of options, warrants, other rights to purchase or acquire Equity Interests of the Company or other securities convertible into or exchangeable for Equity Interests of the Company if such Equity Interests represent a portion of the exercise or exchange price thereof, or (b) made in lieu of or in connection with withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Company or direct or indirect parent of the Company or any Subsidiary of the Company (or their respective Affiliates, estates, heirs or immediate family members) in connection with the exercise or exchange of options, warrants, other rights to purchase or acquire Equity Interests of the Company or other securities convertible into or exchangeable for Equity Interests of the Company or the grant, vesting or delivery of any of the foregoing;

(9)            the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(10)            payments in lieu of the issuance of fractional shares in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of, or the exercise or exchange of options, warrants or other rights to purchase or acquire Equity Interests of the Company or other securities convertible into or exchangeable for, Equity Interests of the Company;

(11)            the purchase, redemption, acquisition, cancellation or other retirement of any Capital Stock of the Company or a Restricted Subsidiary to the extent necessary, in the good faith judgment of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by the Company or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;

(12)            dividends or distributions in connection with the making of ordinary dividend payments in respect of the Company’s Common Stock in an aggregate amount not to exceed $25.0 million in any fiscal year;

(13)            other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the amount of capital repaid or otherwise returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (x) $132.75 million and (y) 25.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered;

(14)            (a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Company’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in the Company’s common stock upon any early termination thereof; and

(15)            any other Restricted Payments, so long as, after giving pro forma effect to such Restricted Payments, the Consolidated Net Debt Leverage Ratio for the most recently ended four consecutive fiscal quarters ending on or prior to the date of such Restricted Payments would be no greater than 2.85 to 1.00, provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (12), (13) and (15) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)                 The amount of any Restricted Payment made in cash shall be its face amount. The amount of any other Restricted Payment shall be the Fair Market Value (determined as of the date such Restricted Payment is made) of the assets, securities or other property proposed to be declared, paid, made, purchased, redeemed, retired, defeased or acquired pursuant to such Restricted Payment.

(d)                 For purposes of this Section 4.07, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investment,” the Company may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(e)                 For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

Section 4.08.      Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                 The Company shall not, and shall not permit any Restricted Subsidiary (other than a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to:

(1)            pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)            make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)            sell, lease or transfer any of its assets or property to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b)                 Section 4.08(a) shall not apply to any encumbrances or restrictions existing under or by reason of:

(1)            contractual encumbrances or restrictions of the Company or any of its Restricted Subsidiaries in effect on the Issue Date, including, without limitation, pursuant to the Senior Credit Facilities, the Security Documents, the First Lien Intercreditor Agreement (and, if entered into, the Second Lien Intercreditor Agreement), related Hedging Obligations and Indebtedness permitted pursuant to clause (3) of Section 4.09(b);

(2)            this Indenture, the Notes and the Subsidiary Guarantees;

(3)            any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, in each case that was in existence at the time of such acquisition (or at the time it merges, amalgamates or consolidates with or into the Company or any Restricted Subsidiary or is assumed in connection with the acquisition of assets or property from such Person) or designation, but, in each case, not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the assets or property of any Person, other than the Person and its Subsidiaries, or the assets or property of the Person and its Subsidiaries, so acquired or designated (including after-acquired assets and property);

(4)            in the case of clause (3) of Section 4.08(a), Permitted Liens that limit the right of the debtor to dispose of assets or property subject to such Liens;

(5)            Purchase Money Obligations, mortgage financings, Capitalized Lease Obligations and similar obligations or agreements permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) with respect to the assets or property purchased, acquired, financed, designed, developed, leased, constructed, repaired, replaced, maintained, installed, improved or insured in connection therewith or thereby (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto);

(6)            encumbrances or restrictions contained in agreements for the sale, transfer or other disposition of assets or property, including without limitation customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale, transfer or other disposition of all or a portion of the Capital Stock, assets or property of such Subsidiary;

(7)            restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business or as required by insurance surety or bonding companies;

(8)            any provisions in joint venture agreements, stockholders agreements, partnership agreements, LLC agreements and other similar agreements, which (x) are customary or entered into in the ordinary course of business or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due (as determined by the Company in good faith);

(9)            any provisions in leases, subleases, licenses, sublicenses, asset sale agreements, sale/leaseback agreements or stock sale agreements and other agreements entered into by the Company or any Restricted Subsidiary that (x) are customary and entered into in the ordinary course of business or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due (as determined by the Company in good faith);

(10)            applicable law or any applicable rule, regulation or order, or any license, permit or other authorization issued by any governmental or regulatory authority;

(11)            encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the assets or property of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary (as determined by the Company in good faith), or (y) materially affect the Company’s ability to make payments of principal or interest payments on the Notes when due (as determined by the Company in good faith);

(12)            contractual encumbrances or restrictions contained in any Debt Facilities or other Indebtedness Incurred by the Company in accordance with Section 4.09 that (x) are not materially more restrictive, when taken as a whole, than those applicable in either this Indenture or the Senior Credit Facilities on the Issue Date (as determined by the Company in good faith), or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due (as determined by the Company in good faith); or

(13)            any encumbrances or restrictions imposed by any amendment, restatement, modification, renewal, increase, supplement, extension, refunding, replacement or refinancing of any of the contracts, agreements or other instruments referred to in the immediately preceding clauses (1) through (12) of this Section 4.08(b); provided, however, that the encumbrances or restrictions contained in such amendment, restatement, modification, renewal, increase, supplement, extension, refunding, replacement or refinancing are, in the good faith judgment of the Company, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions prior to such amendment, restatement, modification, renewal, increase, supplement, extension, refunding, replacement or refinancing.

Section 4.09.      Limitation on Indebtedness.

(a)                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) (any indebtedness incurred pursuant to the following clauses (1), (2) and (3), “Ratio Debt”):

(1)            with respect to any Pari Passu Lien Debt, if the First Lien Net Debt Leverage Ratio for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered (calculated on a Pro Forma Basis) preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than 3.75 to 1.00;

(2)            with respect to any Junior Lien Debt, if the Secured Net Debt Leverage Ratio for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered (calculated on a Pro Forma Basis) preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than 4.10 to 1.00; or

(3)            with respect to Indebtedness that is not secured, if the Consolidated Coverage Ratio for the Company, calculated as of the date on which such additional Indebtedness is Incurred, would have been at least 2.00 to 1.00;

provided that (x) in each case with respect to clauses (1) and (2) above (such Indebtedness incurred thereunder, collectively, “Secured Ratio Debt”), such Indebtedness shall be secured only by the Collateral (or a portion thereof) on a pari passu or junior basis and shall only be guaranteed by the Subsidiary Guarantors (provided that such Indebtedness may be secured by assets other than the Collateral or guaranteed by a Subsidiary other than the Subsidiary Guarantors, so long as such assets are contemporaneously included as Collateral and such Subsidiary becomes a Subsidiary Guarantor), and (y) the aggregate principal amount of Indebtedness (including Acquired Indebtedness) outstanding at any one time that may be Incurred pursuant to clause (3) above by Non-Guarantor Subsidiaries (together with any Indebtedness that is Incurred or assumed by Non-Guarantor Subsidiaries under Section 4.09(b)(8) and Section 4.09(b)(20)) shall not exceed the greater of (x) $132.75 million and (y) 25.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered.

(b)                 Section 4.09(a) shall not apply to the following Indebtedness (collectively, “Permitted Debt”):

(1)            Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility, the Guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), including any Additional Notes (and any Subsidiary Guarantee thereof), in an aggregate principal amount outstanding at any one time not to exceed (A) in the case of any Debt Facility that is not a revolving credit facility (including the Term B Facility), the sum of (x) $1,500 million and (y) the greater of (i) $265.5 million and (ii) 50.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered; and (B) in the case of any Debt Facility that is a revolving credit facility (including the Revolving Facility), $750.0 million; provided that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under Debt Facilities to the extent that the Incurrence of such additional Indebtedness is permitted pursuant to Section 4.09(a) or any of the other provisions of this Section 4.09;

(2)            (a) Indebtedness represented by the Notes (other than any Additional Notes), including any Subsidiary Guarantee thereof and (b) Indebtedness represented by the 2027 Notes and, in each case, the guarantees thereof;

(3)            Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (5) or (6) of this Section 4.09(b) that was Incurred or existing on the Issue Date);

(4)            Capitalized Lease Obligations, mortgage financings and Purchase Money Obligations and (b) any Indebtedness Incurred by the Company or any of its Restricted Subsidiaries to finance all or any part of the purchase, acquisition, design, development, lease, construction, replacement, maintenance, installation, improvement or insurance of any property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or property or the Capital Stock of any Person owning any such assets or property) or any satellite launch or in-orbit insurance premiums or launch services, and any Indebtedness arising from the conversion of the obligations of the Company or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness, including all Indebtedness Incurred to refund, refinance, replace, redeem, repurchase, retire, defease, discharge, exchange, renew, repay, prepay or extend any Indebtedness Incurred pursuant to this clause (4), in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $200.0 million and (y) 37.5% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered, plus, in the case of any refinancing or replacement of Indebtedness permitted under this clause (4) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, original issue discount, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection therewith;

(5)            any Guarantee by the Company or a Restricted Subsidiary of Indebtedness or any other obligation of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligation by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture;

(6)            Indebtedness of the Company owing to a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided, however,

(A)            if the Company or a Subsidiary Guarantor Incurs such Indebtedness owing to a Non-Guarantor Subsidiary, (i) such Indebtedness is subordinated in right of payment to the Company’s Obligations with respect to this Indenture or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable and (ii) any such Indebtedness owing by a Non-Guarantor Subsidiary to the Company or a Subsidiary Guarantor shall be a Permitted Investment; and

(B)            (i) any subsequent issuance or transfer of Capital Stock or other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)         any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be.

(7)            shares of Preferred Stock of a Restricted Subsidiary issued to the Company or to another Restricted Subsidiary; provided, that any subsequent issuance or transfer of Capital Stock or other event which results in any Restricted Subsidiary that holds such Preferred Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an issuance of Preferred Stock;

(8)            Indebtedness (x) (i) of the Company or a Restricted Subsidiary Incurred or assumed in connection with the acquisition of any assets or property (including Capital Stock), business or Person or (ii) of any Person that is acquired by the Company or a Restricted Subsidiary or merged into or consolidated or amalgamated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture and (y) Incurred or assumed in anticipation of, or in connection with, an acquisition of any assets or property (including Capital Stock), business or Person; provided, however, that after giving effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, either:

(A)            the Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(B)            the Consolidated Coverage Ratio of the Company is equal to or greater than such ratio immediately prior to such acquisition, merger, consolidation or amalgamation;

provided that the aggregate principal amount of Indebtedness outstanding at any one time that may be Incurred pursuant to this clause (8) by Non-Guarantor Subsidiaries (together with any Indebtedness that is Incurred or assumed by Non-Guarantor Subsidiaries under clause (3) of the definition of “Ratio Debt” and clause (20) below) shall not exceed the greater of (x) $132.75 million and (y) 25.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered;

(9)            Hedging Obligations or Cash Management Services not Incurred for speculative purposes;

(10)            obligations (including, without limitation, reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal, surety and similar bonds and completion or performance guarantees and similar obligations provided by the Company or any Restricted Subsidiary;

(11)            Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former), environmental remediation and other environmental matters or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, and any guaranties, letters of credit or performance, bid, indemnity, warranty, refund, statutory, appeal or surety bonds or similar obligations functioning as or supporting any of the foregoing;

(12)            the Incurrence of Indebtedness of the Company or a Restricted Subsidiary providing for indemnification, earn-outs, adjustments of purchase or acquisition price or similar obligations, in each case Incurred or assumed in connection with the acquisition or disposition of any business, assets or property of the Company or any business, assets, property or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets, property or a Subsidiary for the purpose of financing such acquisition;

(13)            Indebtedness (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or (B) owed or issued on a short-term basis to banks and other financial institutions in the ordinary course of business that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Company and its Subsidiaries, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(14)            the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness in respect of any Indebtedness Incurred as Ratio Debt or permitted under clauses (1)(A)(y), (2), (3), (8) and this clause (14) of this Section 4.09(b);

(15)            (A) customer deposits and advance payments received in the ordinary course of business from customers for equipment, goods or services purchased or leased in the ordinary course of business, (B) Guarantees in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners, (C) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business, (D) Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business, and (E) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(16)            Indebtedness Incurred by the Company or its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities, in each case Incurred or undertaken in the ordinary course of business;

(17)            Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by the Company after the Issue Date from the issue or sale of Capital Stock of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Capital Stock to the Company or any of its Subsidiaries); provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments pursuant to Section 4.07(a)(C)(ii) or (C)(iii) or Section 4.07(b)(1), (3) or (6) to the extent the Company and the Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments pursuant to Section 4.07(a)(C)(ii) or (C)(iii) or Section 4.07(b)(1), (3) or (6);

(18)            Indebtedness incurred in connection with any reorganization or activity undertaken as part of a Permitted Tax Restructuring or any Permitted Investment; provided that:

(a)       all of the steps in such transaction are completed substantially concurrently (except for any continuing Indebtedness permitted by part (c) below);

(b)       after giving effect to such transaction: all of the entities involved in such transaction are solvent at the time of such transaction or have no material liabilities (other than intra-group liabilities); and

(c)       after giving effect to such transaction: (x) any continuing Indebtedness resulting from such transaction would be permitted to be incurred pursuant to another portion of this covenant, (y) the security interest in the Collateral in respect of the Pari Passu Lien Debt, taken as a whole, is not impaired in any material respect (as determined by the Company in good faith) and (z) no Default or Event of Default has occurred and is continuing;

(19)            Attributable Debt and Purchase Money Obligations in connection with the Maxar Space Real Estate or any similar Indebtedness (whether secured or unsecured) directly related thereto (i) in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 18.8% of Consolidated EBITDA for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered at any one time outstanding and calculated on a Pro Forma Basis or (ii) that replaces any real property (owned or leased) existing on the Issue Date so long as the Consolidated Coverage Ratio for the four consecutive fiscal quarters for which financial statements have been delivered ending immediately prior to such transaction after giving pro forma effect thereto (based on the average annual contractual amount payable in respect thereof for the base term of the related obligation) is not less than the Consolidated Coverage Ratio for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered immediately prior to the Issue Date;

(20)            Indebtedness incurred by a Non-Guarantor Subsidiary, and guarantees thereof by Non-Guarantor Subsidiaries, in an aggregate principal amount not to exceed the greater of (x) $132.75 million and (y) 25.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered;

(21)            in addition to the items referred to in clauses (1) through (20) of this Section 4.09(b), Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (21) and then outstanding, will not exceed the greater of (x) $265.5 million and (y) 50.0% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered; and

(22)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (21) above or Incurred as Ratio Debt.

The Company shall not Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Non-Guarantor Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

(c)                 For purposes of determining compliance with this Section 4.09:

(1)            in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Company, in its sole discretion, will divide, classify or reclassify such item of Indebtedness (or any portion thereof) on the date of Incurrence, and may at any later time and from time to time divide, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.09; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facilities shall be deemed Incurred on the Issue Date under clause (1) of Section 4.09(b) and not as Ratio Debt or under clause (3) of Section 4.09(b) and may not later be reclassified;

(2)            Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant;

(3)            the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be deemed to be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, exclusive of any accrued dividends;

(4)            the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

(5)            accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant;

(6)            the amount of any Indebtedness outstanding as of any date shall be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and the principal amount or liquidation preference thereof in the case of any other Indebtedness; and

(7)            the principal amount of any Indebtedness Incurred to refinance or replace other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced or replaced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Unsecured Indebtedness shall not be treated as subordinated or junior to secured Indebtedness merely because it is unsecured and Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus accrued and unpaid interest and the aggregate amount of premiums (including tender premiums), underwriting discounts, defeasance costs and fees, discounts and expenses in connection therewith).

Section 4.10.      Limitation on Asset Sales.

(a)                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

(1)            the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the Capital Stock, assets or property sold or otherwise disposed of pursuant to such Asset Sale; and

(2)            except in the case of a Permitted Asset Swap, at least 75.0% of the consideration from such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, to the extent that the assets sold in such Asset Sale were part of the Collateral, the assets received as non-cash consideration shall not be Excluded Assets and are required to be pledged as Collateral pursuant to the Security Documents reasonably promptly after receipt by the Company or a Restricted Subsidiary thereof. For purposes of this clause (2) the amount of:

(A)            any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Company) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets, property or Capital Stock, in each case, pursuant to an agreement that releases or indemnifies the Company or such Restricted Subsidiary, as the case may be, from further liability therefor;

(B)            any securities, notes or other obligations or other assets or property received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case within 180 days following the receipt thereof; and

(C)            any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this subclause (C) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 18.8% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered, calculated at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents.

Notwithstanding anything to the contrary herein, the Company shall not nor shall it permit any Subsidiary to consummate an Asset Sale to an Unrestricted Subsidiary of intellectual property that is material to the business of the Company and its Subsidiaries.

(b)            Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Company or a Restricted Subsidiary, at its option, may apply an amount equal to the Net Cash Proceeds from such Asset Sale (or any portion thereof) as follows:

(1)            if such Net Cash Proceeds are from an Asset Sale that is not a disposition of Collateral, to repay, prepay, defease, redeem, reduce, purchase or otherwise retire (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings): (x) Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) that is secured by a Lien on assets that do not constitute a part of the Collateral (other than Indebtedness owed to an Affiliate of the Company) or (y) Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) that is secured by a Lien on assets that do not constitute a part of the Collateral (other than Indebtedness owed to the Company or an Affiliate of the Company);

(2)            if such Net Cash Proceeds are from an Asset Sale that is not a disposition of Collateral, in the case of an Asset Sale by a Restricted Subsidiary that is a Non-Guarantor Subsidiary, to repay, prepay, defease, redeem, reduce, purchase or otherwise retire (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is a Non-Guarantor Subsidiary;

(3)            to repay, prepay, defease, redeem, reduce, purchase or otherwise retire (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings other than commitments under the Revolving Facility), on a pro rata basis: (x) Indebtedness or other Obligations under the Senior Credit Facilities and any Pari Passu Lien Obligations (other than Indebtedness owed to the Company or an Affiliate of the Company and the Notes) and (y) the Notes by, at its option (i) redeeming Notes as provided under Section 3.01, (ii) purchasing Notes through open market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof), or (iii) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(4)            to make an investment in, purchase or otherwise acquire any one or more businesses, assets (other than working capital assets), properties or capital expenditures, in each case used or useful in a Similar Business or to make payments (including without limitation prepayments and progress payments) in connection with such investment, purchase or other acquisition; provided, that if such investment, purchase or acquisition is in the form of the acquisition of Capital Stock of a Person, such investment, purchase or acquisition results in such Person becoming a Restricted Subsidiary; provided, further, that the assets acquired with the Net Cash Proceeds of a disposition shall not be Excluded Assets and are required to be pledged as Collateral pursuant to the Security Documents reasonably promptly after receipt by the Company or a Restricted Subsidiary thereof;

(5)            to make an investment in, purchase or otherwise acquire any one or more businesses, assets (other than working capital assets) or properties that replace the businesses, assets and/or properties that are the subject to such Asset Sale; provided, that the assets acquired with the Net Cash Proceeds of a disposition shall not be Excluded Assets and are required to be pledged as Collateral pursuant to the Security Documents reasonably promptly after receipt by the Company or a Restricted Subsidiary thereof; or

(6)            any combination of the foregoing,

provided, that the Company and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (4) or (5) of this Section 4.10(b) if and to the extent that, within 365 days after the Company’s or any Restricted Subsidiary’s receipt of such Net Cash Proceeds, the Company or a Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement (an “Acceptable Commitment”) to make an investment, purchase or other acquisition in compliance with the provision described in clause (4) or (5) of this Section 4.10(b), and that investment, purchase or other acquisition is thereafter completed within 180 days after the end of such 365-day period or in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Acceptable Commitment”) within 180 days of such cancellation or termination and that investment, purchase or other acquisition is thereafter completed within 180 days after the entry into the Second Acceptable Commitment.

(c)            Notwithstanding the foregoing, to the extent that repatriation to the United States of any or all of the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary (x) is prohibited or delayed by applicable local law or (y) would have a material adverse tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Company in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this covenant; provided that clause (x) of this paragraph shall apply to such amounts so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law and is not subject to clause (y) of this paragraph, then, an amount equal to such Net Cash Proceeds will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts) in compliance with this covenant. The time periods set forth in this covenant shall not start until such time as the Net Cash Proceeds may be repatriated (whether or not such repatriation actually occurs).

(d)                 Pending the final application of any such Net Cash Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture. Any amount of Net Cash Proceeds from any Asset Sale that is not applied or invested as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds”; provided, that any amount of proceeds offered to Holders pursuant to clause (3) of Section 4.10(b) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds exceeds $75.0 million, the Company will be required to make an offer (“Asset Sale Offer”) to all Holders of Notes and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company (or the Subsidiary Guarantor, as applicable) to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100.0% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to (but not including) the date of purchase (or such lesser price with respect to the Pari Passu Indebtedness, if any, as may be provided by the terms of such Indebtedness), in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable.

(e)                 The Company may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer or other tender offer with respect to such Net Cash Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Cash Proceeds in advance of being required to do so by this Indenture so long as the offer price to holders equals or exceeds the price required in the immediately preceding paragraph.

(f)             To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds (the “Retained Excess Proceeds”) for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by Holders or lenders, collectively, exceeds the amount of Excess Proceeds, selection of Notes for purchase will be made by the Company in accordance with Section 3.04(f). Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Section 4.11.      Limitation on Affiliate Transactions.

(a)                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including for the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company involving aggregate consideration in excess of $50.0 million (an “Affiliate Transaction”) unless:

(1)            the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction on an arm’s-length basis with a Person who is not an Affiliate (as determined in good faith by the Company); and

(2)            in the event such Affiliate Transaction involves an aggregate consideration in excess of $150.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Company and the Board of Directors of the Company shall have determined in good faith that such Affiliate Transaction satisfies the criteria in clause (1) above.

(b)                 Section 4.11(a) shall not apply to:

(1)            (i) any transaction between or among the Company and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction); (ii) guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary in compliance with Section 4.09, as applicable; or (iii) the Security Documents, the Intercreditor Agreements or any documents effecting a joinder, accession, amendment or supplement thereto;

(2)            any Restricted Payments permitted by this Indenture or any Permitted Investments;

(3)            any employment, consulting, service or termination agreement, or indemnification arrangement, entered into by the Company or a Restricted Subsidiary with a future, current or former director, officer, employee, manager, consultant or independent contractor of the Company or a Restricted Subsidiary (or any direct or indirect parent of the Company to the extent such agreements or arrangements are in respect of services performed for the Company or any of its Restricted Subsidiaries); the payment of compensation or expense reimbursement to any future, current or former director, officer, employee, manager, consultant or independent contractor of the Company or a Restricted Subsidiary (including amounts paid pursuant to any benefit plan or arrangement, any health, disability or similar insurance plan or any stock option, employee stock purchase or similar plans); or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, subscription agreements, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of future, current or former directors, officers, employees, managers, consultants or independent contractors of the Company or a Restricted Subsidiary, in each case in the ordinary course of business or as otherwise approved by the Board of Directors of the Company or any direct or indirect parent of the Company;

(4)            payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business, in an aggregate amount not in excess of $10.0 million outstanding at any time;

(5)            any agreement or arrangement as in effect as of the Issue Date (as such agreement or arrangement may be amended, modified, supplemented, extended, renewed or replaced from time to time, so long as any such amendment, modification, supplement, extension, renewal or replacement, when taken as a whole, is not materially more disadvantageous to the Holders (as determined in good faith by the Company) than the terms of the original agreement or arrangement in effect on the Issue Date) or any transaction contemplated thereby;

(6)            any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger, amalgamation or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders than the applicable agreement as in effect on the date of such acquisition, merger, amalgamation or consolidation (as determined in good faith by the Company);

(7)            transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, in each case which are fair to the Company and its Restricted Subsidiaries or are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated party (as determined in good faith by the Company);

(8)            any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns Capital Stock of or otherwise controls such Person; provided that no Affiliate of the Company or any of its Subsidiaries (other than the Company or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(9)            transactions between the Company or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director, or such Person has a director who is also a director, of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(10)            any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights with respect thereto;

(11)            transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate; and

(12)            transactions pursuant to Permitted Tax Restructurings.

Section 4.12.      Limitation on Liens.

(a)                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness of any kind (any such lien, the “Initial Lien”), on any asset or property of the Company or any of its Restricted Subsidiaries now owned or hereafter acquired, except in the case of any assets or property that do not constitute Collateral, any Initial Lien if the Notes and the Subsidiary Guarantees are secured equally and ratably with (or prior to) the obligations secured by such Initial Lien (subject to Permitted Liens).

(b)                 Any Lien created for the benefit of the holders of the Notes pursuant to Section 4.12(a) shall provide by its terms that such Lien shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Initial Liens.

(c)                 If the Company or any of its Restricted Subsidiaries creates any Lien upon any asset or property that is not at such time Collateral in order to secure any Pari Passu Lien Debt, it must concurrently grant a first-priority Lien upon such property or assets as security for the Notes and the Subsidiary Guarantees, such that the asset or property subject to such Lien will constitute Collateral under this Indenture and the Security Documents, subject to Permitted Liens.

For purposes of determining compliance with this Section 4.12, (x) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category (or portion thereof) of Permitted Liens described in the definition thereof or by reference to Section 4.12(a), but may be permitted in part under any combination thereof and (y) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in the definition thereof or is permitted by Section 4.12(a), the Company shall, in its sole discretion, be entitled to divide, classify or reclassify, or later divide, classify, or reclassify, in whole or in part, any such Lien (or any portion thereof) in any manner.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class accretion of original issue discount or liquidation preference, increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, will not be deemed to be an incurrence of Liens for purposes of this Section 4.12.

Section 4.13.      Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents (as the same may be amended from time to time), and the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries, provided that the Company is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, in each case if the Company in good faith shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and provided further that this Section does not prohibit any transaction otherwise permitted by Section 4.07 or Article 5.

Section 4.14.      Offer to Repurchase Upon a Change of Control.

(a)            Upon the occurrence of a Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Section 3.01, each Holder shall have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date falling on or prior to the date of purchase).

(b)            Prior to or within 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Section 3.01, the Company shall deliver a notice (the “Change of Control Offer”) to each Holder or otherwise give notice in accordance with the applicable procedures of the Depositary, with a copy to the Trustee, stating:

(1)            that a Change of Control has occurred or, if the Change of Control Offer is being made in advance of a Change of Control, that a Change of Control is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2)            the repurchase date (which shall be no earlier than ten days nor later than 60 days from the date such notice is delivered) (the “Change of Control Payment Date”);

(3)            if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditional on the occurrence of a Change of Control; and

(4)            the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)            accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)            deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3)            deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent shall promptly deliver to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, in accordance with Section 3.04(e).

(c)            If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Regular Record Date.

(d)                 (i) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer; and (ii) the Company will not be required to make a Change of Control Offer if the Company has previously or concurrently exercised its right to redeem all of the Notes pursuant to Section 3.01 pursuant to a notice of redemption that is or has become unconditional.

(e)                 The Company or a third party may, at its option, redeem the Notes upon not less than ten nor more than 60 days’ notice, given not more than 30 days following the consummation of the Change of Control Offer, at a redemption price of 101.0% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date), in connection with the consummation of a Change of Control if at least 90.0% of the Notes outstanding prior to the Change of Control Payment Date are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

(f)             Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

Section 4.15.      Future Subsidiary Guarantors.

(a)                 The Company shall cause each Restricted Subsidiary (x) that borrows under or Guarantees the Senior Credit Facilities, and (y) that Guarantees any other Indebtedness of the Company or a Subsidiary Guarantor (other than Indebtedness owing to the Company or any of its Restricted Subsidiaries) in an aggregate principal amount greater than or equal to $50.0 million, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under this Indenture. To the extent that the assets of any such future Subsidiary Guarantor are required to pledged as collateral pursuant to the Senior Credit Facilities or any such other Indebtedness, such assets will be pledged as Collateral pursuant to the Security Documents reasonably promptly after such Restricted Subsidiary issues its Guarantee of the Notes.

(b)                 Notwithstanding the foregoing, in the event (i) a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of any other Indebtedness that gave rise (or would give rise) to its obligation to provide such Subsidiary Guarantee and (ii) such Subsidiary Guarantor has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under Section 4.09 or such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 4.09, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged.

Section 4.16.      Maintenance of Insurance. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the business and assets of the Company or any Restricted Subsidiary, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is customary for prudent owners and operators of similar businesses and similar property. Without limiting the generality of the foregoing, if a mortgage is required pursuant to provisions set forth in the First Lien Intercreditor Agreement with respect to any Premises, and such Premises is designated as, or to be in, a “flood hazard area,” the Company will maintain or cause to be maintained, with financially sound and reputable insurers, flood insurance on such Premises in such total amount as required under applicable law and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

Section 4.17.      Designation of Restricted and Unrestricted Subsidiaries.

(a)                 The Board of Directors of the Company or any direct or indirect parent of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)            such Subsidiary or any of its Subsidiaries has not Guaranteed any Capital Stock or Indebtedness of and does not own any Capital Stock in, the Company or any Restricted Subsidiary and does not hold any Liens on any property or assets of the Company or any Restricted Subsidiary (other than a Subsidiary of the Subsidiary to be so designated);

(2)            all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will for so long as it is an Unrestricted Subsidiary, consist of Non-Recourse Debt;

(3)            the aggregate Fair Market Value of all outstanding Investments of the Company and its Restricted Subsidiaries in such Subsidiary complies with Section 4.07 or constitutes a Permitted Investment; and

(4)            except as permitted under Section 4.11, on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary, when taken as a whole, than those that would have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company or any direct or indirect parent of the Company after the Issue Date shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company or any direct or indirect parent of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

(b)                 The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt after giving effect to such designation or (ii) the Consolidated Coverage Ratio of the Company after giving effect to such designation would be equal to or greater than such ratio immediately prior to such designation.

Section 4.18.      Suspension of Certain Covenants.

(a)                 Following the first day (the “Suspension Date”) that:

(1)            the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2)            no Default has occurred and is continuing hereunder,

the Subsidiary Guarantees will be automatically and unconditionally released and discharged and the Company and its Restricted Subsidiaries shall not be subject to the covenants in Sections Section 4.07, 4.08, 4.09, 4.10, 4.11, 4.15, 4.16 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”). If at any time following a Suspension Date the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency such that the Notes do not have an Investment Grade Rating by both of the Rating Agencies, then the Suspended Covenants will thereafter be reinstated (such date, the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture with respect to future events, unless and until a subsequent Suspension Date occurs (in which event the Suspended Covenants shall no longer be in effect until a subsequent Reinstatement Date occurs). The period of time between Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(b)                 Notwithstanding the reinstatement of the Suspended Covenants upon a Reinstatement Date, no Default, Event of Default or breach of any kind shall be deemed to have occurred or exist under this Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The Company and its Subsidiaries shall be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reinstatement Date and to consummate the transactions contemplated thereby; provided that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under clause (C) of Section 4.07(a) or under Section 4.07(b) and, if not permitted by any of such provisions, such Restricted Payment shall be deemed permitted under clause (C) of Section 4.07(a) and shall be deducted for purposes of calculating the amount pursuant to such clause (C) (so that the amount available under such clause (C) immediately following such Restricted Payment shall be negative).

(c)                 On each Reinstatement Date, all Indebtedness Incurred during the applicable Suspension Period will be classified to have been Incurred pursuant to clause (3) of Section 4.09(b). Calculations made after each Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect prior to, but not during, the Suspension Period. Upon the Suspension Date, the amount of Excess Proceeds from Asset Sales shall be reset at zero. In addition, for purposes of Section 4.11, all transactions entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period shall be deemed to have been entered into pursuant to clause (5) of Section 4.11(b), and for purposes of Section 4.08, all agreements and instruments entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant shall be deemed to have been entered into pursuant to clause (1) of Section 4.08(b).

(d)                 During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e)                 The Company shall provide written notice to the Trustee of the occurrence of any Suspension Date or Reinstatement Date. The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on future compliance by the Company and the Restricted Subsidiaries with their covenants or (iii) notify the holders of the occurrence of any action that results in a Suspension Date or Reinstatement Date.

Section 4.19.      Post-Closing Deliveries. Within the periods of time set forth in Schedule 1, the Company shall deliver, or cause to be delivered to the Notes Collateral Agent copies of the Post-Closing Transaction Documents duly executed by the Company and each Subsidiary Guarantor, in each case, to the extent party thereto.

Article 5
Merger and Consolidation

Section 5.01.      Merger and Consolidation.

(a)                 The Company shall not consummate a Division as a Dividing Person, consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of the assets and properties of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)            the resulting, surviving or transferee Person (the “Successor Company”) or the Division Successor surviving any Division is the Company or will be a corporation, limited liability company, partnership, limited partnership or trust organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person will immediately cause a Subsidiary that is organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and that is a corporation to be added as a co-issuer of the Notes under this Indenture;

(2)            (x) the Successor Company (if other than the Company) assumes all of the obligations of the Company under the Notes, this Indenture, the Intercreditor Agreements and the Security Documents pursuant to a supplemental indenture, amendments or other customary documents or instruments, or (y) in the case of a Division, where the Company is the Dividing Person, the Division Successor shall remain or become a co-issuer of the Notes;

(3)            immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)            immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-fiscal-quarter period, either:

(A)            the Successor Company or the Division Successor to the Company, as applicable, would be able to Incur at least $1.00 of additional Indebtedness as Ratio Debt, or

(B)            the Consolidated Coverage Ratio for the Successor Company or the Division Successor to the Company, as applicable, would be equal to or greater than such ratio for the Company immediately prior to such transaction;

(5)            each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have confirmed in writing to the Trustee that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and its obligations under the Security Documents and Intercreditor Agreements (as applicable) shall continue to be in effect; and

(6)            Collateral owned by or transferred to the Successor Company or the Division Successor to the Company, as applicable, shall (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties and (iii) not be subject to any Lien other than Permitted Liens.

Notwithstanding the preceding clauses (3) and (4),

(1)            any Restricted Subsidiary may consolidate with, merge with or into or sell, assign, convey, transfer or otherwise dispose of all or part of its assets and properties to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company, and

(2)            the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction.

(b)                 Subject to the provisions in this Indenture governing release of a Subsidiary Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Subsidiary Guarantor, the Company shall not permit any Subsidiary Guarantor to consummate a Division as the Dividing Person (whether or not the Company or such Subsidiary Guarantor is the surviving Person), consolidate with or merge with or into or wind up into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer or otherwise dispose of all or substantially all of its assets and properties to, any Person (other than to the Company or another Subsidiary Guarantor) unless:

(1)            if such entity remains a Subsidiary Guarantor, (a) the resulting, surviving or transferee Person (the “Successor Guarantor”) or the Division Successor, as applicable, will be such Subsidiary Guarantor or a corporation, limited liability company, partnership, limited partnership or trust organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia (or, in the case of a Canadian Subsidiary Guarantor, under the laws of Canada or any province thereof); (b) the Successor Guarantor or the Division Successor, as applicable, if other than such Subsidiary Guarantor or another Subsidiary Guarantor, expressly assumes all of the obligations of such Subsidiary Guarantor under the Notes, this Indenture, the Security Documents and the Intercreditor Agreements (as applicable) pursuant to a supplemental indenture, amendments or other customary documents or instruments; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (d) if the Successor Guarantor is other than such Subsidiary Guarantor or another Subsidiary Guarantor, the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such Division, consolidation, merger, amalgamation or transfer and such supplemental indenture comply with this Indenture; and (e) if the Successor Guarantor is other than such Subsidiary Guarantor or another Subsidiary Guarantor, Collateral owned by or transferred to the Successor Guarantor shall (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties and (iii) not be subject to any Lien other than Permitted Liens; and

(2)            the transaction is made in compliance with Section 4.10 to the extent applicable (it being understood that only such portion of the Net Cash Proceeds as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and this Section 5.01.

(c)                  Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with or merge with or into or wind up into any other Restricted Subsidiary in order to consummate a Permitted Tax Restructuring.

(d)                 In addition, the Company shall not, directly or indirectly, lease, or permit any Restricted Subsidiary to lease, all or substantially all of the properties of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

(e)                  Notwithstanding the foregoing, any Subsidiary Guarantor may (x) consolidate or merge with or into or sell, assign, convey, transfer, lease or otherwise dispose of all or part of its assets and properties to another Subsidiary Guarantor or the Company, or (y) consolidate or merge with or into or sell, assign, convey, transfer, lease or otherwise dispose of all or part of its assets and properties to a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia (or, in the case of a Canadian Subsidiary Guarantor, under the laws of Canada or any province thereof), as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby, and the resulting entity remains or becomes a Subsidiary Guarantor.

(f)                  For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets and properties of one or more Subsidiaries of the Company, which assets and properties, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the assets and properties of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the assets and properties of the Company.

Section 5.02.      Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets and properties of the Company or a Subsidiary Guarantor in accordance with Section 5.01 hereof, the Company or such Subsidiary Guarantor, as the case may be, shall be released from its obligations under this Indenture or such Subsidiary Guarantee, as the case may be, and the Successor Company, the Successor Guarantor or Division Successor, as the case may be, shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Subsidiary Guarantor, as the case may be, shall refer instead to the Successor Company, the Successor Guarantor or Division Successor, as the case may be, and not to the Company or such Subsidiary Guarantor), and may exercise every right and power of, the Company or such Subsidiary Guarantor under this Indenture, the Notes or such Subsidiary Guarantee.

Article 6
Defaults and Remedies

Section 6.01.      Events of Default.

(a)                 An “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary):

(1)           default in any payment of interest on any Note when due, continued for 30 days;

(2)            default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(3)            failure by the Company to comply with its obligations under Section 5.01 (other than its obligations under clause (5) of Section 5.01(a)) or the failure by any Subsidiary Guarantor to comply with its obligations under clauses (1)(b), (1)(c), (1)(d) and (2) of Section 5.01(b);

(4)            failure by the Company or any Restricted Subsidiary to comply for 60 days after receipt of written notice as provided below with any of its obligations, covenants and agreements contained in this Indenture (other than a Default referred to in clause (1), (2) or (3) above);

(5)           default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(A)            is caused by a failure, after the expiration of the grace period provided in such Indebtedness, to pay principal of, or interest or premium, if any, on such Indebtedness (“Payment Default”); or

(B)            results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, exceeds the greater of (i) $100.0 million and (ii) 18.8% of Consolidated EBITDA of the Company for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered (the “Threshold Amount”);

(6)            an involuntary case or other proceeding is commenced against the Company or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or substantially all of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company or any Significant Subsidiary under the applicable bankruptcy laws as now or hereafter in effect that remains undismissed and unstayed for a period of 60 consecutive days;

(7)            the Company or any of its Significant Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect with respect to itself, or consents to the entry of an order for relief against it in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (iii) effects any general assignment for the benefit of creditors;

(8)            failure by the Company or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of the Threshold Amount (net of any amounts that are covered by insurance provided by a reputable and creditworthy insurance company), which judgments are not paid, discharged, waived or stayed for a period of 60 consecutive days after such judgments become final;

(9)            any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect in any material respect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Subsidiary Guarantee; and

(10)          with respect to any Collateral having a fair market value in excess of $100.0 million, individually or in the aggregate, (i) the failure of the security interest with respect to such Collateral under the Pari Passu Lien Security Documents, at any time, to be perfected or in full force and effect for any reason other than in accordance with their terms or the terms of this Indenture, the Security Documents or the Intercreditor Agreements, which failure continues for a period of 30 consecutive days after any Officer of the Company or any Subsidiary Guarantor becomes aware of such failure and has not been cured during such time period or (ii) the assertion by the Company or a Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

(b)                 However, a Default under clause (4) of Section 6.01(a) will not constitute an Event of Default until (1) the Trustee provides written notice to the Company of the Default or the Holders of 25% in aggregate principal amount of the then-outstanding Notes provide written notice to the Company of the Default, with a copy to the Trustee, and (2) the Company does not cure such Default within the applicable time specified in clause (4) of Section 6.01(a) after receipt of such notice.

Section 6.02.      Acceleration.

(a)                  If an Event of Default (other than an Event of Default described in clauses (6) or (7) of Section 6.01(a)) occurs and is continuing, up to two years following the first public notice or notice to the Trustee of such event, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Upon the effectiveness of such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, shall be due and payable immediately.

(b)                 In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the Default triggering such Event of Default pursuant to clause (5) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c)                  If an Event of Default described in clauses (6) or (7) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(d)                 Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee. In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Person is a Net Short Holder and/or whether such Net Short Holder has delivered any related certifications under this Indenture or in connection with the Notes or if any such certifications comply with this Indenture, the Notes, or any other document. It is understood and agreed that the Company and the Trustee shall be entitled to rely on each representation, deemed representation and certification made by, and covenant of, each Notes beneficial owner provided for in this paragraph. Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each Notes beneficial owner notwithstanding that any such Person may have ceased to be a Notes beneficial owner, this Indenture may have been terminated, the Notes may have been redeemed in full or the Trustee may have resigned or been removed.

(e)                 If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(f)                  Notwithstanding anything in the preceding clauses (d) and (e) of this Section 6.02 to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank.

(g)                 For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.

(h)                 The Trustee shall not be deemed to have knowledge of an Event of Default under and until it obtains actual written notification of such Event of Default describing the circumstances of such and identifying the circumstances constituting such Event of Default. In order to be effective, such written notice must be actually received by a Trust Officer at the Corporate Trust Office; and the notice must state “Notice of Default.”

Section 6.03.      Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04.      Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then-outstanding Notes may, by written notice to the Trustee and on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree of a court of competent jurisdiction, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, rescission or cancellation, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.      Control by Majority. Subject to Section 7.02(7), the Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability; provided, however that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06.      Limitation on Suits. If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee an indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)            Holders of at least 25% in aggregate principal amount of the then-outstanding Notes have requested the Trustee, by notice in writing, to pursue the remedy;

(3)            such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)            the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)            the Holders of a majority in aggregate principal amount of the then-outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Section 6.07.      Rights of Holders to Receive Payment. Notwithstanding anything to the contrary, the right of a Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturity thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of that Holder. For the avoidance of doubt, no amendment to or deletion of any of the covenants set forth in Article 4 (other than Section 4.01) shall be deemed to impair or affect any rights of holders to receive payment of principal of, premium, if any, and interest on such Holder’s Notes.

Section 6.08.      Collection Suit by Trustee. If an Event of Default in payment of principal or interest specified in clause (1) or (2) of Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent lawful, overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the compensation of the Trustee and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.      Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other pleadings, papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation of the Trustee or for reasonable expenses, fees, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company or any Subsidiary Guarantor or their respective creditors or property (including any bankruptcy or insolvency cases or proceedings), and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims. Any debtor-in-possession, custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, fees, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee hereunder. Nothing in this Indenture will be deemed to empower the Trustee to authorize or consent to, or cast a vote with respect to or otherwise accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.      Priorities. If the Trustee collects any money pursuant to this Article (including upon exercise of remedies with respect to the Collateral), it shall pay out the money in the following order:

First: to the Trustee, the Notes Collateral Agent and the Agent, in each case for all amounts due to it hereunder;

Second: to Holders for amounts then due and unpaid for principal of and interest on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest; and

Third: to the Company or as a court of competent jurisdiction may direct.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section.

Section 6.11.      Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, any Subsidiary Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, any Subsidiary Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

Section 6.12.      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on the respective due dates, or a suit by Holders of more than 10% in aggregate principal amount of the then-outstanding Notes.

Section 6.13.      Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.14.      Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Article 7
The Trustee

Section 7.01.      General.

(a)                  The duties and responsibilities of the Trustee are as provided by the Trust Indenture Act and as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article.

(b)                 Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee. In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                 In case an Event of Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d)                 No provision of this Indenture shall be construed to relieve the Trustee from liability for its own gross negligent action, its own gross negligent failure to act or its own willful misconduct, as finally adjudicated by a court of competent jurisdiction, except that:

(1)            this Subsection shall not be construed to limit the effect of Section 7.01(b);

(2)            neither the Trustee nor the Notes Collateral Agent shall be liable for any error of judgement made in good faith by a Trust Officer, unless it shall be proved that the Trustee or the Notes Collateral Agent, as applicable, was negligent in ascertaining the pertinent facts;

(3)            neither the Trustee nor the Notes Collateral Agent shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes of any series; and

(4)            no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

Section 7.02.      Certain Rights of Trustee. Subject to Trust Indenture Act Sections 315(a) through (d):

(1)            The Trustee may conclusively rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee, in its discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(2)            Before the Trustee acts or refrains from acting (except (x) as provided in Sections 2.04, 3.03(e) and 3.04(e) and (y) with respect to an Opinion of Counsel, in connection with the original issuance of any Notes or the execution of any amendment or supplement entered into in connection with adding any Subsidiary Guarantor under this Indenture), it may require an Officer’s Certificate or an Opinion of Counsel conforming to Section 13.03 and the Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the certificate or opinion.

(3)            The Trustee shall be entitled to request and receive written instructions from the Company and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Company.

(4)            The Trustee may act through its attorneys and agents and will not be responsible for the acts or omissions of any agent appointed with due care.

(5)           The Trustee and the Notes Collateral Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee or the Notes Collateral Agent, as applicable, security or indemnity satisfactory to the Trustee or the Notes Collateral Agent, as applicable, against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(6)           The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(7)            The Trustee may consult with counsel, and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(8)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(9)           In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(10)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof.

(11)         The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and by the Notes Collateral Agent, and each Agent employed to act hereunder.

(12)         None of the permissive rights of the Trustee to do things enumerated in this Indenture shall be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence or willful misconduct, as finally adjudicated by a court of competent jurisdiction.

(13)         The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(14)         Neither the Trustee nor the Notes Collateral Agent shall be responsible for, and make no representation as to the existence, genuineness, value or protection of, any Collateral, for the legality, effectiveness or sufficiency of any Security Document or for the creation, perfection, continuation, priority, maintenance, sufficiency or protection of any Liens securing the Notes. Neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

Section 7.03.      Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Trust Indenture Act Sections 310(b) and 311. For purposes of Trust Indenture Act Section 311(b)(4) and (6):

(a)                 “cash transaction” means any transaction in which full payment for goods or securities sold is made within seven days after delivery of the goods or securities in currency or in checks or other orders drawn upon banks or bankers and payable upon demand; and

(b)                 “self-liquidating paper” means any draft, bill of exchange, acceptance or obligation which is made, drawn, negotiated or incurred for the purpose of financing the purchase, processing, manufacturing, shipment, storage or sale of goods, wares or merchandise and which is secured by documents evidencing title to, possession of, or a lien upon, the goods, wares or merchandise or the receivables or proceeds arising from the sale of the goods, wares or merchandise previously constituting the security, provided the security is received by the Trustee simultaneously with the creation of the creditor relationship arising from the making, drawing, negotiating or incurring of the draft, bill of exchange, acceptance or obligation.

Section 7.04.      Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture, the Notes, the Intercreditor Agreements or the Security Documents, is not accountable for the Company’s use or application of the proceeds from the Notes and  is not responsible for any statement in the Notes other than its certificate of authentication.

Section 7.05.      Notice of Default. If any Default occurs and is continuing and is actually known to the Trustee, the Trustee shall deliver to each Holder notice of the Default within 90 days after it occurs or within 30 days after the Trustee has actual knowledge of the Default, whichever is later. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06.      [Reserved].

Section 7.07.      Compensation and Indemnity.

(a)                 The Company will pay the Trustee (acting in any capacity hereunder) compensation as agreed upon with the Trustee in writing between the Company and the Trustee for its services. The compensation of the Trustee is not limited by any law on compensation of a Trustee of an express trust. The Company will reimburse the Trustee (acting in any capacity hereunder) upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee, including the reasonable compensation and expenses of the Trustee’s agents and counsel.

(b)                 The Company shall indemnify the Trustee (acting in any capacity hereunder) for, and hold it harmless against, any loss or liability or expense incurred by it without willful misconduct or negligence on its part, as finally adjudicated by a court of competent jurisdiction, arising out of or in connection with the acceptance or administration of this Indenture and the performance of its duties under this Indenture and the Notes, including attorneys’ fees and expenses and the reasonable costs and expenses enforcing this Indenture (including this Section 7.07), of defending itself against any claim whether asserted by any Holder or the Company, or liability and of complying with any process served upon it or any of its officers in connection with the acceptance, exercise or performance of any of its powers or duties under this Indenture and the Notes. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend any such claim and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding the foregoing, the Company shall not be required to indemnify the Trustee with respect to any settlement made without the consent of the Company, which consent will not be unreasonably withheld.

(c)                 To secure the Company’s payment obligations in this Section, the Trustee (acting in any capacity hereunder) will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest on particular Notes.

(d)                 When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 6.01(a)(6) or Section 6.01(a)(7), the expenses (including the reasonable charges and expenses of its counsel) are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law (including, without limitation under Section 507 of the Bankruptcy Code).

(e)                 The provisions of this Article shall survive the termination of this Indenture.

Section 7.08.      Replacement of Trustee.

(a)                 The Trustee may resign at any time by written notice to the Company.

(1)           The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by written notice to the Trustee.

(2)            If the Trustee is no longer eligible under Section 7.10 or in the circumstances described in Trust Indenture Act Section 310(b), any Holder that satisfies the requirements of Trust Indenture Act Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(3)           The Company may remove the Trustee if: the Trustee is no longer eligible under Section 7.10;  the Trustee is adjudged a bankrupt or an insolvent; a receiver or other public officer takes charge of the Trustee or its property; or the Trustee becomes incapable of acting.

(4)           A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

(b)                 If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Company. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the Company’s expense.

(c)                 Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Company, the retiring Trustee will transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. Upon request of any successor Trustee, the Company will execute any and all instruments for fully and vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Company will give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(d)                 Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations and the rights protections and indemnities afforded the Trustee under Article 7 will continue for the benefit of any retiring or removed Trustee and the maturity of the Notes and/or termination or discharge of this Indenture.

(e)                 The Trustee agrees to give the notices provided for in, and otherwise comply with, Trust Indenture Act Section 310(b).

Section 7.09.      Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture without the execution or filing of any instrument or paper or the performance of any further act.

Section 7.10.      Eligibility. This Indenture must always have a Trustee that satisfies the requirements of Trust Indenture Act Section 310(a) and has a combined capital and surplus of at least $25,000,000 as set forth in its most recent published annual report of condition.

Section 7.11.      Money Held in Trust. The Trustee will not be liable for interest on any money received by it except as it may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.12.      Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby agree to be bound by, and authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver, the Intercreditor Agreements and any Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Document executed on or after the Issue Date.

Article 8

Legal Defeasance and Covenant Discharge

Section 8.01.      Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02.      Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Subsidiary Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, to have satisfied all of its other obligations under such Notes, the Subsidiary Guarantees and this Indenture including that of the Subsidiary Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), and to have cured all then-existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)                 the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(b)                 the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)                 the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Company’s obligations in connection therewith; and

(d)                 this Section 8.02.

If the Company exercises the Legal Defeasance option, (a) the Subsidiary Guarantees in effect at such time shall terminate and each Subsidiary Guarantor shall be automatically and unconditionally released and discharged from all of its obligations with respect thereto and (b) the Collateral will be released from the Liens securing the Notes in accordance with the provisions described above.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

Section 8.03.      Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, terminate and be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and 4.17 hereof and clause (3) and (4) of Section 5.01(a) and, clause (1)(b), (1)(c), (1)(d) and (2) of Section 5.01(b) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (with respect to Significant Subsidiaries only), 6.01(a)(7) (with respect to Significant Subsidiaries only), 6.01(a)(8), 6.01(a)(9) and 6.01(a)(10) shall not constitute Events of Default.

If the Company exercises the Covenant Defeasance option, (a) the Subsidiary Guarantees in effect at such time will terminate and each Subsidiary Guarantor shall be automatically and unconditionally released and discharged from all of its obligations with respect thereto and (b) the Collateral will be released from the Liens securing the Notes in accordance with the provisions described above.

Section 8.04.      Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the respective outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)            in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the respective outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)           the Company must deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(6)            the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)            the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05.      Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.      Repayment to the Company.

Subject to applicable unclaimed property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07.      Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9

Amendment, Supplement and Waiver

Section 9.01.      Amendments Without Consent of Holders. Notwithstanding Section 9.02 hereof, without the consent of any Holder, the Company, any Subsidiary Guarantor (with respect to its Subsidiary Guarantee or this Indenture) and the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreements to:

(1)            cure any ambiguity, omission, mistake, defect or inconsistency;

(2)            comply with Article 5;

(3)            provide for the assumption by a successor entity (or co-issuer) of the obligations of the Company or any Subsidiary Guarantor under this Indenture, the Notes, any Subsidiary Guarantee, any Security Document, or the Intercreditor Agreements (whether through Division, merger, amalgamation consolidation, sale of all or substantially all of assets and properties or otherwise);

(4)            provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(5)            comply with the rules of any applicable depositary;

(6)            add Guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee, this Indenture or the Security Documents in accordance with the applicable provisions of this Indenture or the Security Documents;

(7)            make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(8)            grant any Lien for the benefit of the holders of Pari Passu Lien Debt or Junior Lien Debt in accordance with and as permitted by the terms of this Indenture and the Intercreditor Agreements;

(9)           add additional secured parties to any Security Document or any Intercreditor Agreement to the extent Liens securing obligations held by such parties are permitted under this Indenture;

(10)         mortgage, pledge, hypothecate or grant a security interest in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties as additional security for the payment and performance of the Company’s and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Notes Collateral Agent or the Trustee in accordance with the terms of this Indenture or otherwise;

(11)         provide for the succession of any parties to any of the Security Documents (and other amendments that are administrative or ministerial in nature) and any of the Intercreditor Agreements in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture, the relevant Security Document and the Intercreditor Agreements;

(12)         add to the covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of the Holders or to make changes that would provide additional rights to Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(13)          make any change that does not materially adversely affect the rights of any Holder under this Indenture;

(14)          evidence or provide for the appointment under this Indenture of a successor trustee or under the Security Documents of a successor collateral agent; provided that the successor trustee or successor collateral agent is otherwise qualified and eligible to act as such under the terms of this Indenture and of the Security Documents, as applicable;

(15)         provide for the issuance of Additional Notes under this Indenture;

(16)         comply with the provisions set forth in Article 10 or Section 4.15;

(17)         conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Notes, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreements to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated June 9, 2022 (the “Offering Memorandum”) to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreements as confirmed to the Trustee by an Officer’s Certificate, or, with respect to any Additional Notes or any supplemental indenture or other instrument pursuant to which Additional Notes are issued, to any provision of the “Description of Notes” relating to the issuance of the Additional Notes solely to the extent that the “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes; or

(18)         make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The Holders of the Notes will be deemed to have consented (x) to the entry into the Second Lien Intercreditor Agreement by the Trustee and the Notes Collateral Agent with the holders of any Junior Lien Obligations (or any authorized agent or trustee therefor) that are incurred in compliance with this Indenture to establish that the Liens on any Collateral securing such Junior Lien Obligations shall be junior to the Liens securing the Pari Passu Lien Obligations (including the obligations under this Indenture, the Notes and the Subsidiary Guarantees) without any further consent and (y) for purposes of the Security Documents and the Intercreditor Agreements to any of the following amendments, waivers and other modifications to the Security Documents and the Intercreditor Agreements:

(1)            (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Obligations that are Incurred in compliance with this Indenture and (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall rank equally with the Liens on such Collateral securing the obligations under this Indenture and the Notes and the Subsidiary Guarantees, all on the terms provided for in each of the Security Documents and the First Lien Intercreditor Agreement in effect immediately prior to such amendment; and

(2)            (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Junior Lien Obligations that are Incurred in compliance with this Indenture and (B) to establish that the Liens on any Collateral securing such Junior Lien Obligations shall be junior to the Liens securing the Pari Passu Lien Obligations (including the obligations under this Indenture, the Notes and the Subsidiary Guarantees), all on the terms provided for in each of the Security Documents and the Second Lien Intercreditor Agreement in effect immediately prior to such amendment.

After an amendment or supplement under this Indenture becomes effective, the Company is required to deliver or mail to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to deliver or mail such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment, supplement or waiver.

Upon the request of the Company and upon receipt by the Trustee of the documents described in Section 9.04 and Section 13.03 hereof, as applicable, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture or other document authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture or other document that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.      Amendments with Consent of Holders.

(a)                 Except as provided in this Section 9.02, the Company, the Subsidiary Guarantors (as applicable) and the Trustee may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreements with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing or past Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreements may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.05 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)                 Upon the request of the Company and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.04 and Section 13.03 hereof, as applicable, the Trustee shall join with the Company in the execution of such amended or supplemental indenture or other document unless such amended or supplemental indenture or other document directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)                 It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

(d)                 After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver or mail to the Holders a notice briefly describing such amendment, supplement or waiver; provided that the failure to deliver or mail such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

(e)                 Without the consent of each affected Holder of Notes, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)            reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)            reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)            reduce the principal of or extend the Stated Maturity of any Note;

(4)            waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes with respect to a Payment Default and a waiver of the Payment Default that resulted from such acceleration);

(5)            reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased under Section 3.01, Section 4.10 and Section 4.14 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”) (other than any change to the notice periods with respect to such redemption and provided that, for the avoidance of doubt, the provisions of Section 4.14 relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding);

(6)            make any Note payable in money other than that stated in the Note;

(7)            otherwise impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)            make any change in the amendment provisions which require each Holder’s consent or in the provisions of this Indenture relating to waivers of Defaults or Events of Default; or

(9)            modify the Subsidiary Guarantees in any manner materially adverse to the Holders of the Notes.

In addition, the consent of the Holders representing at least two-thirds of the aggregate principal amount of outstanding Notes will be required to release the Liens for the benefit of the Notes Secured Parties on all or substantially all of the Collateral, other than in accordance with this Indenture.

Section 9.03.      Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, except as may be provided by the terms of any request for consent, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04.      Trustee and Notes Collateral Agent to Sign Amendments, etc.

The Trustee and Notes Collateral Agent (if applicable) shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent, as applicable. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent (if applicable) shall be entitled to receive and (subject to Section 7.01 and Section 7.02 hereof) shall be fully protected in relying upon the documents required by Section 13.03 hereof.

Notwithstanding anything to the contrary herein, no Opinion of Counsel with respect to conditions precedent or as to whether the supplement is authorized or permitted will be required for the Trustee or the Notes Collateral Agent to execute any amendment or supplement entered into solely in connection with adding Subsidiary Guarantors in the form of Exhibit B hereof.

Article 10
Subsidiary Guarantees

Section 10.01.  Subsidiary Guarantee.

(a)                 Subject to this Article 10, each of the Subsidiary Guarantors shall, jointly and severally, irrevocably and unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                 The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)                 If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)                 Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any nonpaying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

(e)                 Each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f)                 In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)                 Each payment to be made by a Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(h)                 All provisions set forth herein with respect to the Subsidiary Guarantees are subject to the Agreed Security Principles.

Section 10.02.  Limitation on Subsidiary Guarantor Liability.

(a)                 Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee.

(b)                 To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facilities) that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Any Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03.  Execution and Delivery.

To evidence its Subsidiary Guarantee set forth in Section 10.01 hereof, each Subsidiary Guarantor hereby agrees that this Indenture shall be executed on behalf of such Subsidiary Guarantor by an Officer of such Subsidiary Guarantor.

Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

To the extent required by Section 4.15 hereof, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04.  Subrogation.

Each Subsidiary Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by any Subsidiary Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged.

Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

Section 10.06.  Release of Subsidiary Guarantees.

A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Company or the Trustee is required for the release of such Subsidiary Guarantor’s Subsidiary Guarantee, upon:

(1)            the occurrence of any sale, exchange, transfer or other disposition (by merger, amalgamation, consolidation or otherwise) of all of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange, transfer or other disposition after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or of all or substantially all of the assets and property of such Subsidiary Guarantor, which sale, exchange, transfer or other disposition is made in compliance with the applicable provisions of this Indenture (to the extent such provisions are required to be satisfied as of the date of the transaction); provided that such Subsidiary Guarantor is also released from all of its obligations in respect of the Senior Credit Facilities;

(2)            the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and the Subsidiary Guarantors under the Senior Credit Facilities and the 2027 Notes, except a discharge or release by or as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to Guarantee the Notes pursuant to this Indenture);

(3)            the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with Section 4.17;

(4)            upon such Person becoming an Excluded Subsidiary as a result of a transaction or designation permitted by this Indenture;

(5)            the Company exercising its Legal Defeasance option or Covenant Defeasance option as set forth in Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(6)            upon the full and final payment of all Pari Passu Lien Notes Obligations of the Company and such Subsidiary Guarantor; or

(7)            as described in Section 4.15(b).

The Company will notify the Trustee in writing in respect of any release of a Subsidiary Guarantee; provided that such notification will not be a condition to the effectiveness of such release.

Article 11
Collateral and Security

Section 11.01.  Security Documents. The due and punctual payment of the Pari Passu Lien Notes Obligations, including payment of the principal of, premium, if any, and interest on the Notes when the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes and performance of all other Obligations of the Company and the Subsidiary Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure Pari Passu Lien Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee and the Company hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. The Company and the Subsidiary Guarantors shall make all filings and recordings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) as are required by the Security Documents to create, preserve, maintain or validate (at the sole cost and expense of the Issuer and the Subsidiary Guarantors) the security interests created by the Security Documents in the Collateral (subject to the terms of the Intercreditor Agreements and the Security Documents) as a perfected security interest to the extent perfection is required by the Security Documents and within the time frames set forth therein, subject only to Permitted Liens, and with the priority required by the Intercreditor Agreements, and the other Security Documents. In addition, the Trustee and Notes Collateral Agent shall have no responsibility or liability (i) in connection with the acts or omissions of the Company in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

Section 11.02.  Notes Collateral Agent.

(a)                 The holders of the Notes have, and by accepting a Note, each holder will be deemed to have, appointed the Notes Collateral Agent to act as its agent under the Security Documents and Intercreditor Agreements. The holders of the Notes have, and by accepting a Note, each holder will be deemed to have, authorized the Notes Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents and Intercreditor Agreements, together with any other incidental rights, power and discretions; and (ii) execute each Security Document and Intercreditor Agreement, waiver, modification, amendment, renewal or replacement expressed to be executed by the Notes Collateral Agent on its behalf.

(b)                 The rights, duties and obligations of the Notes Collateral Agent will be subject to the Intercreditor Agreements.

Section 11.03. Release of Collateral. The security interests in the Collateral in respect of the Notes and the Subsidiary Guarantees will be automatically and unconditionally released and discharged under any one or more of the following circumstances:

(1)            to enable the Company and the Subsidiary Guarantors to consummate the sale, transfer or other disposition of such property or assets or any Subsidiary holding such property or assets (other than any such sale, transfer or other disposition to the Company or a Subsidiary Guarantor) to the extent permitted under Section 4.10; provided that such Collateral is also released in respect of the Senior Credit Facilities and all other Pari Passu Lien Obligations and Junior Lien Obligations and the security documents related thereto;

(2)            in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.07 and the definition of “Unrestricted Subsidiary”;

(3)            as permitted under any Intercreditor Agreement;

(4)            as permitted under Article 9;

(5)            the Company exercising the Legal Defeasance option or Covenant Defeasance option pursuant to Article 8 or the Company’s obligations herein being discharged in accordance with Article 12;

(6)            upon the full and final payment of all Pari Passu Lien Notes Obligations of the Company and the Subsidiary Guarantors;

(7)            as permitted under Section 4.12(b);

(8)            if the property subject to such security interest is owned by a Subsidiary Guarantor, upon release of such Subsidiary from its obligations under its Note Guarantee in accordance with this Indenture;

(9)            to the extent (and only for so long as) the property subject to such security interest constitutes Excluded Assets; or

(10)            solely with respect to any Additional Collateral, on the Additional Collateral Release Date with respect thereto.

Section 11.04.  [Reserved].

Section 11.05.  Authorization of Actions to be Taken by the Notes Collateral Agent . The Company, the Subsidiary Guarantors and each Holder of Notes, by their acceptance of any Notes and the Guarantees thereof, (a) hereby appoints Wilmington Trust, National Association, as Notes Collateral Agent, and Wilmington Trust, National Association accepts such appointment and (b) agrees that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Trustee under Article 7 hereof, including the compensation, reimbursement, and indemnification provisions set forth in Section 7.07 hereof and the resignation and removal provisions of Section 7.08 hereof (with the references to the Trustee therein being deemed to refer to the Notes Collateral Agent). Furthermore, each Holder of a Note, by accepting such Note, consents to and approves the terms of and authorizes and directs the Notes Collateral Agent to (i) enter into and perform the duties provided for in the Intercreditor Agreements and each other Security Document in each of its capacities thereunder and (ii) bind the Holders to the terms of the Intercreditor Agreements. The parties hereto (and the Holders by their acceptance of any Notes and the Guarantees thereof) further acknowledge and agree that the Notes Collateral Agent shall only act (or refrain from acting) upon the direction of Trustee, acting in accordance with the terms hereof.

Section 11.06.  Authorization of Receipt of Funds by the Trustee and the Notes Collateral Agent Under the Security Documents. The Trustee and the Notes Collateral Agent are authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Trustee or the Notes Collateral Agent, to apply such funds as provided in this Indenture and to make further distributions of such funds in accordance with the applicable provisions of Section 6.10 hereof.

Article 12
Satisfaction and Discharge

Section 12.01.  Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (and any Collateral then securing the Notes or any Subsidiary Guarantees shall be released) as to all Notes, when:

(1)            either:

(A)            all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced pursuant to Section 2.04 or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from trust, have been delivered to the Trustee for cancellation; or

(B)            all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)            the Issuer or any Subsidiary Guarantor has paid or caused to be paid all sums then due and payable under this Indenture; and

(3)            the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture with respect to the Notes on demand of the Issuer (accompanied by an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Issuer.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (1)(B) of this Section 12.01, the provisions of Section 12.02 and Section 8.06 shall survive.

Section 12.02.  Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article 13
Miscellaneous

Section 13.01.  Holder Actions.

(a)                 [Reserved].

(b)                 (1) Any request, demand, authorization, direction, notice, consent to amendment, supplement or waiver or other action provided by this Indenture to be given or taken by a Holder (for purposes of this Section 13.01, an “act”) may be evidenced by an instrument signed by the Holder delivered to the Trustee. The fact and date of the execution of the instrument, or the authority of the person executing it, may be proved in any manner that the Trustee deems sufficient.

(2)            The Trustee may make reasonable rules for action by or at a meeting of Holders, which will be binding on all the Holders.

(c)                 Any act by the Holder of any Note binds that Holder and every subsequent Holder of a Note that evidences the same debt as the Note of the acting Holder, even if no notation thereof appears on the Note. Subject to paragraph (d), a Holder may revoke an act as to its Notes, but only if the Trustee receives the notice of revocation before the date the amendment or waiver or other consequence of the act becomes effective.

(d)                 The Issuer may, but is not obligated to, fix a record date (which need not be within the time limits otherwise prescribed by Trust Indenture Act Section 316(c)) for the purpose of determining the Holders entitled to act with respect to any amendment or waiver or in any other regard, except that during the continuance of an Event of Default, only the Trustee may set a record date as to notices of Default, any declaration or acceleration or any other remedies or other consequences of the Event of Default. If a record date is fixed, those Persons that were Holders at such record date and only those Persons will be entitled to act, or to revoke any previous act, whether or not those Persons continue to be Holders after the record date. No act will be valid or effective for more than 90 days after the record date.

Section 13.02.  Notices.

(a)                 Any notice or communication to the Company, the Trustee or the Notes Collateral Agent will be deemed given if in writing (i) when delivered in person or (ii) three days after mailing when mailed by first class mail, (iii) when sent by facsimile transmission, with transmission confirmed or (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notices or communications to a Subsidiary Guarantor will be deemed given if given to the Company. In each case the notice or communication should be addressed as follows:

if to the Company:

Maxar Technologies Inc.
1300 W. 120th Avenue
Westminster, Colorado 80234
Fax No.: (303) 254-6190
Attention: Treasurer and General Counsel

if to the Trustee or the Notes Collateral Agent:

Wilmington Trust, National Association

Global Capital Markets
246 Goose Lane, Suite 105,
Guilford, Connecticut 06437
Fax No.: 888-316-6238

Attention: Maxar Technologies Inc. Administrator

Each of the Company, the Trustee or the Notes Collateral Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

(b)                 Except as otherwise expressly provided with respect to published notices, any notice or communication to a Holder will be deemed given when mailed to the Holder at its address as it appears on the Register by first class mail or by other electronic means or such other delivery system as the Trustee agrees to accept. Notwithstanding the foregoing, as to any Global Note registered in the name of a Depositary or its nominee, any notice or communication shall be sufficiently given if given to the Depositary according to the applicable procedures of the Depositary (or as otherwise as agreed by the Company, the Trustee and the Depositary). Copies of any notice or communication to a Holder, if given by the Issuer, will be mailed to the Trustee at the same time. Defect in mailing a notice or communication to any particular Holder will not affect its sufficiency with respect to other Holders.

(c)                 Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver will be the equivalent of the notice. Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

(d)                 If a notice or communication is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 13.03.  Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or Notes Collateral Agent to take any action under this Indenture (except (x) as provided in Sections 2.04, 3.03(e) and 3.04(e) and (y) with respect to an Opinion of Counsel, in connection with the original issuance of any Notes or the execution of any amendment or supplement entered into in connection with adding any Subsidiary Guarantor under this Indenture and no other matters otherwise requiring an Opinion of Counsel), the Issuer shall furnish to the Trustee or Notes Collateral Agent, as applicable:

(1)            an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)            an Opinion of Counsel stating that all such conditions precedent have been complied with.

Section 13.04.  Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(1)            a statement that each person signing the certificate or opinion has read such covenant or condition;

(2)            a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(3)            a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)            a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with,

provided that an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials with respect to matters of fact.

Section 13.05.  Payment Date Other Than a Business Day. If any payment with respect to a payment of any principal of, premium, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 13.06.  Governing Law; Waiver of Jury Trial; Jurisdiction. This Indenture, including any Subsidiary Guarantees, and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Company, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent, and each Holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes, any Subsidiary Guarantee, the Security Documents, the Intercreditor Agreements or any transaction contemplated thereby. The parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan in the City of New York in any suit, action or proceeding arising out of or relating to this Indenture, the Notes, the Subsidiary Guarantees or the transactions contemplated hereby. The Company and each Subsidiary Guarantor agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture or the Notes shall affect any right that the Trustee, the Notes Collateral Agent or any Holder may otherwise have to bring any suit, action or proceeding relating to this Indenture, the Notes, the Subsidiary Guarantees or the transactions contemplated hereby against the Company or any Subsidiary Guarantor or its properties in the courts of any jurisdiction and they each hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

Section 13.07.  No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any of its Subsidiaries, and no such indenture or loan or debt agreement may be used to interpret this Indenture.

Section 13.08.  Successors. All agreements of the Issuer or any Subsidiary Guarantor in this Indenture and the Notes will bind its successors. All agreements of the Trustee or Notes Collateral Agent in this Indenture will bind its successors.

Section 13.09.  Counterparts; Electronic Signatures. This Indenture may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same agreement. This Indenture may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Initial Purchasers of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. Unless otherwise provided herein or in the Notes or any of the Security Documents, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, the Notes, any of the Security Documents or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee or Notes Collateral Agent pursuant to procedures approved by such Trustee or Notes Collateral Agent.

Section 13.10.  Separability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11.  Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

Section 13.12.  No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders. No director, officer, employee, incorporator, member or stockholder of the Issuer or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer or such Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.13.  Force Majeure. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; epidemics or pandemics; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

[Signature page follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

MAXAR TECHNOLOGIES INC. as Issuer

By:	/s/ Biggs C. Porter
Name: Biggs C. Porter
Title: Executive Vice President and Chief Financial Officer

MAXAR TECHNOLOGIES HOLDINGS INC.
MAXAR INTELLIGENCE INC.
MAXAR INTELLIGENCE 3D INC.
MAXAR MISSION SOLUTIONS HOLDINGS INC.
MAXAR MISSION SOLUTIONS INC.
MAXAR SPACE HOLDINGS LLC

MAXAR SPACE LLC,
as Subsidiary Guarantors

By:	/s/ Biggs C. Porter
Name: Biggs C. Porter
Title: Executive Vice President and Chief Financial Officer
WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee
By:	/s/ Nedine P. Sutton
Name: Nedine P. Sutton
Title: Vice President

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION as Notes Collateral Agent

By:	/s/ Nedine P. Sutton
Name: Nedine P. Sutton
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[FACE OF NOTE]

MAXAR TECHNOLOGIES INC.

7.750% Senior Secured Note due 2027

CUSIP 144A: 57778K AC9 / Reg S: U5763L AD8 / ISIN 144A: US57778KAC99 / Reg S: USU5763LAD83

No.	$_______________

Maxar Technologies Inc., a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to ____________________, or its registered assigns, the principal sum of ____________ DOLLARS ($______) on June 15, 2027.

Interest Rate: 7.750% per annum.

Interest Payment Dates: June 15 and December 15, commencing December 15, 2022.

Regular Record Dates: June 1 and December 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:	MAXAR TECHNOLOGIES INC.

By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 7.750% Senior Secured Notes due 2027 described in the Indenture referred to in this Note.

Wilmington Trust, National Association, as Trustee

By:
Authorized Signatory

Dated:

[REVERSE SIDE OF NOTE]

MAXAR TECHNOLOGIES INC.

7.750% Senior Secured Note due 2027

1.	Principal and Interest.

The Company promises to pay the principal of this Note on June 15, 2027.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 7.750% per annum.

Interest will be payable semiannually (to the Holders of record of the Notes at the close of business on the June 1 or December 1 immediately preceding the interest payment date) on each interest payment date, commencing December 15, 2022.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing Default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid, from the Issue Date. Interest will be computed in the basis of a 360-day year of twelve 30-day months.

The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest at the interest rate on the Notes.

2.	Indentures; Note Guaranty.

This is one of the Notes issued under an Indenture dated as of June 14, 2022 (as amended or supplemented from time to time, the “Indenture”), among the Company, the Subsidiary Guarantors and Wilmington Trust, National Association, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general senior obligations of the Company, pari passu in right of payment with any existing and future unsubordinated Indebtedness of the Company. The Indenture limits the original aggregate principal amount of the Notes to $500,000,000, but Additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes vote together for all purposes as a single class. This Note may be guaranteed as set forth in the Indenture.

3.	Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

This Note is subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. There is no sinking fund applicable to this Note and there is no mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

4.	Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5.	Defaults and Remedies.

If an Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency), occurs and is continuing, up to two years following the first public notice or notice to the Trustee of such event, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Upon the effectiveness of such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, shall be due and payable immediately. If certain events of bankruptcy or insolvency with respect to the Company occur and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the Notes automatically become due and payable.

6.	Amendment and Waiver.

The Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

7.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

8.	Governing Law; Waiver of Jury Trial.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York. The Company and the Trustee each irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to the Indenture or this Note, or any transaction contemplated thereby.

9.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

10.	Collateral.

The Notes are expected to be secured by the Collateral on the terms of and subject to the conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements, subject to release or termination as provided in the Indenture, the Security Documents and the Intercreditor Agreements.

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL CERTIFICATES BEARING A RESTRICTED LEGEND]

In connection with any transfer of this Note, the undersigned confirms that such transfer is made without utilizing any general solicitation or general advertising and further as follows:

Check One

☐     (1) This Note is being transferred to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act of 1933, as amended and certification in the form of Exhibit G to the Indenture is being furnished herewith.

☐     (2) This Note is being transferred to a Non-U.S. Person in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S thereunder, and certification in the form of Exhibit F to the Indenture is being furnished herewith.

or

☐     (3) This Note is being transferred other than in accordance with (1) or (2) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee will refuse to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in the Indenture have been satisfied.

Date:

Seller

By

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:[1]

By
To be executed by an executive officer

1 Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the box:

☐ Section 4.10               ☐ Section 4.14

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount (in original principal amount) below:

$_____________________.

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:[1]

1 Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for one or more Certificated Notes or a part of another Global Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

EXHIBIT B

[FORM OF] SUPPLEMENTAL INDENTURE

dated as of __________, ____

among

MAXAR TECHNOLOGIES INC.,

[NAME OF SUBSIDIARY GUARANTOR]

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

7.750% Senior Secured Notes due 2027

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of [ • ], [ • ], among Maxar Technologies Inc., a Delaware corporation (the “Company”), [insert each Subsidiary Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, certain existing Subsidiary Guarantors and the Trustee entered into the Indenture, dated as of June 14, 2022 (as amended or supplemented from time to time, the “Indenture”), relating to the Company’s 7.750% Senior Secured Notes due 2027 (the “Notes”); and

WHEREAS, the Company is permitted to add further Subsidiary Guarantors without consent of the Holders pursuant to Section 9.01(6) and is required to add further Subsidiary Guarantors under certain circumstances as set forth in Section 4.15.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 10 thereof. Notwithstanding the foregoing, the Subsidiary Guarantee of the Undersigned shall be automatically and unconditionally released and discharged as set forth in the Indenture, including, but not limited to, under the circumstances described in Section 4.15(b), Section 4.18, Article 8, Section 10.06 and Article 12 thereof, and no further action by the Subsidiary Guarantor, the Company or the Trustee is required for the release of the Undersigned’s Subsidiary Guarantee as contemplated therein.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MAXAR TECHNOLOGIES INC., as Issuer

By:
Name:
Title:

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT C

RESTRICTED LEGEND

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, (A) IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) IS NOT A “U.S. PERSON” (WITHIN THE MEANING OF RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) AND IS PURCHASING THE NOTES IN AN OFFSHORE TRANSACTION, AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)	AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED IN THE NEXT PARAGRAPH), EXCEPT:

(A)	TO THE ISSUER OR ANY SUBSIDIARY THEREOF; OR

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C)	TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

C-1

THE RESALE RESTRICTION TERMINATION DATE WILL BE THE DATE (1) THAT IS AT LEAST SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WERE THE OWNERS OF THIS NOTE AND (2) ON WHICH THE ISSUER INSTRUCTS THE TRUSTEE THAT THIS LEGEND SHALL BE DEEMED REMOVED FROM THIS SECURITY, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE RELATING TO THIS SECURITY.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY EVIDENCED HEREBY MUST NOT TRADE THE SECURITY IN, OR TO A PERSON IN ANY PROVINCE OR TERRITORY OF, CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE DATE OF THE ISSUANCE OF THIS SECURITY.

C-2

EXHIBIT D

DTC LEGEND

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE. TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

D-1

EXHIBIT E

REGULATION S LEGEND

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, (A) IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) IS NOT A “U.S. PERSON” (WITHIN THE MEANING OF RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) AND IS PURCHASING THE NOTES IN AN OFFSHORE TRANSACTION, AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)	AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED IN THE NEXT PARAGRAPH), EXCEPT:

(A)	TO THE ISSUER OR ANY SUBSIDIARY THEREOF; OR

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C)	TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

E-1

THE RESALE RESTRICTION TERMINATION DATE WILL BE THE DATE (1) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WERE THE OWNERS OF THIS NOTE AND (2) ON WHICH THE ISSUER INSTRUCTS THE TRUSTEE THAT THIS LEGEND SHALL BE DEEMED REMOVED FROM THIS SECURITY, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE RELATING TO THIS SECURITY.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE ISSUER AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY EVIDENCED HEREBY MUST NOT TRADE THE SECURITY IN, OR TO A PERSON IN ANY PROVINCE OR TERRITORY OF, CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE DATE OF THE ISSUANCE OF THIS SECURITY.

E-2

EXHIBIT F

Regulation S Certificate

_________, ____

Wilmington Trust, National Association
Global Capital Markets

246 Goose Lane, Suite 105
Guilford, Connecticut 06437
Attention: Maxar Technologies Inc. Administrator

Re:	Maxar Technologies Inc. 7.750% Senior Secured Notes due 2027 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of June 14, 2022 relating to the Notes

Ladies and Gentlemen:

Terms are used in this Certificate as used in Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), except as otherwise stated herein.

[CHECK A OR B AS APPLICABLE.]

☐	A. This Certificate relates to our proposed transfer of $____ aggregate principal amount of Notes issued under the Indenture. We hereby certify, represent and warrant as follows:

1.	The offer and sale of the Notes was not and will not be made to a person in the United States (unless such person is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3)) and such offer and sale was not and will not be specifically targeted at an identifiable group of U.S. citizens abroad.

2.	Unless the circumstances described in the parenthetical in paragraph 1 above are applicable, either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.	Neither we, any of our affiliates, nor any person acting on our or their behalf has made any directed selling efforts in the United States with respect to the Notes.

4.	The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.	If we are a dealer or a person receiving a selling concession, fee or other remuneration in respect of the Notes, and the proposed transfer takes place during the Restricted Period (as defined in the Indenture), or we are an officer or director of the Company or an Initial Purchaser (as defined in the Indenture), we certify that the proposed transfer is being made in accordance with the provisions of Rule 904(b) of Regulation S.

☐	B. This Certificate relates to our proposed exchange of $____ aggregate principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us. We hereby certify, represent and warrant as follows:

1.	At the time the offer and sale of the Notes was made to us, either (i) we were not in the United States or (ii) we were excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or the account held by us for which we were acting was excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(i) under the circumstances described in Rule 902(h)(3); and we were not a member of an identifiable group of U.S. citizens abroad.

2.	Unless the circumstances described in paragraph 1(ii) above are applicable, either (a) at the time our buy order was originated, we were outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and we did not pre-arrange the transaction in the United States.

3.	The proposed exchange of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF SELLER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]
By:
Name:
Title:
Address:

Date: _________________

EXHIBIT G

Rule 144A Certificate

_________, ____

Wilmington Trust, National Association
Global Capital Markets
246 Goose Lane, Suite 105
Guilford, Connecticut 06437
Attention: Maxar Technologies Inc. Administrator

Re:	Maxar Technologies Inc. 7.750% Senior Secured Notes due 2027 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of June 14, 2022 relating to the Notes

Ladies and Gentlemen:

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

☐ A.      Our proposed purchase of $____ aggregate principal amount of Notes issued under the Indenture.

☐ B.      Our proposed exchange of $____ aggregate principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us.

We hereby confirm, represent and warrant that:

1.	We and, if applicable, each account for which we are acting in the aggregate owned and invested more than $100,000,000 in securities of issuers that are not affiliated with us (or such accounts, if applicable), as of _________, 20__, which is a date on or since close of our most recent fiscal year.

2.	We and, if applicable, each account for which we are acting, are a qualified institutional buyer within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”).

3.	If we are acting on behalf of an account, we exercise sole investment discretion with respect to such account.

4.	We are aware that the transfer of Notes to us, or such exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Prior to the date of this Certificate we have received such information regarding the Company as we have requested pursuant to Rule 144A(d)(4) or have determined not to request such information.

G-1

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]
By:
Name:
Title:
Address:

Date: _________________

G-2

EXHIBIT H

Institutional Accredited Investor Certificate

Wilmington Trust, National Association
Global Capital Markets
246 Goose Lane, Suite 105
Guilford, Connecticut 06437

Attention: Maxar Technologies Inc. Administrator

Re:	Maxar Technologies Inc. 7.750% Senior Secured Notes due 2027 (the “Notes”) Issued under the Indenture (the “Indenture”) dated as of June 14, 2022 relating to the Notes

Ladies and Gentlemen:

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

☐ A.      Our proposed purchase of $____ aggregate principal amount of Notes issued under the Indenture.

☐ B.      Our proposed exchange of $____ aggregate principal amount of Notes issued under the Indenture for an equal principal amount of Notes to be held by us.

We hereby confirm, represent and warrant that:

1.	We are an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”) (an “Institutional Accredited Investor”).

2.	Any acquisition of Notes by us will be for our own account or for the account of one or more other Institutional Accredited Investors as to which we exercise sole investment discretion.

3.	We have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of an investment in the Notes and we and any accounts for which we are acting are able to bear the economic risks of and an entire loss of our or their investment in the Notes.

4.	We are not acquiring the Notes with a view to, or for offer or sale in connection with, any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; provided that the disposition of our property and the property of any accounts for which we are acting as fiduciary will remain at all times within our and their control.

5.	We understand and acknowledge that the offer and sale of the Notes have not been registered under the Securities Act and that the Notes and any interest therein may not be offered or sold within the United States or to or for the benefit of U.S. persons except as set forth below.

6.	The principal amount of Notes to which this Certificate relates is at least equal to $250,000.

We agree for the benefit of the Company, on our own behalf and on behalf of each account for which we are acting, that such Notes may be offered, sold, pledged or otherwise transferred only in accordance with the Securities Act and any applicable securities laws of any State of the United States and only (a) to the Company, (b) pursuant to a registration statement which has become effective under the Securities Act, (c) to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (d) in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act, (e) in a principal amount of not less than $250,000, to an Institutional Accredited Investor that, prior to such transfer, delivers to the Trustee a duly completed and signed certificate (the form of which may be obtained from the Trustee) relating to the restrictions on transfer of the Notes or (f) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act. We further agree to provide any Person purchasing any of the Notes from us in a transaction meeting the requirements of clauses (a) through (f) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein. We understand that, on any proposed resale of the Notes or beneficial interest therein, we shall be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.

Prior to the registration of any transfer in accordance with (c) or (d) above, we acknowledge that a duly completed and signed certificate (the form of which may be obtained from the Trustee) must be delivered to the Trustee. Prior to the registration of any transfer in accordance with (e) or (f) above, we acknowledge that the Company reserves the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws. We acknowledge that no representation is made as to the availability of any Rule 144 exemption from the registration requirements of the Securities Act.

We understand that the Trustee will not be required to accept for registration of transfer any Notes acquired by us, except upon presentation of evidence satisfactory to the Company and the Trustee that the foregoing restrictions on transfer have been complied with. We further understand that the Notes acquired by us will be in the form of definitive physical certificates and that such certificates will bear a legend reflecting the substance of the preceding paragraph. We further agree to provide to any person acquiring any of the Notes from us a notice advising such person that resales of the Notes are restricted as stated herein and that certificates representing the Notes will bear a legend to that effect.

We agree to notify you promptly in writing if any of our acknowledgments, representations or agreements herein ceases to be accurate and complete.

We represent to you that we have full power to make the foregoing acknowledgments, representations and agreements on our own behalf and on behalf of any account for which we are acting.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]
By:
Name:
Title:
Address:

Date: _________________

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

By:

Date:

Taxpayer ID number:

EXHIBIT I

OID LEGEND

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING MAXAR TECHNOLOGIES INC., 1300 W. 120TH AVENUE, WESTMINSTER, COLORADO 80234, ATTENTION: TREASURER AND GENERAL COUNSEL.

I-1

EXHIBIT J

Form of Second Lien Intercreditor Agreement

[See attached].

J-1

FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

among

MAXAR TECHNOLOGIES INC.

and the other Grantors party hereto,

and

ROYAL BANK OF CANADA,1
as Senior Representative for the Credit Agreement Secured Parties,
WILMINGTON TRUST, N.A.,
as Senior Representative for the Initial Additional Senior Debt Secured Parties,
and

[____],
as the Initial Second Priority Representative,

and

each additional Representative from time to time party hereto

dated as of [           ], 20[           ]

[1]	To include Royal Bank of Canada in its capacity as Collateral Agent to the extent applicable.

SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [          ], 20[ ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among MAXAR TECHNOLOGIES INC., as borrower (the “Borrower”, which term shall include each Additional Borrower (as defined below) from time to time), the other Grantors (as defined below) from time to time party hereto, ROYAL BANK OF CANADA, as Senior Representative for the Credit Agreement Secured Parties, Wilmington Trust, N.A., as Senior Representative for the Initial Additional Senior Debt Secured Parties, [           ], as Initial Second Priority Representative for the Initial Second Priority Debt Parties (in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.8.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent for the Credit Agreement Secured Parties (for itself and on behalf of the Credit Agreement Secured Parties), the Notes Collateral Agent (for itself and on behalf of the Initial Additional Senior Debt Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility), each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) and the Grantors agree as follows:

ARTICLE 1
Definitions

1.1             Certain Defined Terms

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the UCC or the PPSA, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Borrower” means each Person that becomes a “Borrower” under the Credit Agreement from time to time after the effective date of the Credit Agreement in accordance with the Credit Agreement or otherwise with the consent of the Senior Representative for the Credit Agreement Secured Parties.

“Additional Senior Debt” means any Debt that is issued or guaranteed by the Borrower and/or any Guarantor (other than Debt constituting Credit Agreement Obligations or Initial Additional Senior Debt Obligations) which Debt and Guarantees are secured by the Senior Collateral (or a portion thereof) on a basis that is senior to the Second Priority Debt Obligations and on a pari passu basis (but without regard to control of remedies or payment priority, to the extent set forth in the Additional Senior Debt Documents) with the Credit Agreement Obligations; provided, however, that (i) such Debt is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document then in effect and (ii) the Representative for the holders of such Debt shall have (A) become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.8 hereof and (B) become a party to the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.12 thereof; provided, further, that if such Debt will be the initial Additional Senior Debt incurred by the Borrower and/or any Guarantor, then the Borrower and/or the Guarantors, the Administrative Agent and the Representative for such Debt shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Borrower and/or Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Debt.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including any interest, fees or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such case or proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable by any Grantor to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents, (c) any Secured Hedge Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt, (d) any Secured Cash Management Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt and (e) any renewals or extensions of the foregoing that are not prohibited by each Senior Debt Document and each Second Priority Debt Document. Additional Senior Debt Obligations shall include any Permitted Other Indebtedness that constitutes Additional Senior Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Debt, the Senior Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Grantor under any related Additional Senior Debt Documents.

“Administrative Agent” means the Administrative Agent under the Credit Agreement and any successor administrative agent as provided in Section 13.6 of the Credit Agreement; provided, however, that if the Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent or administrative agents (or trustee or trustees) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, and any successor statute.

“Bankruptcy and Insolvency Act (Canada)” means the Bankruptcy and Insolvency Act (Canada).

“Bankruptcy Law” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and any similar federal, state or foreign law for the relief of debtors as now or hereafter in effect, and any successors to such statutes and any other applicable insolvency or other similar analogous law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and any law of any jurisdiction relating to receivership, reorganization, liquidation, conservatorship, moratorium, rearrangement or corporate or other arrangement affecting the rights of creditors generally.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any cash management, cash aggregation, mirror or concentrator account, zero-balance or similar facility facilities or arrangements and (iv) any other demand deposit or operating account relationships or other cash management services.

“Class Debt” has the meaning assigned to such term in Section 8.8.

“Class Debt Parties” has the meaning assigned to such term in Section 8.8.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.8.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Restated Credit Agreement, dated as of October 5, 2017 among Macdonald, Dettwiler and Associates Ltd. (as predecessor to the Borrower), the lenders from time to time party thereto, the Credit Agreement Collateral Agent and the other parties thereto, as amended by Amendment No. 1, dated December 21, 2018, as further amended by Amendment No. 2, dated December 21, 2018 (including the Amending Agreement thereto dated January 15, 2019), and as further amended by Amendment No. 3, to be dated [ ], 2019 (and as amended, restated, amended and restated, supplemented, otherwise modified, replaced or Refinanced from time to time); provided that, in case of a Refinancing of Credit Agreement Obligations, the “Credit Agreement” shall mean each indenture, credit agreement or other governing agreement with respect to any Refinancing indebtedness secured by the Shared Collateral which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Second Priority Representative as the “Credit Agreement” for purposes of this Agreement.

“Credit Agreement Loan Documents” means the Credit Agreement, the other “Credit Facility Documents” as defined in the Credit Agreement (or similar term in any Refinancing thereof), the Hedging Instruments entered into with any Credit Agreement Secured Party and each Cash Management Agreement entered into with any Credit Agreement Security Party.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a written notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof. The Designated Senior Representative may treat the Initial Second Priority Representative as the Designated Second Priority Representative until such time as it receives written notice from the Initial Second Priority Representative that it was replaced as Designated Second Priority Representative.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) at such time. The Designated Second Priority Representative may treat the Senior Representative for the Credit Agreement Secured Parties as the Designated Senior Representative until such time as it receives written notice from such Senior Representative that it was replaced as Designated Senior Representative.

“DIP Financing” has the meaning assigned to such term in Section 6.1.

“Discharge” means, subject to Sections 5.6 and 6.4, with respect to the Shared Collateral and any Debt Facility, the date on which (i) such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by all the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility or, with respect to any Secured Hedging Obligations or Secured Cash Management Obligations secured by the Collateral Documents for such Debt Facility, either (x) such Secured Hedge Obligations or Secured Cash Management Obligations have been paid in full and are no longer secured by all the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (y) such Secured Hedge Obligations or Secured Cash Management Obligations shall have been cash collateralized on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Secured Hedge Obligations or Secured Cash Management Obligations are no longer secured by all the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (ii) any letters of credit issued under the Senior Facilities have terminated or have been cash collateralized or backstopped (in the amount and form required under the applicable Debt Facility) and (iii) all commitments of the Senior Secured Parties and the Second Priority Debt Parties under their respective Debt Facilities have been terminated. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to the Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to all the Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with any Credit Agreement which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Second Priority Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Grantors” means the Borrower (including, for avoidance of doubt, each Additional Borrower) and each Subsidiary thereof which has granted a Lien pursuant to any Collateral Document to secure any Secured Obligations.

“Initial Additional Senior Debt Agreement” means that certain Indenture, dated as of [                                                     ], 2019, among the Borrower, the other Grantors identified therein, the Notes Collateral Agent and the Trustee.

“Initial Additional Senior Debt Documents” means the Initial Additional Senior Debt Agreement, the Notes (as defined in the Initial Additional Senior Debt Agreement), the Initial Additional Senior Debt Security Agreement and any security documents and other operative agreements, instruments, filings or recordings evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Senior Debt Obligations.

“Initial Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Initial Additional Senior Debt Obligations.

“Initial Additional Senior Debt Obligations” means, the Notes (as defined in the Initial Additional Senior Debt Agreement) and the other “Obligations Secured” as defined in the Initial Additional Senior Debt Security Agreement.

“Initial Additional Senior Debt Parties” means the holders of the Initial Additional Senior Debt Obligations, the Notes Collateral Agent, the Trustee, and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Grantor under any related Initial Additional Senior Debt Documents.

“Initial Additional Senior Debt Security Agreement” means that certain Security Agreement, dated as of [                                                     ], 2019, among the Borrower, the other Grantors identified therein, and Wilmington Trust, N.A., as Trustee.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Collateral Documents” means the “Security Documents” as defined in the Initial Second Priority Debt Documents (or similar term in any Refinancing of the Initial Second Priority Debt) and each of the collateral agreements, security agreements, pledge agreements, debentures and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Documents” means [ ], and any notes, security documents, pledge agreements, debentures and other operative agreements evidencing or governing such Debt, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the [“Obligations”] as defined in the Initial Second Priority Debt Documents (or similar term in any Refinancing thereof).

“Initial Second Priority Debt Parties” means the [“Secured Parties”] as defined in the Initial Second Priority Debt Documents (or similar term in any Refinancing thereof) and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a)       any case or proceeding commenced by or against any of the Borrower or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any of the Borrower or any other Grantor, any proceeding seeking the appointment of any trustee, administrator, receiver, interim receiver, receiver and manager, assignee, liquidator, sequestrator, custodian, conservator, monitor or other insolvency official with similar powers, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b)       any case or proceeding for liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)       any other case or proceeding of any type or nature in which substantially all claims of creditors of any Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means intellectual property, including all (a) (i) patents, inventions, processes, developments, technology, and know-how; (ii) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (iv) trade secrets, confidential, proprietary, or non-public information and (b) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex II or Annex III hereof required to be delivered by a Class Debt Representative to the Designated Senior Representative pursuant to Section 8.8 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Debt Parties, as the case may be, under such Debt Facility.

“Law” means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising with respect to indebtedness for borrowed monies and otherwise than by operation of Law), and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

“Notes Collateral Agent” means Wilmington Trust, N.A., as collateral agent under the Initial Additional Senior Debt Agreement and any successor collateral agent as provided in the Initial Additional Senior Debt Agreement.

“Officer’s Certificate” means a certificate of an Senior Officer of the Borrower.

“Official Body” means any government (including any federal, provincial, state, territorial, municipal or local government) or political subdivision or any agency, authority, bureau, regulatory or administrative authority, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, judicial entity, or arbitrator, whether foreign or domestic.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Official Body.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.5(a).

“PPSA” shall mean the Personal Property Security Act (British Columbia), the Civil Code of Québec or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, opposability, priority, ranking or enforcement of security interests, liens, hypothecs on personal or movable property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the Personal Property Security Act shall be construed to also refer to any successor sections.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.7.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in each case, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the U.S. Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.8.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.8.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.8.

“Second Priority Collateral” means any “Collateral” (or similar term) as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements, pledge agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means (a) the Initial Second Priority Debt and (b) any additional Debt issued or guaranteed by the Borrower or any other Guarantor (other than the Initial Second Priority Debt), which Debt (including Guarantees), in each case, is secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies or payment priority, to the extent set forth in the applicable Second Priority Debt Documents) with the Initial Second Priority Debt Obligations and any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents provide that such Debt and Guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Obligations; provided, however, that, in the case of clause (b), (i) such Debt is permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents and Second Priority Debt Documents then in effect and (ii) the Representative for the holders of such Debt shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.8 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Borrower and/or Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any additional series, issue or class of Second Priority Debt, the promissory notes, indentures, credit agreement, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Debt.

“Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any other series, issue or class of Second Priority Debt, (a) all principal of, and interest (including any interest, fees or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt and (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any other series, issue or class of Second Priority Debt, the holders of such Debt, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 consecutive days after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from the Designated Second Priority Representative that (x) it is the Designated Second Priority Representative and that an Event of Default (under and as defined in the applicable Second Priority Debt Document) has occurred and is continuing and (y) all of the then outstanding Second Priority Debt Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative (or a Person authorized by it) has commenced and is diligently pursuing any enforcement action with respect to any or all of the Shared Collateral or (2) at any time the Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Designated Second Priority Representative or any other Second Priority Debt Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Designated Senior Representative (or a Person authorized by it) or any other Senior Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to any or all of the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Second Priority Enforcement Date shall be deemed not to have occurred and the Designated Second Priority Representative and each other Second Priority Debt Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations that agree to vote together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Obligations covered hereby, the Initial Second Priority Representative and (ii) in the case of any other Second Priority Debt Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility or any Second Priority Debt Party thereunder, that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Cash Management Obligations” shall mean obligations of a Grantor under Cash Management Agreements with a Senior Secured Party, including the “Cash Management Obligations” (as defined in the Credit Agreement), that are intended under the applicable Senior Collateral Document to be secured by Shared Collateral.

“Secured Hedge Obligations” shall mean obligations of a Grantor under “Hedging Instruments” (as defined in the Credit Agreement) with a Senior Secured Party, including “Hedging Obligations” (as defined in the Credit Agreement) that are intended under the applicable Senior Collateral Document to be secured by Shared Collateral.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means any “GSA” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Senior Class Debt” has the meaning assigned to such term in Section 8.8.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.8.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.8.

“Senior Collateral” means any “Collateral” (or similar term) as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the “Security Documents” as defined in the Credit Agreement, any First Lien Intercreditor Agreement (if any is executed and delivered), the Initial Additional Senior Debt Security Agreement, the other “Security Documents” as defined in the Initial Additional Senior Debt Agreement and each of the collateral agreements, security agreements, pledge agreements and other instruments and documents executed and delivered by any Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents, (b) the Initial Additional Senior Debt Documents and (c) the Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement, the Initial Additional Senior Debt Facility and the Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations, the Initial Additional Senior Debt Obligations and the Additional Senior Debt Obligations; provided further that any Credit Agreement Obligations, any Initial Additional Senior Debt Obligations and any Additional Senior Debt Obligations shall in each case be conclusively deemed to have been incurred in compliance with the Second Priority Debt Documents if the Borrower shall have delivered to the Designated Senior Representative and the Designated Second Priority Representative an Officer’s Certificate to that effect.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Senior Debt Obligations, the Notes Collateral Agent and (iii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent or any Senior Secured Party under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties, the Initial Additional Senior Debt Parties and the Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article 2 to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Senior Collateral at such time.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Trustee” means Wilmington Trust, N.A., as trustee under the Initial Additional Senior Debt Agreement and any successor trustee as provided in the Initial Additional Senior Debt Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2	Interpretive Provision.

The interpretive provisions contained in Section 1 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

ARTICLE 2
Priorities and Agreements with Respect to Shared Collateral

2.1             Subordination

Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC or the PPSA, any Law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how and when acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Party or any other agent or trustee therefor, regardless of how and when acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of any Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

2.2	Nature of Senior Lender Claims

Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to, consent by or other action on the part of the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof, including pursuant to Section 2.15 of the Credit Agreement so long as such increase is not prohibited by the Senior Debt Documents and the Second Priority Debt Documents then in effect (for the avoidance of doubt any increase in the aggregate amount of the Senior Obligations permitted by the Senior Debt Documents and the Second Priority Debt Documents on the date hereof shall be permitted). The Lien priorities provided for in Section 2.1 shall not be altered or otherwise affected by any amendment, restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

2.3	Prohibition on Contesting Liens

Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing, or claims asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing, or claims asserted with respect to, any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.1) or any of the Senior Debt Documents.

2.4             No New Liens

(a)                Subject to the terms hereof, the parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its direct or indirect Subsidiaries to, (1) grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations, or (2) grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligations unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Second Priority Debt Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations (subject to the relative Lien priorities set forth herein). To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.4 shall be subject to Section 4.1 and Section 4.2.

(b)                The existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Secured Obligations shall not be deemed to be a difference in Collateral among any series, issue or class of Senior Obligations or Second Priority Debt Obligations.

2.5             Perfection of Liens

Except for the limited agreements of the Senior Representatives pursuant to Section 5.5 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable Law.

2.6             Certain Cash Collateral

Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents (i) specifically pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Sections 2.2, 4.9 and 5.10 of the Credit Agreement (or any equivalent successor provision) or any applicable provision in connection with such pledge or (ii) to the extent the pledge thereof is permitted under the Senior Debt Documents and Second Priority Debt Documents then in effect, specifically pledged to any Second Priority Debt Party or a group of Second Priority Debt Parties to secure only the Second Priority Debt Obligations owing to such Second Priority Debt Parties shall, in each case be applied as specified in the Senior Debt Documents or the Second Priority Debt Documents, as applicable, and will not constitute Shared Collateral; provided, however, that if any Grantor shall fail to pay any of such Secured Obligations owing under such Senior Debt Document or Second Priority Debt Document as and when required thereunder, then the applicable Secured Party agrees that to the extent it seeks to satisfy any such Secured Obligations owing to it, such Secured Party shall first proceed to satisfy such Secured Obligations with the proceeds of any such cash collateral (or any letter of credit or other credit support specifically issued or pledged in favor of such Secured Party to support such Secured Obligations). If, following the application of any such cash collateral, letter of credit or other credit support to the repayment of such Secured Obligations owing to the applicable Secured Party, such Secured Party has not received the full amount of the Secured Obligations then due and owing to it, it shall be entitled to its pro rata share of any Proceeds as, and to the extent, provided in Section 4.1. Nothing in this Agreement shall be construed to impair the right of any Secured Party to recoup, set off, net or off-set amounts against any cash and cash equivalents (or letter of credit support) that does not constitute Shared Collateral and that was specifically pledged to such Secured Party as provided in this Section 2.6 (including amounts delivered as margin or cash collateral) to the extent permitted under the applicable Senior Debt Document or Second Priority Debt Document, or exercise its rights and remedies with respect to any such cash collateral pledged for its sole benefit or as a beneficiary under and pursuant to any other such credit support issued solely in its favor, each of which will be governed by the terms of such Senior Debt Document or Second Priority Debt Document, as applicable.

ARTICLE 3
Enforcement

3.1             Exercise of Remedies

(a)                So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of or any other action from any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any of the Borrower or any other Grantor, any Second Priority Representative may file a proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) to the extent not otherwise inconsistent with or in contravention of this Agreement, any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent as provided in Section 5.4, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.1 and the Second Priority Debt Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Debt Party may vote on any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding that conforms to the terms and conditions of this Agreement, and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative (or a Person authorized by it) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative (or a Person authorized by it) has not commenced and is not diligently pursuing any enforcement action with respect to any or all of the Shared Collateral or (2) the Grantor which has granted a security interest in any Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, in each case (A) through (F) above, to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code or the PPSA of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws, statutory or otherwise, of any applicable jurisdiction.

(b)                So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)                Subject to the proviso in clause (ii) of Section 3.1(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)                Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents

(e)                Until the Discharge of Senior Obligations, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative (or any Person authorized by it) who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Second Priority Collateral, and the Designated Second Priority Representative (or any Person authorized by it) who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Second Priority Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.1(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Second Priority Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

3.2             Cooperation

Subject to the proviso in clause (ii) of Section 3.1(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

3.3             Actions upon Breach

Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of any of the Borrower or any other Grantor) or any of the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that any of the Borrower or any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE 4
Payments

4.1             Application of Proceeds

After an Event of Default (as defined therein) under any Senior Debt Document has occurred and until such Event of Default is cured or waived, so long as the Discharge of Senior Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

4.2	Payments Over

Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral, (except as otherwise set forth in Article 6) in any Insolvency or Liquidation Proceeding, or otherwise in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5
Other Agreements

5.1	Releases

(a)                Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, if in connection with (i) any sale, transfer or other disposition of any Shared Collateral by any Grantor (other than in connection with any enforcement or exercise of rights or remedies with respect to the Shared Collateral which shall be governed by clause (ii)) permitted under the terms of the Senior Debt Documents or consented to by the holders of Senior Obligations under the Senior Debt Documents (other than after the occurrence and during the continuance of any Event of Default under the Second Priority Debt Documents) or (ii) the enforcement or exercise of any rights or remedies with respect to the Shared Collateral by a Senior Secured Party, including any sale, transfer or other disposition of Shared Collateral so long as net proceeds of any such Shared Collateral are applied to reduce permanently the Senior Obligations, the Designated Senior Representative, for itself and on behalf of the other Senior Secured Parties releases any of the Senior Liens on any of the Shared Collateral (a “Release”), then the Liens on such Shared Collateral securing any Second Priority Debt Obligations shall be automatically, unconditionally and simultaneously released and each Second Priority Representative shall, for itself and on behalf of the other applicable Second Priority Class Debt Parties and at the sole cost and expense of the Grantors, promptly execute and deliver to the Senior Representative and the applicable Grantors such termination statements, releases, filings, recordings and other documents or instruments as the Senior Representative or any applicable Grantor may reasonably request to effectively confirm such Release; provided that, with respect to clause (ii) above, any proceeds received by the Senior Representatives and any other Senior Secured Parties in excess of those necessary to achieve the Discharge of Senior Obligations shall be distributed in accordance with Section 4.1. Similarly, if the equity interests of any Person are foreclosed upon or otherwise disposed of pursuant to clause (i) or (ii) above and in connection therewith the Designated Senior Representative releases the Senior Liens on the Shared Collateral of such Person or releases such Person from its Guarantee of Senior Obligations, then the Second Priority Lien on such property or assets of such Person and such Person’s Guarantee of Second Priority Debt Obligations shall be automatically released to the same extent. Nothing in this Section 5.1(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral or to release any Person from its Guarantee of Second Priority Debt Obligations as set forth in the relevant Second Priority Debt Documents.

(b)                Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the each Senior Representative and any officer or agent of any Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in such Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.1(a), to take any and all appropriate action and to execute any and all documents, filings, recordings and instruments that may be necessary or desirable to accomplish the purposes of Section 5.1(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)                Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an Event of Default (as defined in any Senior Debt Document) of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)                Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable Law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both any Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

5.2	Insurance and Condemnation Awards

Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral, in each case in accordance with the Senior Debt Documents. Unless and until the Discharge of Senior Obligations has occurred, all Proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents, and (iii) third, if no Second Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.2.

5.3	Amendments to Second Priority Collateral Documents

(a)                The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Senior Obligations may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Second Priority Representative or any Second Priority Debt Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Second Priority Majority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(b)                Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Debt under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would contravene the provisions of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, restatements, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof; provided that the failure to give such notice shall not affect the effectiveness and validity thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to ROYAL BANK OF CANADA, as Administrative Agent, pursuant to or in connection with the Credit Agreement, dated as of October 5, 2017 (as amended, restated, supplemented or otherwise modified from time to time), among MAXAR TECHNOLOGIES INC., as borrower (the “Borrower”), the lending institutions from time to time parties thereto, ROYAL BANK OF CANADA, as the Administrative Agent, and the other parties thereto, and the liens and security interests granted to Wilmington Trust, N.A., as Notes Collateral Agent, pursuant to or in connection with the Indenture, dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time), among the Borrower, as issuer, Wilmington Trust, N.A., as the Trustee, and the other parties thereto and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [            ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, the other grantors party thereto from time to time, ROYAL BANK OF CANADA, as the Senior Representative for the Credit Agreement Secured Parties, Wilmington Trust, N.A., as Senior Representative for the Initial Additional Senior Debt Secured Parties, [            ], as Initial Second Priority Representative and each additional Second Priority Representative and Senior Representative from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(c)                In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, restatement, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, restatement, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that (i) no such amendment, restatement, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.1(a) and provided that there is a substantially concurrent release of the corresponding Senior Liens or (B) impose duties that are adverse on any Second Priority Representative without its prior written consent and (ii) written notice of such amendment, restatement, waiver or consent shall have been given to each Second Priority Representative within ten (10) days after the effectiveness of such amendment, restatement, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(d)                The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any material amendments, restatements, supplements or other modifications to the material Senior Debt Documents or the material Second Priority Debt Documents and (ii) any new material Senior Debt Documents or material Second Priority Debt Documents promptly after effectiveness thereof.

5.4	Rights as Unsecured Creditors

The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against any Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and Law so long as such rights and remedies do not violate or are not otherwise inconsistent with any other provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies in respect of Shared Collateral in contravention of this Agreement. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

5.5	Gratuitous Bailee for Perfection

(a)                Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession, control, or notation, of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of, or notation, in the name of, such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.5.

(b)                In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(c)                Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)                The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.5. The duties or responsibilities of the Senior Representatives under this Section 5.5 shall be limited solely to holding, controlling, or being notated on, the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.5 as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e)                The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.5 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f)                 Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier, and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement. No Senior Representative shall have any liability to any Second Priority Debt Party.

(g)                None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Second Priority Debt Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

5.6	When Discharge of Senior Obligations Deemed To Not Have Occurred

If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any other Grantor consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments, restatements or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

5.7	Purchase Right

Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by the Credit Agreement Secured Parties which are assigning lenders pursuant to the Assignment and Acceptance (as such term is defined in the Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the applicable Second Priority Representatives, subject to any consent rights of the Borrower under the Credit Agreement or any applicable Senior Debt Document. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.7 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE 6
Insolvency or Liquidation Proceedings.

6.1	Financing Issues

(a)                Until the Discharge of Senior Obligations has occurred, if any of the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any class of Senior Secured Parties shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining debtor in possession or interim financing or financing under Section 363 or Section 364 of the Bankruptcy Code or similar provisions, statutory or otherwise, of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (or support any Person in objecting or otherwise contesting) such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.1(a) and Section 6.3, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement, (y) any adequate protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that until the Discharge of Senior Obligations has occurred, it will raise no (a) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party with respect to the Senior Collateral, (b) objection to (and will not otherwise contest or support any Person in objecting to) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or under Section 363(k) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law, (c) objection to (and will not otherwise contest or support any Person in objecting to) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral, or (d) objection to (and will not otherwise contest or oppose or support any Person in objecting to, contesting or opposing) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided that the Second Priority Debt Parties may assert any objection to the proposed bidding procedures or protections to be utilized in connection with any such sale or disposition that may be asserted by any unsecured creditor of any Grantor, and further provided that the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision under the Bankruptcy Code or any other applicable Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice.

(b)                Nothing in this Agreement shall limit the rights of any Senior Secured Party or Second Priority Debt Party to consent to the use of cash collateral (or Proceeds of such cash collateral) or provide post-petition or interim financing on terms other than the terms set forth in paragraph (a) of this Section 6.1.

6.2	Relief from the Automatic Stay

Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

6.3	Adequate Protection

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection, or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.3 or in Section 6.1, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral or super priority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law (other than in a role of DIP Financing provider), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a super priority claim (as applicable), which (A) Lien is subordinated to the Liens securing or providing adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto and any “carve-out”) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) super priority claim is subordinated to all claims of the Senior Secured Parties, and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto and any “carve-out”) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.2), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a super priority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a super priority claim, which super priority claim shall be senior to the claims of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such super priority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.2). Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

6.4	Preference Issues

If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of any Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference, fraudulent transfer, or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

6.5	Separate Grants of Security and Separate Classifications

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

6.6	No Waivers of Rights of Senior Secured Parties

Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

6.7	Application

This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

6.8	Other Matters

To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Designated Senior Representative, including any rights to payments in respect of such rights.

6.9	506(c) Claims

Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

6.10	Reorganization Securities; Voting

(a)                If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with, or in contravention of, the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(c) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law.

6.11	Section 1111(b) of the Bankruptcy Code

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law with respect to the Senior Collateral. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law with respect to the Senior Collateral.

6.12	Post-Petition Interest.

(a)                Neither a Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by any Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provisions, statutory or otherwise, of any other Bankruptcy Law or otherwise.

(b)                Neither a Senior Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by a Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision, statutory or otherwise, of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of such Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations and the Senior Lien).

ARTICLE 7
Reliance; Etc.

7.1	Reliance

The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents and all loans and other extensions of credit incurred, made or deemed made as of, on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

7.2	No Warranties or Liability

Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any Guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3	Obligations Unconditional

All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)                any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)                any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)                any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, restatement, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any Guarantee thereof;

(d)                the commencement of any Insolvency or Liquidation Proceeding in respect of any Borrower or any other Grantor; or

(e)                any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) any Borrower or any other Grantor in respect of the Senior Obligations (other than as set forth in Section 5.6 hereof or other payments or performance) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE 8
Miscellaneous

8.1	Conflicts

In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Administrative Agent, the other Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral, if applicable, shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement with respect to such rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.

8.2	Continuing Nature of this Agreement; Severability

Subject to Sections 5.6 and 6.4, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.3	Amendments; Waivers

(a)                No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.3, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                This Agreement may be amended, restated, supplemented or waived in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Grantors. Any such amendment, restatement, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties, the Second Priority Debt Parties, the Grantors and each of their respective successors and assigns.

(c)                Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.8 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

8.4	Information Concerning Financial Condition of the Company and the Subsidiaries

The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries thereof and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain as confidential or is otherwise required to maintain as confidential.

8.5	Subrogation

Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

8.6	Application of Payments

Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, in accordance with the terms of the Senior Debt Documents. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7	Additional Grantors

The Grantors agree that, if any Person shall become a Grantor after the date hereof, they will promptly cause such Person to become party hereto by executing and delivering an instrument substantially in the form of Annex I. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

8.8	Additional Debt Facilities

To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents then in effect, the Borrower may incur or issue and sell (and the Guarantors may guarantee) one or more series or classes of Second Priority Debt pursuant to clause (b) of the definition thereof and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt pursuant to clause (b) of the definition thereof (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional Senior Debt (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a Lien on Shared Collateral senior in priority to the Second Priority Debt Obligations, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph.

In order for a Class Debt Representative to become a party to this Agreement:

(a)                such Class Debt Representative shall have executed and delivered a Joinder Agreement to the Designated Senior Representative and the Designated Second Priority Representative substantially in the form of Annex II (if such Class Debt Representative is a Second Priority Class Debt Representative) or Annex III (if such Class Debt Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(b)                the Borrower shall have delivered to the Designated Senior Representative and the Designated Second Priority Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.8 are satisfied (or waived by attaching supporting documentation required under Section 8.3) with respect to such Class Debt and, if requested by the Designated Senior Representative or the Designated Second Priority Representative, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct in all material respects by a Senior Officer of the Borrower; and identifying the obligations to be designated as Additional Senior Debt or Second Priority Debt, as applicable, and certifying that such obligations are permitted to be incurred and secured by a Lien on the applicable Collateral (I) in the case of Additional Senior Debt, on a basis senior in priority to the Second Priority Debt Obligations and equal priority (but without regard to control of remedies) with the Senior Obligations under each of the Senior Debt Documents and the Second Priority Debt Documents then in effect and (II) in the case of Second Priority Debt, on a basis junior in priority to the Senior Obligations and equal priority (but without regard to control of remedies) with Second Priority Debt Obligations under each of the Second Priority Debt Documents and the Senior Debt Documents then in effect;

(c)                the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt; and

(d)                each Grantor and each Secured Party agrees that this Agreement may be amended by the Borrower, the Designated Senior Representative and the Designated Second Priority Representative without the consent of any other Secured Party to the extent necessary or desirable to (A) effectuate the intent of this Section 8.8, (B) cause the Liens granted by the applicable Collateral Documents to be in favor of the applicable holders of such Class Debt, (C) cause the holders of such Second Priority Class Debt or Senior Class Debt to be treated in the same manner as the other Second Priority Debt Parties or Senior Secured Parties, respectively, and (D) reflect such additional Class Debt in the definitions in Section 1.1 and the provisions herein regarding voting, consents, amendments and waivers.

8.9	Consent to Jurisdiction; Waivers

Each Grantor and each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)                submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Collateral Documents to which it is a party to the non-exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)               consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable Law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 8.10 or at such other address of which the parties hereto shall have been notified pursuant thereto;

(d)               agrees that nothing herein shall affect the right of any Representative or any Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower or any other Credit Party in any other jurisdiction; and

(e)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.9 any special, exemplary, punitive or consequential damages.

8.10	Notices

All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a)                if to the Borrower or any other Grantor, to the Borrower, at: [       ]; with copies (which shall not constitute notice) to: [         ];

(b)                if to the Initial Second Priority Representative to it at: [         ];

(c)                if to the Senior Representative for the Credit Agreement Secured Parties , to it at: [           ];

(d)                if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.8.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, faxed, electronically mailed or sent by courier service, U.S. mail or Canada Post and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a fax or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed) or Canada Post (registered, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

8.11	Further Assurances

Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Second Priority Representative, on behalf of itself, each Second Priority Debt Party under its Second Priority Debt Facility, and each of the Borrower and the other Grantors agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

8.12	Governing Law; Waiver of Jury Trial

(a)                THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.13	Binding on Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective permitted successors and assigns.

8.14	Section Headings

The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation of this Agreement or any other Senior Debt Document or Second Priority Debt Documents.

8.15	Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

8.16	Authorization

By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties under the Credit Agreement Loan Documents. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties under the Second Priority Debt Documents.

8.17	No Third Party Beneficiaries; Successors and Assigns

This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of the Senior Secured Parties and the Second Priority Debt Parties. Nothing in this Agreement shall impair, as between the Borrower, and the other Grantors and the Senior Representatives and the Senior Secured Parties, and as between the Borrower and the other Grantors and the Second Priority Representatives, the Second Priority Debt Parties, the obligations of the Borrower and the other Grantors, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the Senior Debt Documents and the Second Priority Debt Documents respectively.

8.18	Effectiveness

This Agreement shall become effective when executed and delivered by the Administrative Agent, the Initial Second Priority Representative, the Borrower and the other Grantors party hereto.

8.19	Administrative Agent and Representative

It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as Administrative Agent under the Credit Agreement and the provisions of Section 13 of the Credit Agreement applicable to the Administrative Agent thereunder shall also apply to the Administrative Agent hereunder and (b) [          ] is entering into this Agreement in its capacity as[          ] under the Initial Second Priority Debt Documents and the provisions of [          ] of such [credit agreement] applicable to [          ] thereunder shall also apply to it as Initial Second Priority Representative hereunder.

8.20	Relative Rights

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) except to the extent expressly set forth herein amend, waive or otherwise modify the provisions of the Credit Agreement, the Initial Additional Senior Debt Agreement or any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement, the Initial Additional Senior Debt Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties, or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

8.21	Survival of Agreement

All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other authorized representative as of the day and year first above written.

ROYAL BANK OF CANADA,
as the Senior Representative for the Credit
Agreement Secured Parties

Per:
Name:
Title:

WILMINGTON TRUST, N.A.,
as Senior Representative for the Initial Additional Senior Debt Parties

Per:
Name:
Title:

[ ],
as Initial Second Priority Representative

Per:
Name:
Title:

MAXAR TECHNOLOGIES INC.

Per:
Name:
Title:

[GRANTORS]

Per:
Name:
Title:

ANNEX I

SUPPLEMENT NO. [ ], dated as of [ ], to the SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among MAXAR TECHNOLOGIES INC., as borrower (the “Borrower”, which term shall include each Additional Borrower (as defined therein) from time to time), the other Persons from time to time party thereto as Grantors, ROYAL BANK OF CANADA, as Senior Representative for the Credit Agreement Secured Parties, Wilmington Trust, N.A., as Senior Representative for the Initial Additional Senior Debt Secured Parties, [            ], as Initial Second Priority Representative for the Initial Second Priority Debt Parties, and the additional Representatives from time to time a party thereto.

(A)       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement. Section 1.2 contained in the Second Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

(B)       The existing Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, Persons which have granted a Lien pursuant to any Collateral Document to secure any Secured Obligations are required to enter into the Second Lien Intercreditor Agreement. Section 8.7 of the Second Lien Intercreditor Agreement provides that such Persons may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative, the Designated Second Priority Representative and the New Grantor agree as follows:

1.       In accordance with Section 8.7 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

2.       The New Grantor represents and warrants to the Designated Senior Representative, the Designated Second Priority Representative and the other Secured Parties on the date hereof that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.       This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Designated Second Priority Representative.

Annex I-1

4.       Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

5.       THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.       Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.       All notices, requests and demands pursuant hereto shall be in writing and given as provided in Section 8.10 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

8.       Without limiting any other reimbursement obligation, the Borrower and the New Guarantors agree to reimburse the Designated Senior Representative and the Designated Second Priority Representative for their reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, costs, other charges and disbursements of counsel for the Designated Senior Representative and the Designated Second Priority Representative to the extent reimbursable under the Senior Debt Documents and the Second Priority Debt Documents, respectively.

Annex I-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative and the Designated Second Priority Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

Per:
Name:
Title:

Acknowledged by:

ROYAL BANK OF CANADA,
as Designated Senior Representative

Per:
Name:
Title:

[ ],
as Designated Second Priority Representative

Per:
Name:
Title:

Annex I-3

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ], dated as of [ ], to the SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among MAXAR TECHNOLOGIES INC., as borrower (the “Borrower”, which term shall include each Additional Borrower (as defined therein) from time to time), the other Persons from time to time party thereto as Grantors, ROYAL BANK OF CANADA, as Senior Representative for the Credit Agreement Secured Parties, [], as Initial Second Priority Representative for the Initial Second Priority Debt Parties, and the additional Representatives from time to time a party thereto.

(A)       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement. Section 1.2 contained in the Second Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

(B)       As a condition to the ability of the Borrower or any Grantor to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.8 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.8 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

1.       In accordance with Section 8.8 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

2.       The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

Annex II-1

3.       This Representative Supplement may be executed by one or more of the parties to this Representative Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.

4.       Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

5.       THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.       Any provision of this Representative Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.       All notices, requests and demands pursuant hereto shall be in writing and given as provided in Section 8.10 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

8.       Without limiting any other reimbursement obligations, the Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, costs other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF REPRESENTATIVE],
as [ ] for the holders of [ ]

Per:
Name:
Title:

Address for Notices:

Attention:
Telecopy:

ROYAL BANK OF CANADA, as Designated Senior Representative

Per:
Name:
Title:

Acknowledged by:

MAXAR TECHNOLOGIES INC.

Per:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

Per:
Name:
Title:

Annex II-3

Schedule I
to the Representative Supplement to the
Second Lien Intercreditor Agreement

Grantors

Annex II-4

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ], dated as of [ ], to the SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among MAXAR TECHNOLOGIES INC., as borrower (the “Borrower”, which term shall include each Additional Borrower (as defined therein) from time to time), the other Persons from time to time party thereto as Grantors, ROYAL BANK OF CANADA, as Senior Representative for the Credit Agreement Secured Parties, [                           ], as Initial Second Priority Representative for the Initial Second Priority Debt Parties, and the additional Representatives from time to time a party thereto.

(A)       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement. Section 1.2 contained in the Second Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

(B)       As a condition to the ability of the Borrower and any Grantor to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.8 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.8 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

1.       In accordance with Section 8.8 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Secured Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

2.       The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Secured Parties.

Annex III-1

3.       This Representative Supplement may be executed by one or more of the parties to this Representative Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.

4.       Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

5.       THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.       Any provision of this Representative Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.       All notices, requests and demands pursuant hereto shall be in writing and given as provided in Section 8.10 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

8.       Without limiting any other reimbursement obligations, the Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, costs other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

Annex III-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

Per:
Name:
Title:

Address for Notices:

Attention:
Telecopy:

ROYAL BANK OF CANADA, as Designated Senior Representative

Per:
Name:
Title:

Acknowledged by:

MAXAR TECHNOLOGIES INC.

Per:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

Per:
Name:
Title:

Annex III-3

Schedule I
to the Representative Supplement to the
Second Lien Intercreditor Agreement

Grantors

Annex III-4

SCHEDULE 1

POST-CLOSING DELIVERIES

1.	Within 60 days of the Issue Date (or such later date as the Notes Collateral Agent may agree), the Company shall deliver or cause to be delivered a control agreement with respect to deposit accounts of the Company and certain of the Subsidiary Guarantors maintained with Bank of America, N.A., in form substantially similar to that certain Third Amended and Restated Deposit Account Control Agreement dated as of September 22, 2020 (as amended prior to the date hereof) by and among the Company, the Subsidiary Guarantors party thereto, the Bank Collateral Agent, Wilmington Trust, National Association as 2023 Notes Collateral Agent, Wilmington Trust, National Association as 2027 Notes Collateral Agent and Bank of America, N.A.

2.	Within 60 days of the Issue Date (or such later date as the Notes Collateral Agent may agree), the Company shall deliver or cause to be delivered a control agreement with respect to deposit accounts of Maxar Intelligence Inc. maintained with Bank of America, N.A., in form substantially similar to that certain Second Amended and Restated Deposit Account Control Agreement dated as of September 22, 2020 (as amended prior to the date hereof) by and among the Company, DigitalGlobe, Inc., the Bank Collateral Agent (as defined in the Indenture), Wilmington Trust, National Association as 2023 Notes Collateral Agent, Wilmington Trust, National Association as 2027 Notes Collateral Agent and Bank of America, N.A.

3.	Within 60 days of the Issue Date (or such later date as the Notes Collateral Agent may agree), the Company shall deliver or cause to be delivered to the Notes Collateral Agent, in form and substance reasonably satisfactory to the Notes Collateral Agent, the insurance certificates and endorsements required by Section 4.16 naming the Notes Collateral Agent as additional insured or loss payee, as applicable.